As filed with the Securities and Exchange Commission on October 3, 2013

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Arista Power, Inc.
(Exact name of registrant as specified in its charter)

New York	16-1610794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1999 Mt. Read Boulevard Rochester, New York 14615 (585) 243-4040

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Schmitz Chief Executive Officer Arista Power, Inc. 1999 Mt. Read Boulevard Rochester, New York 14615 (585) 243-4040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Shares of common stock, par value $.002 per share	5,020,000	$0.41	(1)	$2,058,200	(1)	$265.10
Shares of common stock, par value $.002 par value, underlying warrants with $0.30 exercise price per share	3,060,000	$0.41	(1)	$1,254,600	(1)	$161.60
Totals	8,080,000			$3,312,800		$426.70

(1)
Determined solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s common stock as listed on the OTCQB on October 1, 2013.  Because the common stock may be offered from time to time by the selling shareholders described herein, the Registrant does not know the actual price or prices at which the common stock may be offered.

Pursuant to Rule 416 under the Securities Act, this Registration Statement also registers that number of additional shares of common stock that may become issuable pursuant to provisions of the warrants held by the selling shareholders as a result of stock splits, stock dividends and similar transactions.

The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on the date the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the Securities and Exchange Commission. The selling shareholders may not sell these securities nor may they accept offers to buy these securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

8,080,000 Shares

ARISTA POWER, INC.

Common Stock

This prospectus covers 8,080,000 shares of Arista Power, Inc. common stock, which the selling shareholders identified in this prospectus under “Selling Shareholders” may offer and sell from time to time.  The selling shareholders own 5,020,000 shares of our common stock and warrants to purchase an additional 3,060,000 shares of our common stock.  We are not offering any shares for sale and we will not receive any of the proceeds from the sale of these shares. The selling shareholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices.  We provide more information about how the selling shareholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 17.

Of the shares that may be offered for resale, 3,060,000 shares will be issued to the selling shareholders only if they exercise warrants for the purchase of shares of our common stock.  The warrants have an exercise price of $0.30 per share.  If the selling shareholders exercise their warrants, we would receive proceeds in the amount of the exercise price of the warrant being exercised or up to $918,000 if all warrants are exercised, subject to the selling shareholders electing to use a cashless exercise provision which would reduce or eliminate proceeds being received by us.  See “Selling Shareholders” on page 14.

Our common stock currently listed and traded on the OTCQB under the symbol “ASPW.”  The last reported sales price of our common stock on the OTCQB on August 28, 2013 was $0.50.

Investing in our common stock involves risks, which are described under “Risk Factors” beginning on page 3, as well as in supplements to this prospectus.  You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any different information.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY FOREIGN SECURITIES AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [________, 2013]

ABOUT THIS PROSPECTUS

Arista Power, Inc. has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this Prospectus or the documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this Prospectus does not mean that there have not been any changes in Arista Power, Inc.’s condition since the date of this Prospectus. If you are in a jurisdiction where it is unlawful to offer to purchase or exercise the securities offered by this Prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Prospectus does not extend to you. This Prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this Prospectus speak only as of their date, except where they specify that other dates apply. The information in this Prospectus may not be complete and may be changed. The selling shareholders may not sell any securities until the registration statement filed with the SEC is effective. This Prospectus is not an offer to purchase or exercise these securities and it is not soliciting an offer to purchase or exercise these securities in any state or other jurisdiction where the purchase or exercise is not permitted.

This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 3.

THE OFFERING

We have filed a registration statement with the Securities and Exchange Commission, of which this prospectus forms a part, with respect to the resale of shares of our common stock covered by this prospectus from time to time under Rule 415 of the Securities Act.  The 5,020,000 shares of common stock and the 3,060,000 shares of common stock underlying warrants offered for resale under this prospectus are being registered for resale by selling shareholders of Arista Power, Inc. who presently hold such shares or may acquire such shares in the future upon the exercise of warrants, or the transferees of such selling shareholders.  Such persons may resell from time to time all, a portion, or none of such shares.  In addition, the selling shareholders may sell, transfer or otherwise dispose of a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act.  See the “Plan of Distribution” and “Selling Shareholders” sections of the Prospectus for further details.

OUR BUSINESS

Arista Power, Inc. (referred to in this report as “Arista Power,” “we,” “us,” “our” or “Company”) is a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, and a supplier and designer of solar energy systems.  Our patent-pending Power on Demand system utilizes inputs from multiple energy sources including solar, wind, fuel cells, generators, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at times to reduce electricity costs for large energy users.  We also sell a Mobile Renewable Power Station that generates energy from solar photovoltaic, or PV, wind turbines, fuel cells, and/or generators that is stored in an integrated onboard energy storage device for military and other applications, and a stationary, scalable Renewable Power Station that can be drop-shipped to off-grid locations to be used as a ‘micro-grid.’  We also design, sell and install residential and commercial solar PV systems.

We were incorporated in New York on March 30, 2001, under the name Future Energy Solutions, Inc.  In November 2008, we changed our name to WindTamer Corporation, and, in May 2011, we changed our name to Arista Power, Inc.  The decision to change our name to Arista Power, Inc. reflected the fact that we broadened our suite of product offerings and developed a range of power management solutions that we can provide to our customers. Our corporate headquarters is located at 1999 Mt. Read Boulevard, Rochester, New York 14615, and our telephone number at those offices is (585) 243-4040.  Our website address is www.aristapower.com.  Our common stock is listed and traded on the OTCQB under the symbol “ASPW.”

Our Strategy

Our strategy is to develop, market, and sell energy efficient products that focus primarily on the management and distribution of energy, including, without limitation, renewable energy, and that provide attractive returns on investment for customers in the commercial, military, residential, and industrial space.  We intend to use our expertise in power distribution, power management, alternative and renewable energy, and energy storage to combine our proprietary patent-pending energy storage and management systems with solar PV systems, wind turbines, fuel cells, generators and/or the electric grid to become a market leader in the power distribution and renewable energy industries.  We believe that combining renewable energy with energy storage and management systems will enable us to offer customers a product with an attractive return on investment.  We believe that our products will be sold in the residential, commercial, government, military, industrial, and off-grid markets.

Our primary products are:

●
Our Power on Demand system.  Our Power on Demand system is a proprietary, patent-pending energy storage and management system that lowers a customer’s peak electricity demand, thereby reducing the customer’s electricity costs.  The system utilizes energy inputs from multiple sources integrated with a custom-designed energy storage device to reduce grid demand and provide power when a customer’s power loads are higher than at other times of the day.  The energy stored in the energy storage device can be generated from renewable sources such as solar and wind, and also from fuel cells, generators, and from the grid itself, depending on the available energy resources at a given site..

●
Our Mobile Renewable Power Station.  Our Mobile Renewable Power Station is customizable, and can consist of solar panels, wind turbines, fuel cells, generators, and/or inputs for shore power as well as multiple outputs with full monitoring capabilities of all energy components (solar, wind, and energy storage).  The energy-generating components of the system are mounted on a trailer and integrated with the onboard energy storage device.  The system is designed as a cost-effective alternative to diesel generators for remote locations and disaster recovery sites that are often off-grid or have limited access and/or connectivity to the electric grid.

●
Our Renewable Power Station.  Our Renewable Power Station is a stationary, scalable system that can be containerized and drop-shipped to the end-user and assembled on site at off-grid locations to be used as a “micro-grid”.  The system consists of solar PV, wind turbines, fuels cells and/or generators, and is integrated with energy storage, for off-grid applications such as water pumping stations, cellular towers, disaster recovery sites, community centers at remote villages, or communications towers or battery charging stations at military bases.

●	Solar PV systems. We resell and install solar PV panels either as a stand-alone system or integrated with our other products.

In addition, in January of 2012, we were awarded a $922,000 U.S. Army contract to be the prime contractor to complete Phase One activities for the development of a new intelligent micro-grid.  In October 2012, we were awarded a contract valued at $909,000 for Phase Two of this contract to continue development activities on the intelligent micro-grid.  We believe that the micro-grid that we are developing for the U.S. Army will become one of the products that we will sell to commercial, military, and governmental customers.

We have incurred significant losses in prior periods.  Our accumulated deficit at June 30, 2013 was $(25,789,000). We incurred a net loss in 2012 and 2011 of $3,490,000 and $4,006,000, respectively, and a net loss of $2,028,000 for the six months ended June 30, 2013.  Since inception, our operations have been financed through the sale of equity and debt instruments to investors, through loans, and with minimal revenue and cash flow generated from our operations. We believe that a successful transition to the increased sale of our products will improve our financial condition, cash flow and market profile.  We will require additional external financing to sustain our operations if we cannot achieve positive cash flow from our anticipated operations.  Until that increase of sales becomes a reality, which cannot be assured, subsequent sources of outside funding will be required to fund the Company’s working capital and operations at least until the second quarter of 2014. No assurances can be given that the Company will be successful in arranging further funding, if needed, to continue the execution of its business plan including the development and commercialization of new products, or if successful, on terms beneficial to stockholders. Failure to obtain such funding will require management to substantially curtail, if not cease operations on a temporary or permanent basis, which would result in a material adverse effect on the financial position and results of operations of the Company.

We expect to incur substantial additional costs, including, without limitation, costs related to continued product development, corporate overhead, sales and marketing, and accounting and legal expenses. We have utilized the proceeds raised from our private placements and debt instruments to, among other things, develop and commercialize our Power on Demand system, our Mobile Renewable Power Station, our intelligent micro-grid, as well as to sustain our operations.  Our future cash requirements will depend on many factors, including, without limitation, the volume, timing and payment terms of future orders and sales, continued progress in our product development and cost effectiveness programs, costs to continue to develop both domestic and international sales and distribution channels, and competing technological and market development. The timing of our ability to generate a positive cash flow is directly dependent on, among other things, the way we are able to manage these factors.

As of September 30, 2013, our cash position was approximately $550,000.   Our cash burn rate varies significantly from month to month depending on a number of factors, including, without limitation, the volume, timing and payment terms of orders and sales, the timing of certain overhead expenditures and our ability to negotiate favorable terms with our vendors.  While there is no way to guarantee such, we expect that our cash burn rate for fixed expenses will average approximately $175,000 per month over the next six months.

Our independent auditor’s report for each of the fiscal years ended December 31, 2012 and December 31, 2011 includes an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.  Success in our future operations is subject to a number of technical and business risks, including our continued ability to obtain future funding, satisfactory product development, and market acceptance for our products.  For greater detail regarding this going concern, the history of losses and accumulated deficit incurred by us and the general risks related to our cash position, please see the “General Risks” subsection of our “Risk Factor” section beginning on page 6 and the notes to our financial statements beginning on page F-6.

Our principal address is 1999 Mt. Read Boulevard, Rochester, New York 14615 and our telephone number is (585) 243-4040.

RISK FACTORS

An investment in our securities is subject to numerous risks, including the Risk Factors described below. Our business, operating results or financial condition could be materially adversely affected by any of the following risks.  The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also materially affect our business. The trading price of our common stock could decline due to any of these risks. The following factors should be considered carefully in evaluating whether to purchase shares of our common stock. These factors should be considered carefully in conjunction with any other information included or incorporated by reference herein, including in conjunction with forward-looking statements made herein. See “Where You Can Find More Information” on page 20.

RISK FACTORS CONCERNING INVESTMENT IN OUR COMPANY

There is currently a limited public market for our shares, and if an active market does not develop, investors may have difficulty selling their shares.
Our common stock is currently traded on the over the counter (OTC) market, and there is currently only a limited public trading market for our common stock.  We cannot predict the extent to which investor interest in the Company and our common stock will lead to the development or continuance of an active trading market or how liquid that trading market for our common stock might become. If an active trading market for our common stock does not develop or is not sustained, it may be difficult for investors to sell shares, particularly large quantities, of our common stock at a price that is attractive or at all.  As a result, an investment in our common stock may be illiquid and investors may not be able to liquidate their investment readily or at all when they desire to sell.

Our common stock is deemed to be a “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.
The Securities and Exchange Commission has adopted regulations that define a “penny stock,” generally, to be an equity security that has a market price of less than $5.00 per share.  The price of our common stock has been significantly less than $5.00 per share since it started publicly trading in November 2009, and is therefore considered a “penny stock.”  This designation requires any broker or dealer buying our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities given the increased risks generally inherent in penny stocks. These rules may restrict the ability of brokers or dealers to buy or sell our common stock, either directly or on behalf of their clients, may discourage potential shareholders from purchasing our common stock, or may adversely affect the ability of shareholders to sell their shares.

There is limited liquidity in our common stock, which may adversely affect your ability to sell your shares of common stock.
The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include, but are not limited to:

●	the announcement of new products or product enhancements by us or our competitors;

●	developments concerning intellectual property rights and regulatory approvals relating to us;

●	quarterly variations in our business and financial results or the business and financial results of our competitors;

●	the ability or inability of us to generate sales;
●	the ability or inability of us to raise capital, and the terms and conditions associated with any such raising of capital;

●	developments in our industry and target markets;

●
the number of market makers who are willing to continue to make a market in our stock and the market or exchange on which they decide to make a market in our stock, which may, among other things, result in our stock being traded on the “pink sheets”; and

●	general market conditions and other factors, including factors unrelated to our own operating performance.

In recent years, the stock market in general has experienced extreme price and volume fluctuations.  Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares. Price volatility may be accentuated if trading volume of our common stock is low.  The volatility in our stock may be combined with low trading volume.  Any or all of these above factors could adversely affect your ability to sell your shares or, if you are able to sell your shares, to sell your shares at a price that you determine to be fair or favorable.

We may issue a large amount of additional shares of common stock in the future, which could cause significant dilution to all shareholders.
We have a large amount of authorized but unissued common stock which our Board of Directors may issue without shareholder approval.  We will need additional capital to bring our operations to a sustainable level over the next twelve months or more, and may seek this capital in the form of equity financing.  We may also seek to raise additional equity capital in the future to fund business alliances, develop new prototypes, and grow our sales capabilities organically or otherwise.  In 2013, 2012 and 2011, we issued 5.0 million, 0.4 million and 4.6 million, respectively, shares of our common stock, primarily in connection with private placements of such stock to fund our business.

In addition to additional issuances of our common stock in private placements or public offerings, we may issue shares as part or all of the consideration in any merger, acquisition, joint venture or other strategic alliance that we enter.

Any issuance of additional shares of our common stock will dilute the percentage ownership interest of all shareholders and may dilute the book value per share of our common stock, and may negatively impact the market price of our common stock.

We have not in the past and we do not currently intend to pay cash dividends on our common stock.
We have never declared or paid cash dividends on our common stock. We currently intend on retaining any future earnings to fund our operations and growth and do not expect to pay cash dividends in the foreseeable future of the common stock.  Declaring and paying future dividends, if any, will be determined by our board of directors, based upon our earnings, financial condition, capital resources, capital requirements, charter restrictions, contractual restrictions, and such other factors as our board of directors deem relevant.

Our Restated Certificate of Incorporation contains provisions that could discourage a takeover that shareholders may consider favorable.
Our corporate documents contain provisions that might enable our management to resist a takeover.  These provisions might discourage, delay or prevent a change in control of the Company or a change in our management that might otherwise increase the value of your shares.

Our Restated Certificate of Incorporation provides for a classified Board of Directors, with each class of directors subject to re-election every three years. This classified board will have the effect of making it more difficult for third parties to insert their representatives onto our Board of Directors and gain control of the Company.

The Restated Certificate of Incorporation also provides that neither the Company’s Bylaws nor Certificate of Incorporation provisions addressing, among other provisions, the classified Board of Directors or removal of directors, may be amended, altered, or repealed by shareholders unless approved by an affirmative vote of in excess of 66 2/3% of the shares of Common Stock that are issued and outstanding at the time of any such proposed amendment, alteration, or attempt to repeal. As such, it may be difficult for shareholders to amend, alter or repeal the above-described provisions contained in the Restated Certificate of Incorporation.

Under our Restated Certificate of Incorporation, our Board of Directors also has the power, without shareholders’ approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock which could be issued as a defensive measure in response to a takeover, such as issuing preferred stock with greater voting rights than the common stock.  In doing so, our Board of Directors may determine, with respect to any series of preferred shares, the terms and rights of that series, including the designation of the series, the number of shares of the series, the dividend rights, conversion rights, voting rights, and the rights and terms of redemption and liquidation preferences, which could have preferences and priority over holders of our common stock with respect to these rights.

In addition, our Board of Directors may authorize the issuance of a substantial number of authorized but unissued shares of common stock, approximately 472.2 million common shares as of August 28, 2013, without action by our shareholders.  The issuance of this substantial number of additional common shares may be used as an anti-takeover device without further action on the part of the shareholders.  Such issuance may dilute the voting power of existing holders of common shares.

These provisions and our authorized but unissued shares could discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions, and could limit the price that investors might be willing to pay in the future for shares of our common stock, or discourage transactions that shareholders may consider favorable.

Due to the minimal number of people that we employ, a lack of segregation of duties in accounting could arise which could have an adverse effect on our financial reporting and ultimately on our business and our stock price.
We are required to design and maintain an adequate system of internal control over financial reporting and assess and report on such internal control structure annually. Additionally, we must also maintain adequate disclosure controls and procedures and include in our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K our assessment of the effectiveness of our disclosure controls and procedures.  We currently do not believe that we have a lack of segregation of duties.  However, due to the minimal number of people that we currently employ (12 full time employees), a lack of segregation of duties could arise, which could have a potentially adverse effect on our business. If we fail to maintain adequate internal controls and disclosure controls and procedures, including any failure to implement required new or improved controls, or we encounter difficulties in their implementation, our business and operating results could be harmed.  Current and potential shareholders could also lose confidence in our public reporting and we may be subject to liability and/or sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission, either of which could adversely affect our financial results and the market price of our common stock.

GENERAL RISKS

We have incurred significant losses in prior periods, and losses in the future could cause the trading price of our stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due and on our cash flows.
We have incurred significant losses in prior periods.  Our accumulated deficit at June 30, 2013 was $(25,789,000). We incurred a net loss in 2012 and 2011 of $3,490,000 and $4,006,000, respectively, and a net loss of $2,028,000 for the six months ended June 30, 2013.  If we are not able to attain profitability in the near future and long-term future, the trading price of our stock could decline and our financial condition could deteriorate as we could, among other things, deplete our cash, incur additional indebtedness and issue additional equity that could cause dilution, each of which could have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment.

We have a limited operating history, which may make it difficult for investors to predict future performance based on current operations.
We have limited operating history upon which investors may base an evaluation of our potential future performance. We have had minimal revenues to date. As a result, there can be no assurance that we will be able to develop consistent revenue sources, or that our operations will be profitable. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in early stage of development.

Any forecasts we make about our operations, including, without limitation, sales and plans for fundraising, may prove to be inaccurate.  For example, we significantly overestimated our financial performance for each of 2011 and 2012.  We estimated that we would book $17.5 million in orders for 2012, but only booked $3.0 million, and in 2011 estimated that we would book $15 million in orders, but only booked $2 million.  In addition, we planned to begin sales of our products in the first half of 2009 but did not meet that goal as we continued to refine the development of our production models.  We commenced our selling efforts in the late third quarter of 2009, but have only generated total revenue of $3,712,000 through June 30, 2013. We plan to continue our selling efforts, although there can be no assurance that we will be successful in expanding our sales. Additionally, we had planned on raising $20 million in a private placement in 2009, but we later determined to cease raising funds in that private placement after raising only $741,000.  We stopped raising funds after raising only $741,000 because we reassessed our cash needs and also determined that the appropriate focus of our executive management should be on product development rather than fundraising, and further concluded that it was not in the best interests of the Company to raise more than $741,000 at that time.

We must, among other things, determine appropriate risks, rewards, and level of investment in each project, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations and financial condition.  As a result, the value of your investment could be significantly reduced or completely lost.

We will need additional capital to sustain our operations and will likely need to seek further financing to accelerate our growth, which we may not be able to obtain on acceptable terms or at all. If we are unable to raise additional capital, as needed, the future growth of our business and operations would be severely limited.
A limiting factor on our growth, including our ability to enter our proposed markets, attract customers, and deliver our product in the targeted markets, is our limited capitalization compared to other companies in the industry.

We will need additional capital to bring our operations to a sustainable level over the next twelve months.  In 2013, we raised $1,255,000 in private placements of our equity.  In 2012, we raised $795,000 in private placements, and additionally, we established a line of credit with TMK-ENT, Inc., which provided us $1,250,000 in available line of credit funding, of which $1,018,500 is currently outstanding.  In 2011, we raised $3,185,000 in funding via private placements.  We believe that, in addition to the capital raised thus far in 2013, we will require significant additional capital to fund our operating cash needs and our anticipated growth.  In addition, if we are unable to generate the projected amount of revenue and profits from our operations, we will need to seek additional financing to fund our operating cash needs and our anticipated growth.

We may also seek additional financing to accelerate our growth.  If we raise additional funds through the issuance of equity or convertible debt securities, or a combination thereof, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution.  In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock.  If we raise additional capital by incurring debt, this will result in increased interest expense.

There can be no assurance that acceptable financing necessary to further implement our plan of operation can be obtained on suitable terms, if at all.  Our ability to develop our business could suffer if we are unable to raise additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues, develop our products, retain employees, attain profitable operations, or even may result in our business filing for bankruptcy protection or otherwise ending our operations which could result in a significant or complete loss of your investment.

Our independent auditors report for each of the fiscal years ended December 31, 2012 and December 31, 2011 includes an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.
Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements as of and for each of the years ended December 31, 2012 and December 31, 2011, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern.  Recurring losses from operations raise substantial doubt about our ability to continue as a going concern.  The presence of the going concern explanatory paragraph may have an adverse impact on the relationships we are developing and plan to develop with third parties as we continue the commercialization of our products and could make it challenging and difficult for us to raise additional financing, all of which could have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment.

Our future success depends on our key executives and our ability to attract and retain qualified personnel.
Our future success is largely dependent upon the principal members of our executive team, including William Schmitz, our Chief Executive Officer, Molly Hedges, our Chief Financial Officer, Mark Matthews, our President, and Adeeb Saba, our Vice President of Operations.  The Company does not have an employment agreement with any of these executives.  The unexpected loss of the services of any of these key persons might impede the achievement of our product development, and commercialization objectives and have a serious impact and adverse effect on our business, financial condition and results of operations, and an investment in our stock.

Recruiting and retaining qualified management, sales, marketing, engineering and other personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms or at all. We do not maintain “key person” life insurance on any of our employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business.  As a result, the value of your investment could be significantly reduced or completely lost.

If our products and technologies do not achieve market acceptance, we may not generate sufficient revenue to conduct our operations or become profitable.
We cannot assure you that a sufficient number of customers will purchase our products, or that we can sell them for amounts that are in excess of our cost to manufacture, market, and install such products.  All of our products, except for solar PV which we resell, are relatively new and do not have a proven track record of being purchased in the commercial marketplace from us or other companies.  The failure of our Power on Demand system, our Mobile Renewable Power Station, our Renewable Power Station, or other products we have developed, or may otherwise sell or develop, to be accepted in the commercial marketplace would have a material adverse effect on our business.  Our technology and products may not compete well against other competing technologies, including, without limitation, fossil-fueled generators, on the basis of performance and cost or to achieve market acceptance.  This failure to effectively compete could also have a material adverse effect on our financial condition and business.  As a result, the value of your investment could be significantly reduced or completely lost.

We have very limited experience selling many of our primary products and there can be no assurance that a market exists for those products other than solar PV systems or that, if a market does exist, that we will be successful in selling into such market.
Although we believe that there is a substantial market for our Mobile Renewable Power station, our Power on Demand system, our Renewable Power Station, and reselling solar PV systems, we have limited experience is selling such products and, to date, have had limited success in selling such products and therefore there can be no assurances that (1) a market exists for any or all of those products other than solar PV systems, or (2) if a market does exist for any or all of those products other than solar PV systems, that we will be successful in selling into such market or markets.

The existence and potential size of the market for our Power on Demand system is particularly difficult to determine and verify because we do not believe that our Power on Demand system competes directly against any existing product actively and successfully sold in the marketplace, which would have assisted us in determining the size and viability of market for our Power on Demand system.  It is possible that a market for the Power on Demand system does not exist, or does not sufficiently exist to enable us to be successful.

Therefore, because of these uncertainties, we may not be successful in generating revenue in the markets that we expect to do so in 2013 and beyond, and such failure would adversely affect our financial condition or business.  As a result, the value of your investment could be significantly reduced or completely lost.

We have little experience installing our Power on Demand system, and we may encounter delays related to connecting such systems to the electric grid.
Our business plan anticipates that we will sell and install a significant number of Power on Demand systems in 2013 and beyond.  To date, however, we have only sold five Power on Demand systems.  We have been advised, and have encountered in our first two installations, that significant delays may occur in obtaining approval from the applicable electricity provider of the customer to connect a Power on Demand system to the electric grid.  Without such approval, it may not be possible to fully install the Power on Demand system, to collect related payments from the customer and to recognize related revenue for such sale.  These significant delays may also negatively affect our ability to sell the Power on Demand system, and such failure and the related negative effects described above could adversely affect our financial condition or business.  As a result, the value of your investment could be significantly reduced or completely lost.

Because we have not sold large quantities of any of our products other than solar PV systems, we cannot determine the cost to purchase larger quantities of components to our products and to assemble and install our products and therefore we cannot be sure whether we can profitably sell our products.
Our business strategy assumes that our cost to purchase the components and to assemble and install our products will substantially decrease if such product components are purchased, assembled and installed in large quantities, which is typically the case, but there can be no assurances that such cost savings will be realized at all or in the amounts that we assume.  We have not sold significant quantities of any of our products other than solar PV systems.  Many, if not all, of our sales other than solar PV systems have resulted in negative gross margin as we often sold these products for below cost because, among other reasons, we believe that the cost to purchase and assemble and install one or a small amount of a product is generally much higher per unit than purchasing larger quantities of components to our products and assembling and installing larger quantities of our products.  Because we have sold and installed a small number of our systems, however, we have no operating history to confirm that the cost to purchase the components and to assemble and install these products is lower if they are purchased, assembled and installed in large quantities.  Accordingly, we cannot confirm that the cost to purchase the components and to assemble and install these products is lower if they are purchased, assembled and installed in large quantities.

If we are unable to substantially decrease the cost to purchase components and to assemble and install our products, it will likely be very difficult to profitably sell our products unless we raise prices which may, in turn, make our products more difficult to sell.  Therefore, because of these uncertainties in our ability to substantially decrease the cost to procure components and to assemble and install our products, we may not be successful in generating revenue and profits in the markets that we have targeted, and such failure would adversely affect our financial condition or business.  As a result, the value of your investment could be significantly reduced or completely lost.

We plan to sell our products to the U.S. federal government and U.S. military, which may result in delays in the receipt of orders due to the nature of those customers.
Our business strategy includes doing a significant amount of business and selling a significant amount of our products to the U.S. federal government, particularly the U.S. military, in 2013 and beyond.  When doing business with the U.S. military, unexpected delays, which can be substantial and repeated, can occur prior to receipt of the sales order or other applicable contract.  Those delays can occur for many reasons and include, for example, when funding is not appropriated by Congress for projects that the military expects to commence.  Such delays were experienced in 2010 and 2011, and could occur again in 2013 and beyond.  On-going political disagreement over the scope and manner in which to reduce the Federal budget deficit, which has resulted in such disruptive developments as the “sequester”, which occurred on March 1, 2013, also add additional risks and uncertainties to the timing and availability of funds to finance the government agency contract that we are expecting and/or seeking. Delays in receiving orders from the U.S. government and the U.S. military may negatively affect our ability to generate revenue and profits, and such failure would adversely affect our financial condition or business.  As a result, the value of your investment could be significantly reduced or completely lost.

Many of our products and services experience long and variable sales cycles, which could have a negative impact on our results of operations for any given quarter or year and on our ability to anticipate and plan for our future revenues.
Purchases of our products and services are often significant financial investments for our customers and are often used by our customers to address complex energy needs. Customers generally consider a wide range of issues and alternatives before making a decision to purchase our products and services. Before customers commit to purchase our products, they often require a significant technical/engineering review, assessment of competitive products and approval at a number of management levels within their organization. Our sales cycle may vary based on the industry in which the potential customer operates. The length and variability of the sales cycle makes it difficult to predict whether and when particular sales commitments will be received in any given quarter. During the time our customers are evaluating our products and services, we may incur substantial sales, marketing and development expenses to customize our products to the customers’ needs. We may also expend significant management efforts, hire employees, purchase or lease equipment, order long-lead-time components or purchase significant amounts of inventory prior to receiving an order. Even after this evaluation process in which we may incur significant expenses, a potential customer may not purchase our products. These long sales cycles may cause us to incur significant expenses without receiving revenue to offset those expenses.  As a result, the value of your investment could be significantly reduced or completely lost.

We may not be able to effectively manage our growth or improve our operational, financial and management information systems, which would impair our results of operations.
If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, finances, management and other resources.  Our ability to manage our growth will require us to improve our operational, financial and management information systems, and to motivate and effectively manage our employees.  We cannot provide assurance that our systems, procedures and controls or financial resources will be adequate, or that our management will keep pace with this growth.  We cannot provide assurance that our management will be able to manage this growth effectively, which could have a material adverse effect on our financial condition or business.  As a result, the value of your investment could be significantly reduced or completely lost.

We face competition from numerous sources, many of which are better capitalized and have a longer operating history than us, which may make it more difficult to introduce our products into our target markets.
The power generation markets, renewable energy markets, power management markets and energy storage markets in which we compete are rapidly evolving and intensely competitive.  We face formidable competition from traditional and well-capitalized fossil-fueled generator manufacturers and distributors, as well as from other providers of renewable energy products, power management products and energy storage products.  Many of these competitors have longer operating histories, large customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have.  They may be able to operate with a lower cost structure, and may be able to adopt aggressive pricing policies that make it difficult for us to penetrate our target markets.  Competitors in the traditionally powered generator markets, including fossil-fueled generators, and renewable energy markets also may be able to devote far greater resources to technology development and marketing than we can.

Because the renewable energy industry may be deemed attractive to many companies to enter, some of which may not currently be doing business in the renewable energy industry, we could face significant additional competition whether or not we successfully execute some or all of our business plan.  These competitors could, among other things, have significantly more revenues, cash flow and profits than us, be significantly better financed, have a significantly better and longer operating history than us, have significantly better relationships with potential customers and strategic parties, and have significantly better access to government funding and incentives.

Competition in the solar PV market is intense.  We are a reseller of solar PV, and therefore largely compete on price and service as our product offerings in solar PV market are not unique.  We do not have the financial resources, expertise, customer base, or industry reputation of many of our competitors in the solar PV market, and therefore may not be able to effectively compete in the solar PV market.

Any or all of these factors that we face may have a material adverse effect on our ability to compete and to generate revenues, which would have a material adverse effect on our financial condition.  As a result, the value of your investment could be significantly reduced or completely lost.

If we are unable to adopt or incorporate technological advances into our products, our proposed business could become uncompetitive or obsolete and we may not be able to effectively compete with competitors’ products.
We expect that technological advances in the processes and procedures for storing energy and managing power will continue to occur.  As a result, there are risks that products that compete with our products could be improved or developed.  We believe that processes for storing and managing renewable energy and for reducing peak rate demand charges for large electricity users are continually under development by third parties, including competitors and potential competitors. If we are unable to adopt or incorporate technological advances, our energy management and storage systems could be less efficient or cost-effective than methods developed by our competitors, which could cause our business to become uncompetitive, which would have a material adverse effect on our financial condition.  As a result, the value of your investment could be significantly reduced or completely lost.

If we fail to protect our intellectual property, our business could be adversely affected.
Our viability will depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our product from our competitors’ products and services. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures, trade secrets and patent laws.

We have two patents pending in the United States and one patent pending in Europe for the technology on which our Power on Demand system and Mobile Renewable Power Station is based.   No assurance can be given that any of these patents will be issued and, if issued, will afford meaningful protection against a competitor or that any patent application will be issued.  Patent applications filed in foreign countries are subject to laws, rules, regulations and procedures that differ from those of the United States, and thus there can be no assurance that foreign patent applications related to United States patents will issue.  Even if these foreign patent applications issue, some foreign countries provide significantly less patent protection than the United States.  The status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain.  Accordingly, there can be no assurance that any patents that may be issued to us in the future will afford protection against competitors with similar technology.  No assurance can be given that patents issued to us will not be infringed upon or designed around by others or that others will not obtain patents that we would need to license or design around.  In addition, filing and maintaining patent rights domestically and abroad is expensive, and we may not have sufficient financial resources to file or maintain certain of our patent rights.

We also rely on proprietary information, trade secrets and know-how to develop, maintain, and strengthen our competitive positions. While we take steps to protect our proprietary rights to the extent possible, there can be no assurance that third parties will not know, discover or develop independently equivalent proprietary information or techniques, that they will not gain access to our trade secrets or disclose our trade secrets to the public. Therefore, we cannot guarantee that we can maintain and protect unpatented proprietary information and trade secrets.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Unauthorized use of our proprietary technology could harm our business.  Litigation to protect our intellectual property rights can be costly and time-consuming to prosecute, and there can be no assurance that we will have the financial or other resources to enforce our rights or be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

Although we believe that our technology does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur which could have a material adverse effect on our business.
Our business will be heavily reliant upon patented and patentable technology for our Power on Demand system and related intellectual property.  We are not aware of any infringement by us on any other company’s intellectual property rights.  In the event that products we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products or obtain a license for the manufacture and/or sale of such products. In such event, there can be no assurance that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business.  Moreover, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action.  In addition, if our products or proposed products are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, we could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business and our financial condition.  As a result, the value of your investment could be significantly reduced or completely lost.

The expiration, cancellation or reduction of federal tax benefits and state benefits for renewable energy generation would adversely affect our development.
The financial incentives that are available to purchasers of our solar PV systems and other renewable energy products and systems are crucial in our development and growth and are an important factor in the decision-making process of our customers and our potential customers in terms of whether they will purchase our products.  A number of states have reduced their incentive levels on a per-project basis in order to cut costs while assisting the same (or larger) amount of consumers, while other states have increased their incentive programs with funds from the American Recovery and Reinvestment Act passed in February 2009.  There is a Federal Investment Tax Credit of 30% for the purchase and installation of qualifying solar PV systems.  This credit is currently scheduled to expire on December 31, 2016. These credits can help make solar PV systems more attractive as an alternative to other power generation products.

Since we have only recently begun to market and sell our products and have a limited operating history, we cannot be sure the extent that these incentives will help our products compete with other power generation products. As a result, there can be no assurance on the degree that they will be helpful.  Additionally, if these incentives or similar incentives in one or more states or the federal government are repealed, reduced or not renewed, demand for our products and future development efforts would be adversely affected.  Furthermore, the recent economic crisis, growing public concern over the high levels of government deficits or shift in the balance of political power could make the repeal, reduction, or non-renewal of these incentives by certain states or the federal government more likely.  If federal or state incentives applicable to renewable energy products are cancelled, reduced, or expire, our business and revenue may be materially adversely affected.  As a result, the value of your investment could be significantly reduced or completely lost.

Deteriorative changes in the renewable energy industry market would adversely affect our development.
Several factors have benefited the renewable energy markets, including the solar and power management markets.  These factors include, policy support from the state and federal legislatures, rising and volatile prices of conventional electricity, an increase of peak demand pricing on many commercial customers, consumer education, and an increased public concern for environmental issues which favor continued development and the desire of energy independence in part as a result of national security issues.  There can be no assurance that any or all of these conditions will continue to exist throughout our development and continued operation.  As a result, it is possible that these conditions could deteriorate or worsen in a manner that would adversely affect demand for our products and future development efforts, which would adversely affect our financial condition and business.  As a result, the value of your investment could be significantly reduced or completely lost.

We rely on independent manufacturers and suppliers to manufacture some or all of our products, which could delay our progress and later cause delay and damage customer relationships.
We use third-party manufacturers and suppliers to supply components to our products, which we then assemble and install.  We currently have no large scale manufacturing capabilities, and do not intend to manufacture our products in the future.  If we are unable to maintain satisfactory arrangements for the manufacture the components of our products by third parties, our business could be adversely affected.  Furthermore, once we enter into such relationships, we may not have long-term written agreements with any third-party manufacturers or suppliers. At this time we have no such long-term written agreements.  As a result, any of these manufacturers or suppliers could unilaterally terminate their relationships with us at any time, which could adversely affect our ability to produce our products.  Establishing relationships with new manufacturers would require a significant amount of time and would cause us to incur delays and additional expenses, which would also adversely affect our business and results of operations.

In order to preserve our cash and financial resources, we have attempted to negotiate improved payment terms and price reductions with many of our suppliers.  However, certain of our suppliers have not agreed to our proposed revised terms, which may result in such suppliers no longer doing business with us, which may adversely affect our ability to produce our products in a timely basis, on a cost-effective basis or at all.

In addition, a manufacturer’s failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements for customers for those items. This, in turn, may cause customers to cancel orders, refuse to accept deliveries or demand reduced prices, and could result in a negative customer satisfaction that could negatively impact our future sales. This could adversely affect our business and results of operations.  As a result, the value of your investment could be significantly reduced or completely lost.

Price increases in some of the key components in our products and systems, including without limitation inverters and batteries, could materially and adversely affect our operating results and cash flows.
The prices of some of the key components of our products and systems, including without limitation inverters and batteries, are subject to fluctuation due to market forces beyond our control. If we incur price increases from our suppliers for key components in our products and systems or from our contractors, we may not be able to pass all of those price increases on to our customers in the form of higher sales prices, which would adversely affect our operating results and cash flows.  Such price increases could occur from time to time due to, among other reasons, spot shortages of commodities or labor, longer-term shortages due to market forces beyond our control or exchange rate fluctuations. An increase in our operating costs due to price increases from these components causing a reduction in our margins could materially and adversely affect our consolidated results of operations and cash flows.

We are subject to certain safety risks, including the risk of fire, inherent in the use of batteries.
Due to the high energy inherent in batteries that are included in our Power on Demand systems, our Mobile Renewable Power Station and our Renewable Power Station, our batteries can pose certain safety risks, including the risk of fire.  We incorporate procedures that are intended to minimize safety risks, but we cannot assure that accidents will not occur.  Although we currently carry insurance policies which cover loss of the plant and machinery, leasehold improvements, inventory and business interruption, any accident, whether at our facilities or from the use of the products by us or others, may result in significant production delays or claims for damages resulting from injuries.  In addition, any such accident could materially adversely affect our ability to sell our products due to, among other things, damage to our reputation and the reputation of our products, particularly since we are a company with limited sales history.  While we maintain what we believe to be sufficient casualty liability coverage to protect against such occurrences, these types of accidents or losses could have a material adverse effect on our business, financial condition and results of operation.   As a result, the value of your investment could be significantly reduced or completely lost.

We provide a warranty for our products, which may result in us providing significant customer support, maintenance and repairs at significant cost to us without corresponding revenue, which could have a materially negative impact on our financial condition and results of operations.
We offer a standard warranty for our products and the components of certain of our products, and offer certain customers an extended warranty for an additional fee. We maintain a provision for warranty claims, which is evaluated on a quarterly basis.  The factors that affect our warranty reserve are the projected cost of repair and/or product replacement, component life cycles, and limited historical data.  The can be no assurance that future warranty claims will be consistent with our past history and in the event that we experience a significant increase in warranty claims, there can be no assurance that our reserves would be sufficient.  Because our Power on Demand systems, our Mobile Renewable Power Station and our Renewable Power Station products all have a limited or no history of operating at customer facilities or otherwise, the ability to accurately project the cost of repair and/or product replacement of these products, and therefore makes estimating the cost of warranties difficult.

If some or all of our products require repairs or maintenance, we may be required to spend significant time, money, and other resources repairing or maintaining our products at significant cost to us without generating any additional revenue for us.   In the future, we plan to offer service contracts to certain customers, which would include a service and/or maintenance fee payable to us. However, there can be no assurance that the revenue generated by these service contracts will be sufficient to cover the costs expended by us as required by such contracts.  Servicing our maintenance and warranty obligations could result in significant funds and resources being expended by us, which could have a materially negative effect on our financial condition, results of operations and your investment.  As a result, the value of your investment could be significantly reduced or completely lost.

Utility companies or governmental entities could place barriers to our entry into the marketplace that could adversely affect our business.
Utility companies or governmental entities could place barriers on the installation of our products or the interconnection of our Power on Demand systems with the electric grid.  Further, they could charge additional fees to our customers for installing such systems.  These types of restrictions, fees or charges could impair our ability to sell our systems, or the ability of our customers to effectively use our systems, or they could increase the costs of operating our systems.  This could make our systems less desirable to potential customers, which could materially and adversely affect our business, financial condition and operating result.

We may not be able to effectively sell our Power on Demand systems in certain key markets, including the New York City area and Southern California, which would adversely affect our business prospects and financial condition and operating results.
Our business plan calls for selling a significant amount of Power on Demand systems in domestic locations where peak demand electricity rates are high.  We believe that the New York City area and Southern California contain some of the highest peak demand electricity rates in the United States, and also have many commercial buildings that could be interested in purchasing our Power on Demand system.  Therefore, we have identified the New York City area and Southern California as important markets to sell our Power on Demand system.  We have spent significant time and financial resources marketing our Power on Demand system in the New York City area since the first quarter of 2012 and have sold only one Power on Demand system in such market.  We have not yet significantly marketed our Power on Demand system in the Southern California market and we have not sold any Power on Demand systems in Southern California.  If we remain unsuccessful in selling significant volumes of our Power on Demand system in the New York City area and Southern California markets, our financial condition and operating results will be adversely affected and you could lose a significant portion or all of your investment in our Company.

The price of peak power demand charges may decrease, which would adversely affect our ability to sell our Power on Demand system, which would adversely affect our business prospects and financial condition and operating results.
Our business plan calls for selling a significant amount of Power on Demand systems in domestic locations where peak demand electricity rates are high, including without limitation the New York City area market and the Southern California market.  One of the primary benefits to a customer who purchases our Power on Demand system is a reduction in their peak demand electricity charges.  Peak demand electricity rates are set by the local utility company that a customer is connected.  All other variables being equal, the higher the peak demand electricity rate charged by the utility company the larger the savings generated by our Power on Demand system.  Lower peak demand electricity rates generally mean less savings generated by our Power on Demand system.  If peak demand electricity rates are lowered by utility companies, or otherwise, then potential customers will likely find our Power on Demand systems less attractive because of the lower savings that would be generated by them.  Accordingly, fewer customers would likely purchase our Power on Demand systems.  If peak demand electricity rates decreased in markets that we believe will be our key markets, including without limitation the New York City market and the Southern California market, the adverse impact on our potential customer base would affect us more significantly, which would adversely affect our business prospects and financial condition and operating results.

CAUTIONARY STATEMENT
CONCERNING FORWARD-LOOKING INFORMATION

In addition to the other information contained in this report, investors should carefully consider the risk factors disclosed in this report in evaluating an investment in our common stock. All statements contained in this report, other than statements of historical facts, that address future activities, events or developments are “forward-looking statements.”

These forward-looking statements include, but are not limited to, statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions.  We have based these forward-looking statements on certain assumptions and analyses made by us in light of our experience and on our assessment of historical trends, current conditions, expectations, and projections about expected future developments and events, as well as on other factors we believe are appropriate under the circumstances and other information currently available to us.  These forward-looking statements are subject to risks, uncertainties and assumptions, including those described under the heading “Risk Factors,” that may affect the operations, performance, development and results of our business.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof.

Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this report.   Forward-looking statements and reasons why results may differ included in this report are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.  All of the forward-looking statements made in this report are qualified by these cautionary statements.

USE OF PROCEEDS

All of the shares sold in this offering will be sold by certain holders of our common stock or of warrants to purchase shares of our common stock.  Except for the potential payment of the exercise price of the warrants, we will not receive any proceeds from the sale of the shares offered in this prospectus.

The selling shareholders currently hold warrants to purchase a total of 3,060,000 shares of our common stock at an exercise price equal to $0.30 per share. In the event the selling shareholders exercise all of these warrants, we would receive proceeds of $918,000, subject to the selling shareholders electing to use a cashless exercise provision which would reduce or eliminate proceeds being received by us.  We may not receive any significant proceeds from exercise of the warrants in the near future or at all.  We intend to use any proceeds we receive from the exercise of warrants for working capital and general corporate purposes.

SELLING SHAREHOLDERS

Selling Shareholders Table

We have filed a registration statement with the Securities and Exchange Commission, of which this prospectus forms a part, with respect to the resale of shares of our common stock covered by this prospectus from time to time under Rule 415 of the Securities Act.  The shares offered for resale under this prospectus are being registered for resale by selling shareholders of Arista Power, Inc. who presently hold such shares or may acquire such shares in the future upon the exercise of warrants, or the transferees of such selling shareholders.  Such persons may resell from time to time all, a portion, or none of such shares.  In addition, the selling shareholders may sell, transfer or otherwise dispose of a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act.  See “Plan of Distribution” on page 17.

On July 31, 2013 and August 8, 2013, we sold, pursuant to a Securities Purchase Agreement (the “SPA”), an aggregate of 4,420,000 shares of common stock and five-year warrants, which vested in full upon issuance, to purchase a total of 2,210,000 additional shares of Common Stock at a purchase price of $0.30 per share to 14 institutional and private investors (each such person or entity, an “Investor”).  Arista Power received a total of $1,105,000 in gross proceeds from the sales.  All of the shares of Common Stock and most of the shares of Common Stock underlying warrants to purchase stock that are being registered were sold pursuant to the SPA and the Warrant.  The SPA and a Form of Warrant, each dated as of July 31, 2013 and August 8, 2013, as applicable, are referenced below as exhibit 10.1 and exhibit 10.2 respectively.  The Warrant and the SPA have customary anti-dilution protections and registration rights including a “full ratchet” anti-dilution adjustment provision, pursuant to which, in the event that the Company sells or issues shares of common stock or common stock equivalents at a price (the “Base Price”) lower than the per share purchase price of the Investor Shares under the Securities Purchase Agreement ($0.25 per share), the Company will be required to issue to each Investor, for no additional consideration, a certain number of shares of common stock (the “Additional Shares”), such that the purchase price paid by such Investor under the SPA for the number of Investor Shares then held, when divided by the aggregate number of Investor Shares then held and Additional Shares issued to such Investor, will equal the Base Price.  Regarding the Warrants, should the Company, at any time while the Warrants are outstanding, sell or grant any option to purchase or sell or grant any right to re-price, or otherwise dispose of or issue any common stock or common stock equivalents entitling any party to acquire shares of the Company’s common stock at a per share price less than the than the existing exercise price of the Warrants, the exercise price of the Warrants shall be reduced to equal that of the lower price. In addition, the SPA provides that for the 18 months following July 31, 2013 and August 8, 2013, as applicable, each Investor has the right to invest the amount invested by such Investor in the above-referenced transaction in another investment in Arista Power on substantially similar terms.

The following list (or footnotes) provides:

•	the names of the selling shareholders;

•	the affiliation or material relationship we have, if any, with each selling shareholder;

•	the amount of shares of common stock beneficially owned by each selling shareholder before this offering to the best of our knowledge;

•	the number of outstanding shares of common stock being offered for each selling shareholder’s account;

•	the number of outstanding shares of common stock underlying warrants being offered for each selling shareholder’s account; and

•	the exercise price and expiration date of warrants held by each selling shareholder.

Beneficial ownership includes shares owned and shares that the shareholder has the right to acquire within 60 days. Except as may be noted in a footnote below, all of the shares listed as underlying warrants are immediately acquirable and thus are beneficially owned by the selling shareholder holding the respective warrants. However, we have no control over when, if ever, a selling shareholder may exercise the option to exercise warrants held by such selling shareholder.  The number of shares of common stock that may be actually sold by each selling shareholder will be determined by such selling shareholder. Because certain selling shareholder may purchase all, some or none of the shares of common stock which can be purchased under their respective warrants and each selling shareholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of the shares is based on the basis that each selling shareholder will sell all of the shares of common stock owned by that selling shareholder and covered by this prospectus.

Name of Selling Shareholder	Shares Beneficially Owned Before Offering (1)		Shares Currently Outstanding and Being Registered in Offering	Warrant Shares Being Registered in Offering		Total Shares Being Registered in Offering (3)	Shares Beneficially Owned After Offering	Percentage of Class Owned After Offering (2)
Globis Capital Partners L.P. (4)(5)	1,050,000		700,000	350,000		1,050,000	0	0
Globis Overseas Fund, L.T.D. (4)(5)	450,000		300,000	150,000		450,000	0
Globis Asia, LLC (4)(5)	300,000		200,000	100,000		300,000	0	0
Mayer and Doris Laufer (5)	900,000		600,000	300,000		900,000	0	0
Neil Neuman (5)	900,000		600,000	300,000		900,000	0	0
Mark Neuman (5)	900,000		600,000	300,000		900,000	0	0
Steven Vegh (5)	600,000		400,000	200,000		600,000	0	0
Scott Silberberg (5)	600,000		400,000	200,000		600,000	0	0
Richard Stadtmauer (5)	600,000		400,000	200,000		600,000	0	0
Adam Sokol (5)	300,000		200,000	100,000		300,000	0	0
Hewlett Fund (5)(6)	300,000		200,000	100,000		300,000	0	0
Margaret Fagenson (5)	300,000		200,000	100,000		300,000	0	0
David Kreinberg (5)	180,000		120,000	60,000		180,000	0	0
Edward Hughes, Jr. (5)	652,000	(7)	100,000	50,000	(8)	150,000	502,000	2.75
Baylow Advisors, LLC (9)	350,000	(10)	0	350,000		350,000	0	0
Charles LaLoggia (11)	447,842	(12)	0	200,000		200,000	247,842	1.38
_____________

(1)	Figures include the shares of common stock and shares underlying warrants being registered in the registration statement of which this prospectus forms a part.

(2)	Percentage is based on 17,993,694 shares of common stock outstanding as of August 28, 2013 plus the number of shares underlying warrants held by the individual selling shareholder.

(3)
The number of shares that may be resold by the selling shareholder assumes the sale of all shares of common stock and shares underlying warrants.  The registration statement of which this Prospectus forms a part includes additional shares pursuant to Rule 416 which may be required to be issued pursuant to the anti-dilution provisions of the warrants for stock splits, stock dividends and similar corporate transactions.

(4)
Globis Capital Partners L.P., Globis Overseas Fund, L.T.D. and Globis Asia, LLC are controlled by Paul Packer, who has the power and control to vote and sell the securities, and collectively beneficially own 9.7% of the shares of common stock outstanding.

(5)
The selling shareholder purchased securities in the Company’s private placement offering on July 31, 2013 (Globis Capital Partners L.P., Globis Overseas Fund, L.T.D. Globis Asia, LLC, Mayer and Doris Laufer, Neil Neuman, Mark Neuman, Steven Vegh, Scott Silberberg, Adam Sokol, Hewlett Fund, David Kreinberg and Edward Hughes, Jr.) or August 8, 2013 (Richard Stadtmauer and Margaret Fagenson), as applicable.  In the placement, the Company raised gross proceeds of $1,255,000 and sold 5,020,000 shares of common stock and warrants to purchase 2,510,000 shares of common stock.  The warrants are exercisable at $0.30 per share, and the number of shares issuable upon exercise is subject to adjustment under certain events are exercisable for a period of five years from issuance, i.e., until July 31, 2018 or August 8, 2018.   The warrants contain a cashless exercise provision, which would reduce or eliminate proceeds being received by us if such provision is exercised by the selling shareholder.

(6)	The selling shareholder is controlled by Martin Chopp who has the power and control to vote and sell the securities.

(7)
Consists of 368,500 shares of common stock, 281,000 shares of common stock underlying warrants to purchase such common stock and 2,500 shares of common stock held by the selling shareholder’s wife.  223,125 of such warrants have an exercise price of $1.20 per share and an expiration date of April 26, 2020; 1,750 of such warrants have an exercise price of $10.00 per share and an expiration date of December 20, 2020; 2,625 of such warrants have an exercise price of $10.00 per share and an expiration date of December 27, 2020; 875 of such warrants have an exercise price of $10.00 per share and an expiration date of March 15, 2021; 2,625 of such warrants have an exercise price of $10.00 per share and an expiration date of May 11, 2021; and 50,000 of such warrants have an exercise price of $0.30 per share and an expiration date of July 31, 2018 and are further described in footnote 5 above.

(8)	Such warrants have an exercise price of $0.30 per share and an expiration date of July 31, 2018 and are further described in footnote 5 above.

(9)
The selling shareholder acts as a consultant and provides consulting services to the Company that shall include, without limitation, legal advisory services and the selling of Arista Power’s products in the New York City market, including, without limitation, introductions directly or indirectly to commercial building owners and management companies for commercial buildings.  The selling shareholder is controlled by Robert Wilon who has the power and control to vote and sell the securities.

(10)
The warrants were issued on July 31, 2013, are exercisable at $0.30 per share, and the number of shares issuable upon exercise is subject to adjustment under certain events are exercisable for a period of five years from issuance, i.e., until July 31, 2018.   The warrants contain a cashless exercise provision, which would reduce or eliminate proceeds being received by us if such provision is exercised by the selling shareholder.

(11)
The selling shareholder acts as a consultant to the Company.  Such consulting services shall include, without limitation, assistance with the Company’s the investor relations and public relations including, without limitation, the drafting of press releases and assistance with the drafting of investor presentations.

(12)
Consists of 227,842 shares of common stock and 200,000 shares of common stock underlying warrants to purchase such common stock.  The warrants were issued on July 31, 2013, are exercisable at $0.30 per share, and the number of shares issuable upon exercise is subject to adjustment under certain events are exercisable for a period of five years from issuance, i.e., until July 31, 2018.   The warrants contain a cashless exercise provision, which would reduce or eliminate proceeds being received by us if such provision is exercised by the selling shareholder.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder.  The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder.  If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders.

DESCRIPTION OF SECURITIES

Common Stock

As of August 28, 2013, we had 17,993,694 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of shareholders is able to elect the entire board of directors, and if they do so, minority shareholders would not be able to elect any members to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for shareholders’ meetings, except with respect to certain matters for which a greater percentage quorum is required by statute.

Our shareholders have no preemptive rights to acquire additional shares of common stock or other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences.

Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends on the common stock in the foreseeable future.

As of the date of this filing, we have 9.841,875 shares of common stock reserved for issuance on exercise of outstanding options and warrants, which includes: (1) 3,060,000 shares underlying the warrants held by the selling stockholders under this prospectus; (2) 4,611,267 shares underlying warrants not included in this prospectus; (3)  995,608 shares underlying outstanding options issued under our 2008 Equity Incentive Plan; and (4) 1,175,000 shares underlying outstanding options not issued under our 2008 Equity Incentive Plan.  We also have an additional 214,184 shares of common stock remaining available for future awards under our 2008 Equity Incentive Plan.

The board of directors has authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders, and it is likely that additional securities will be issued to provide future financing. The issuance of additional securities could dilute the percentage interest and per share book value of existing shareholders.

Warrants

The warrants whose underlying shares of common stock are being registered in this registration statement are exercisable at $0.30 per share, and the number of shares issuable upon exercise is subject to adjustment under certain events are exercisable for a period of five years from issuance, i.e., until July 31, 2018 or August 8, 2018.  For a more detailed description of the warrants being registered, please see the “Selling Shareholders” section above.

Preferred Stock

Under our Certificate of Incorporation, our board of directors is authorized, without shareholder action, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the number of shares and rights, preferences, and limitations of each series. Among the specific matters that may be determined by the board of directors are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of our voluntary liquidation or dissolution, and voting rights, if any. If we offer preferred stock, the specific designations and rights will be described in an amended Certificate of Incorporation.

Anti-Takeover Effects of Certain Provisions

Certain provisions of the New York Business Corporation Law, our Certificate of Incorporation, and our Amended and Restated By-Laws, may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

New York Law

We are subject to Section 912 of the New York Business Corporation Law, which regulates, subject to some exceptions, acquisitions of New York corporations. In general, Section 912 prohibits us from engaging in a “business combination” with an “interested shareholder” for a period of five years following the date the person becomes an interested shareholder, unless:

•	our Board of Directors approved the business combination or the transaction in which the person became an interested shareholder prior to the date the person attained this status;

•
the holders of a majority of our outstanding voting stock not beneficially owned by such interested shareholder approved such business combination at a meeting called for such purpose no earlier than five years after such interested shareholder attained his status; or

•	the business combination meets certain valuation requirements.

Section 912 defines a “business combination” to include, among others:

•	any merger or consolidation involving us and the interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to the interested shareholder of 10% or more of our assets;

•	the issuance or transfer by us of 5% or more of our outstanding stock to the interested shareholder, subject to certain exceptions;

•	the adoption of any plan or proposal for our liquidation or dissolution pursuant to any agreement with the interested shareholder;

•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested shareholder; and

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 912 defines an “interested shareholder” as any shareholder who beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a corporation or who is an affiliate or associate of such corporation and at any time within the five-year period prior to the time of determination of interested shareholder status did own 20% or more of the then outstanding voting stock of the corporation.

Classified Board of Directors

Our Restated Certificate of Incorporation divides our board of directors into three classes. Therefore, directors elected at each annual meeting to replace those whose terms expire at such annual meeting are elected to three-year terms.  Our Restated Certificate of Incorporation and By-Laws provide that directors may be removed only for cause and only by the affirmative vote of in excess of 66 2/3% of the issued and outstanding shares of our common stock.

Amendments to Certificate of Incorporation

Our certificate of incorporation requires that any proposed amendment to the provisions of our certificate of incorporation relating to the de-classification of directors, the removal of directors for cause, or the exculpation of directors for liability to the Corporation or the shareholders, be approved by an affirmative vote of in excess of 66 2/3% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed amendment.

Amendments to By-Laws

Our By-Laws, as amended, require the affirmative vote of in excess of 66 2/3% of the issued and outstanding shares entitled to vote thereon or the affirmative vote of a majority of the Board of Directors to amend or repeal By-Laws governing the manner of conducting shareholder meetings, advance notice procedures to be followed by shareholders who desire to bring business before any annual meeting, advance notice procedures for nominating candidates for election to our Board of Directors, and procedures for increasing or decreasing the number of directors, filling vacancies on the Board of Directors, and removing directors.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the SEC’s public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.  Additionally, all of our securities filings filed with the SEC are available under the “Investor Relations” tab on our company website at www.aristapower.com.

We have filed a Registration Statement on Form S-1 with the SEC. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted, and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the SEC’s Web site at www.sec.gov.

LEGAL MATTERS

The validity of the common stock that is being offered pursuant to this prospectus will be passed upon by Schwell Wimpfheimer & Associates LLP, outside counsel to the Company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the issuance of shares offered hereby will be passed upon by Schwell Wimpfheimer and Associates LLP, outside counsel to the Company, located in New York, New York.  Dov Schwell, co-managing partner of Schwell Wimpfheimer and Associates, LLP, is the Chairman of the Board of the Company and currently owns 82,500 options to purchase shares of common stock in the Company.  Three of Mr. Schwell’s minor children who live at his residence collectively own 300 shares of common stock of the Company.  Baylow Advisors, LLC, a selling shareholder, is controlled by Robert Wilon, a limited partner in Schwell Wimpfheimer and Associates, LLP.

Business

Company Overview

We are a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, and a supplier and designer of solar energy systems.  Our patent-pending Power on Demand system utilizes inputs from multiple energy sources including solar, wind, fuel cells, generators, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce electricity costs for large energy users.  We also sell a Mobile Renewable Power Station that generates energy from solar photovoltaic, or PV, wind turbines, fuel cells, and/or generators that is stored in an integrated onboard energy storage device for military and other applications, and a stationary, scalable Renewable Power Station that can be drop-shipped to off-grid locations to be used as a ‘micro-grid.’  We also design, sell and install residential and commercial solar PV systems.

We were incorporated in New York on March 30, 2001, under the name Future Energy Solutions, Inc.  In November 2008, we changed our name to WindTamer Corporation, and, in May 2011, we changed our name to Arista Power, Inc.  The decision to change our name to Arista Power, Inc. reflected the fact that we broadened our suite of product offerings and developed a wide range of power management solutions that we can provide to our customers. Our corporate headquarters is located at 1999 Mt. Read Boulevard, Rochester, New York 14615, and our telephone number at those offices is (585) 243-4040.  Our website address is www.aristapower.com.  Our common stock is listed and traded on the OTCQB under the symbol “ASPW.”

History

Our company was originally formed to develop and sell a wind turbine.  The WindTamer® wind turbine was invented in 2002, and in 2003 a patent was issued for the WindTamer® turbine technology.   In the fourth quarter of 2009, we began selling our turbines.  In 2010 and 2011, we continued selling and installing our wind turbines in a variety of grid-tied and off-grid applications.  In 2012, we focused on product development, as well as sales and marketing for our Power on Demand system and our Mobile Renewable Power Station, instead of our WindTamer turbines.

In the summer of 2009, we began to develop our Mobile Renewable Power Station, which now can integrate solar PV, wind turbines, fuel cells and/or generators with an integrated onboard storage device for military and other applications.  In 2010, we continued the development of our Mobile Renewable Power Station, and in the first half of 2010, we sold and delivered our first Mobile Renewable Power Station for testing and use by the U.S. Army.

During 2010, we also developed our Power on Demand system, which utilizes inputs from multiple energy sources including solar, wind, fuel cells, generators, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology, to release energy at optimal times to reduce peak power demand, thereby lowering electricity costs.  The first Power on Demand system was commissioned in the first quarter of 2011.

Late in the fourth quarter of 2010, we began selling solar PV as free-standing systems, and installed our first solar PV systems in the first quarter of 2011.   During 2012 and the first quarter of 2013, we launched community solar purchasing programs in several regions of upstate New York.  We expect to enroll additional targeted regions to host our community solar purchasing programs in 2013 and beyond.

During 2012, we continued our product development, with most of such efforts directed at our Power on Demand system and Mobile Renewable Power Station.   We expect to continue further development on our products, including our Power on Demand system and Mobile Renewable Power Station, in 2013 and beyond.

Significant Events of 2012

In January of 2012, we were awarded a $922,000 U.S. Army contract to be the prime contractor to complete Phase One activities to develop an Intelligent Micro-Grid for the Renewable Energy for Distributed Under-Supplied Command Environments (“REDUCE”) program under the guidance of the U.S. Army Communications-Electronics Research, Development and Engineering Center.  In the latter half of September 2012, we completed Phase One activities.

In April 2012, we announced we signed a cooperation agreement with GE’s Energy Storage Business.

In May 2012, we were selected as the installers for the Solarize Madison County Program.  This community solar purchasing program was the foundation for other similar programs that we launched in 2012 and 2013, and we continue to enroll selected regions to market this type of program in 2013.

In September 2012, we made our first commercial sale of our Mobile Renewable Power Station to Casella Waste Systems.

In September  2012, we entered an agreement with TMK-ENT, Inc for a $500,000 working capital revolving line of credit, which  was subsequently increased to $750,000 and then to $1,250,000 in November 2012 and December 2012, respectively.

In October 2012, we were awarded a $909,000 U.S. Army contract for Phase Two activities of a research and development contract for the development of an Intelligent Micro-Grid.

Significant Events of 2013

In January 2013, we announced the launch of our community solar purchasing programs in Genesee County, New York, the City of Hornell, New York, and Seneca County, New York.

In January 2013, we announced that we received an order for a Mobile Renewable Power Station from a U.S. government agency.

In May 2013 we announced an order for a Power on Demand system (“PoD”) from City Lights at Queens Landing, Inc. to purchase a Power on Demand system from Arista Power for installation and use at City Lights’ 43-story, 525-unit cooperative building located in Long Island City, New York . The PoD system sold to City Lights represents Arista Power’s first sale of a PoD system to be installed in the New York City area.

On July 31, 2013 we sold pursuant to a securities purchase agreement an aggregate of 4,420,000 shares of Arista Power’s common stock, par value $.002 per share, and five-year warrants, which vested in full upon issuance, to purchase a total of 2,210,000 additional shares of common stock at a purchase price of $0.30 per share to 12 institutional and private investors for a total of $1,105,000 in gross proceeds from the sales.  The warrant and securities purchase agreement have anti-dilution protections and registration rights.  Subsequently, on August 8, 2013, we sold an additional 600,000 shares of Arista Power’s common stock, par value $.002 per share, and five-year warrants, which vested in full upon issuance, to purchase a total of 300,000 additional shares of common stock at a purchase price of $0.30 per share for a total of $150,000 in gross proceeds.

In August, 2013, we announced an order valued at $574,000 for a 166kW solar photovoltaic (PV) array from Stan’s Harley-Davidson dealership in Batavia, New York.

Our Industry and our Business Areas of Focus

The U.S. electricity industry is large and has grown significantly over the last six decades.  In 2011, the U.S. electricity market totaled $385 billion in end-user revenue, representing the consumption of over 3,850 billion kilowatt hours.  The amount of electricity used in the United States in 2011 was more than 13 times greater than the amount used in 1950.   Throughout this period, utilities have been challenged to meet this growth, both in the areas of large scale power production and in power transmission and distribution.  This increase in electricity usage has strained the electric power grid and has contributed to the increase in the price of electricity.  High electricity prices are particularly pronounced during peak power periods, when demand for electricity is at its highest.  The rising demand for energy, growing cost of energy, and increasing concerns about the environment have combined to cause many organizations, including utilities and their end customers, to focus on energy efficiency.  Approximately 60% of U.S. electricity demand is driven by commercial and industry electricity usage.   In 2012, natural disasters in India and the Northeastern U.S. emphasized the limitations of grid structures and the disadvantages of relying on fossil fuel generators and the transportation of diesel to disaster areas.  Policymakers have responded with legislation introduction and incentive support for clean energy solutions.  These factors, and others, have generated demand in the marketplace for products and services that efficiently use energy.

Our Strategy

Our strategy is to develop, market, and sell energy efficient products that focus primarily on the management and distribution of energy, including renewable energy, and that provide attractive returns on investment for customers in the commercial, military, residential, and industrial space.  We intend to use our expertise in power distribution, power management, alternative and renewable energy, and energy storage to combine our proprietary patent-pending energy storage and management systems with solar PV systems, wind turbines, fuel cells, generators and/or the electric grid to become a market leader in the power distribution and renewable energy industries.  We believe that combining renewable energy with energy storage and power management systems will enable us to offer customers a product with an attractive return on investment.  We believe that our products will be sold in the residential, commercial, government, military, industrial, recreational, portable, and off-grid markets.

Our primary products are:

●	Our proprietary, patent-pending Power on Demand systems;

●	Our Mobile Renewable Power Stations;

●	Our Renewable Power Stations; and

●	Solar PV systems.

In addition, in January of 2012, we were awarded a $922,000 U.S. Army contract to be the prime contractor to complete Phase One activities for the development of a new intelligent micro-grid.  In October 2012, we were awarded a contract valued at $909,000 for Phase Two of this project to continue the development activities on the intelligent micro-grid.  We believe that the micro-grid that we are developing for the U.S. Army will become one of the products that we sell to commercial, military, and governmental customers.

We plan to become a leader in the power management and the renewable energy industries by, among other things:

●	Continuing the development of our products to improve their marketability, functionality, reliability, scalability, safety, and cost effectiveness;

●	Developing a domestic sales force, primarily through commissioned representatives and through strategic marketing and distribution alliances;

●	Establishing joint ventures, strategic alliances, licensing, and/or royalty agreements with third parties to augment our marketing efforts worldwide; and

●	Acquiring companies that are complementary to our business.

Our Business

We are a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, and a supplier and designer of solar energy systems.  Our patent-pending Power on Demand system utilizes inputs from multiple energy sources including solar, wind, fuel cells, generators and/or the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce electricity costs for large energy users.  We also sell a Mobile Renewable Power Station that generates energy from solar PV, wind turbines, fuel cells, and/or generators that is stored in an integrated onboard energy storage device for military and other applications, and a stationary, scalable Renewable Power Station that can be drop-shipped to off-grid locations to be used as a ‘micro-grid.’ We also design, sell and install residential and commercial solar PV systems.

Our primary products are:

●
Our Power on Demand system.  Our Power on Demand system is a proprietary, patent-pending energy storage and management system that lowers a customer’s peak electricity demand, thereby reducing the customer’s electricity costs.  The system utilizes energy inputs from multiple sources integrated with a custom-designed energy storage device to reduce grid demand and provide power when a customer’s power loads are high.  The energy can be generated from renewable sources such as solar and wind, and also from fuel cells, generators, and from the grid itself, depending on the available energy resources at a given site.

●
Our Mobile Renewable Power Station.  Our Mobile Renewable Power Station is customizable, and can consist of solar panels, wind turbines, fuel cells, generators, and/or inputs for shore power as well as multiple outputs with full monitoring capabilities of all energy components (solar, wind, and energy storage).  The energy-generating components of the system are mounted on a trailer and integrated with the onboard energy storage device.  The system is designed as a cost-effective alternative to diesel generators for remote locations and disaster recovery sites that are often off-grid or have limited access and/or connectivity to the electric grid.

●
Our Renewable Power Station.  Our Renewable Power Station is a stationary, scalable system that can be containerized and drop-shipped to the end-user and assembled on site at off-grid locations to be used as a “micro-grid”.  The system consists of solar PV, wind turbines, fuels cells and/or generators, and is integrated with energy storage, for off-grid applications such as water pumping stations, cellular towers, disaster recovery sites, community centers at remote villages, or communications towers or battery charging stations at military bases.

●	Solar PV systems. We resell and install solar PV panels either as a stand-alone system or integrated with our other products.

In addition, in January of 2012, we were awarded a $922,000 U.S. Army contract to be the prime contractor to complete Phase One activities for the development of a new intelligent micro-grid.  In October 2012, we were awarded a contract valued at $909,000 for Phase Two of this contract to continue development activities on the intelligent micro-grid.  We believe that the micro-grid that we are developing for the U.S. Army will become one of the products that we will sell to commercial, military, and governmental customers.

From January 1, 2013 through June 30, 2013, revenues totaled $437,000. In 2012, revenues were $1,999,000, as compared with revenues of $782,000 in 2011. Our operating losses were $3,643,000 and $3,998,000 for the years ended December 31, 2012 and 2011, respectively and for the six months ended June 30, 2013, our operating loss amounted to $2,028,000.  Of the $2,208,000, $3,643,000 and $3,998,000 operating loss for 2013 to date through June 30, and for 2012 and 2011, $1,101,000, $1,371,000 and $1,868,000, respectively, were attributable to non-cash expenses, primarily related to charges incurred in connection with the issuance of warrants and stock options, depreciation and amortization. Additionally, the 2011 results reflect a $1,000,000 gain on debt extinguishment.  Our accumulated deficit as of June 30, 2013 was $(25,789,000).

From 2002 until the fourth quarter of 2009, we focused primarily on the research and development of our technology and production and testing of WindTamer® turbine prototypes.  In the fourth quarter of 2009, we began selling our turbines.

In the summer of 2009, we began to develop our Mobile Renewable Power Station, which now integrates solar PV, wind turbines, fuel cells, and/or generators with an integrated onboard storage device for military and other applications.  In 2010, we continued the development of our Mobile Renewable Power Station, and in 2010, we sold and delivered a Mobile Renewable Power Station to the U.S. Army Research, Development and Engineering Command’s Aberdeen Proving Grounds in Maryland for use and testing.  In 2012, we sold our first commercial application Mobile Renewable Power Station, and in the beginning of 2013, we sold a Mobile Renewable Power Station to a U.S. government agency.  We believe that our Mobile Renewable Power Station has significant applications for the commercial, military, and other federal government agency sectors.  We also believe that the Mobile Renewable Power Station can provide customers in regions where little or no power infrastructure exists with a cost-effective power system that can be used to provide power. In addition, we believe our Mobile Renewable Power Stations are solutions to assist with supplying power during disaster recovery situations. For example, in 2012, India experienced power black outs during a natural disaster and Northeastern U.S. experienced losses of power during and in the aftermath of a hurricane.

Leveraging our development of the Mobile Renewable Power Station, we adapted this technology to develop our Power on Demand system, which reduces the peak demand fees charged by utility companies to commercial customers.  In effect, the Mobile Renewable Power Station may be viewed as the precursor to our Power on Demand system.  In 2010, we developed our Power on Demand system and commissioned our first Power on Demand system in the first quarter of 2011.

During 2011, we continued our product development, with most of such efforts directed at our Power on Demand system and Mobile Renewable Power Station.  The development of our Power on Demand system and Mobile Renewable Power Station progressed to where we were able to increase our sales and marketing efforts of such products in late 2011.  We expect to continue our product development efforts on our Power on Demand system and Mobile Renewable Power Station, in 2013 and beyond.

In 2010, we determined that a significant potential market exists to sell micro-grid power stations for use in geographic locations that typically are not connected to a power grid.  Often, these opportunities are located in the Caribbean, Africa, India, or other regions where power infrastructure is either insufficient or non-existent, or in disaster recovery situations in which power infrastructure is either insufficient or non-existent.  After verifying and validating the potential market for these significant opportunities, we developed our Renewable Power Station as a scalable system that can be containerized and drop-shipped to the end-user and assembled on site at off-grid locations to be used as a “micro-grid”.  The system consists of solar PV, wind turbines, energy storage, and power distribution, and can be used for off-grid applications such as water pumping stations, cellular towers, disaster recovery, community centers at remote villages, or communications towers or battery charging stations at military bases.   Our Renewable Power Station can be viewed as a larger, stationary version of our Mobile Renewable Power Station.

Solar PV systems can be integrated into our Mobile Renewable Power Station, our Power on Demand system, and our Renewable Power Station.  Late in the fourth quarter of 2010, we began selling stand-alone solar PV systems and solar PV systems that are integrated into our Power on Demand systems and other products.  We installed our first stand-alone solar PV systems in the first quarter of 2011.  We believe that the solar PV market is fragmented in certain geographic markets in the United States, and that we can attain significant market share in targeted geographic markets, including Western New York, where our headquarters is located.  In 2012 and 2013, we launched community solar purchasing programs in several targeted regions in Western New York.  In 2013 and beyond, we expect to increase the marketing of our stand-alone solar PV systems.

In addition to our primary products, we also may sell additional products as we attempt to leverage our expertise in the renewable energy generation with batteries, and other industries to generate revenue and attain more attractive payback for our customers.  We have determined that there is the potential for selling a variety of ancillary services in conjunction with the sales of our products, including service contracts, long-term warranties, and a range of options in storage batteries.

Because of their varied sales cycles, we utilize different sales and marketing strategies for each of our products.  Domestically, we generally utilize an internal sales force, representatives, and distributors to obtain and develop sales leads. In 2013 we expect to expand sales capabilities utilizing our in-house sales force, our domestic alliance partners and representatives and distributors.

We are currently fulfilling sales orders by managing the supply chain relationships of all of the required components, and then assembling and installing our products.

Power on Demand System

Many electricity suppliers, typically utility companies, throughout much of the United States and abroad, charge their commercial customers not only for the consumption of electricity but also a demand, or distribution, charge.  These demand charges can often account for more than 30% of a commercial customer’s utility cost.  The calculation of this demand charge varies from supplier to supplier, but is generally based upon the highest amount of power demand that a customer uses from the electric grid in a billing cycle – often called peak demand.  Recently, demand charges have become an increasing part of commercial customer’s electricity costs.  Certain electricity suppliers have begun to charge residential customers variable time of day consumption charges, and those charges, both commercial and residential are expected not only to be implemented by additional electricity providers but also to increase the percentage of the user’s utility bill.  Generally, the reduction of a customer’s overall consumption of electricity via a solar system, wind turbine, other renewable energy or demand response initiatives would not materially reduce the customer’s demand charge due to the inability to control when the renewable power is generated.

One of the biggest challenges for implementing wide-spread use of renewable energy sources is that renewable energy sources, particularly solar and wind, often provide a variable and intermittent energy supply.  The amount of energy generated by a renewable energy source could vary because of reasons such as varying wind conditions for wind and the availability of the sun for solar, each overall for a particular site or for a particular day. This variability of when and how much the renewable energy sources generate energy makes it difficult to use the energy created from the renewable energy sources when the end user will receive superior financial benefits for that energy.

With our understanding of demand charges, as well as the desire to use created renewable energy when the value is optimal, we developed our Power on Demand system in 2010, and continued development of the system to the present.  Our Power on Demand system is a proprietary, patent-pending energy storage and power management system designed to lower a customer’s demand charges.  The system utilizes energy inputs from multiple sources together with a custom-designed energy storage device to reduce grid demand and provide power when customer loads are high.  The energy can be generated from renewable sources such as solar and wind, and also from fuel cells, generators and from the electric grid itself, depending on the available energy resources at a given site.  Each Power on Demand system is custom designed.  The system is designed to include our proprietary smart monitoring technology that, among other things, monitors the power usage of the site in real-time and determines when to release energy from the battery system in order to optimize the battery life and maximize the value of the overall system.

With our Power on Demand system, we are able to store the renewable and off-peak energy from the electric grid and release the energy during peak power demand times and significantly reduce a customer’s utility charges.  The Power on Demand system also is capable of providing power conditioning, which can further reduce a customer’s electric bill.  Our Power on Demand system is scalable, with the ability to integrate multiple renewable inputs, generators and fuel cells, and distribution capabilities ranging from 50kW to 1mW, or more, and can utilize multiple battery chemistries for optimal energy storage based on the specific application.

 Our commercial customers benefit from our Power on Demand system by it:

●	Providing electricity cost savings by providing power during periods of high cost peak electricity demand, instead of drawing power from the utility grid, which is referred to as ‘peak shaving’;

●
Providing a dependable source of backup power to protect their operations from financial losses and other negative consequences of power outages, including utilizing our systems both for preventative measures, such as when a storm is approaching, and for emergency purposes, when utility power is interrupted;

●	Conditioning power, thereby extending the life of equipment that uses that power.

●	Enrollment in demand response initiatives with no building load operations reduction during the required demand curtailment;

Utilities benefit from our Power on Demand system by it:

●	Managing, in part, constraints in their electric grid systems, particularly during times of peak demand;

●	Reducing energy losses associated with moving electricity over long distances; and

●	Managing, in part, challenges with respect to bottlenecks that can occur in electric transmission and distribution systems.

We commissioned our first Power on Demand system in the first quarter of 2011.  In late 2011, we began to increase our sales and marketing efforts of our Power on Demand system, primarily to commercial customers that incur high demand charges in their electricity bills.  We expect to continue our marketing and sales efforts in 2013 and beyond, and we also expect to spend significant resources to continue to develop our Power on Demand system in order to make it more marketable, scalable, and cost-effective.

Our Power on Demand systems are sold to customers utilizing two basic economic models, each of which can vary depending on the specific customer and application.  In our primary model, we sell the Power on Demand system to the customer.  We refer to this as the “customer-owned” model.  In our customer-owned model, the customer acquires the ownership of the Power of Demand system assets upon our completion of the project.  Our revenues and profits from the sale of systems under this model are generally recognized when the system is installed.

We refer to our other model as our “recurring-revenue model”.  For systems completed under this model, we, a third-party financing company, or the customer owns the Power on Demand system after it is installed at the customer’s site.  We or the third party invest the capital required to design and build the system.  The life of these recurring-revenue contracts is typically from five to ten years.  The fees that generate our revenues in the recurring-revenue model are generally paid to us or the third party on a monthly basis.  Our fees for recurring revenue contracts are generally structured either as a fixed monthly payment, or as all or a portion of the energy savings that the system generates for the customer. We record revenue under this model on a cost recovery system, whereby equal amounts of revenue and expense are recorded as collections are made, postponing the recognition of profits until all costs have been recovered.

In both economic models, we believe that the value proposition is attractive to the customer.  In the customer-owned model, in which the customer pays for and obtains ownership of the system, the targeted payback is typically two to five years.  These paybacks to the customer typically result from a combination of the benefits of peak shaving, which creates lower total electricity costs, and the generation of electricity, which lowers consumption from the electric grid.  In our recurring-revenue model, in which we or a third party pays for and installs the system in exchange for the customer paying us smaller fees over a period of years, and receiving the benefits of our system without making a large up-front investment of capital.  Under the recurring-revenue model, contracts can be structured between us and the third party, us and the customer, or a combination of these.

Mobile Renewable Power Station

In 2009, we began to develop a Mobile Renewable Power Station that incorporates multiple power inputs, such as a  wind turbine, solar PV array, generators, and/or and fuel cells in conjunction with energy storage and power distribution.  The Mobile Renewable Power Station is trailer-mounted, has multiple 28VDC and 120 VAC outputs, and full monitoring capabilities of all energy components (e.g., wind, solar, fuel cell, generator, and energy storage).  The unit is designed as a cost-effective alternative to diesel generators for remote locations, and can be ruggedized for military and other applications.

We sold and, in August 2010, delivered a 2kW Mobile Renewable Power Station for use by the U.S. Army at its Aberdeen, Maryland Proving Grounds.   In 2010, we also sold and delivered a Mobile Renewable Power Station for use by the Federal Bureau of Investigation.  We believe that we have an opportunity to sell additional units to the U.S. Army and Federal Bureau of Investigation in 2013 and beyond.  In 2012, we sold our first Mobile Renewable Power Station for commercial use to Casella Waste Systems.  In 2013, we received an order for a Mobile Renewable Power Station from a U.S. government agency.

We believe that there is a large market to sell Mobile Renewable Power Stations for use in off-grid locations such as by the military for use in war zones, by border patrols and other governmental agencies in remote locations, and by emergency responders to natural disasters.

We plan on continuing development and testing of our Mobile Renewable Power Stations in 2013 and beyond to, among other things, make it more efficient, less costly, and increase the ability to add additional energy inputs.

Renewable Power Station

In 2010, as we developed our Mobile Renewable Power Station and our Power on Demand system, we determined that a significant potential market exists to sell micro-grid power stations for use in geographic locations that typically are not connected to a power grid.  Often, these opportunities are located in the Caribbean, the Middle East, Asia, Africa or other regions where power infrastructure is either insufficient or non-existent, or in disaster recovery situations in which power infrastructure is either insufficient or non-existent.  After verifying and validating the market for these significant opportunities, we developed our Renewable Power Station as a scalable system that can be drop-shipped to remote locations to be used as a “micro-grid.”

We believe that our stationary Renewable Power Station and/or our Mobile Renewable Power Station can be used virtually anywhere including remote areas of the world where either no electricity exists or where there are severe outages through poor supply and inconsistent delivery, or for any consumer who prefers to be grid independent. Because emission-producing diesel generators cause pollution, are costly to maintain, and the cost of fuel can be very expensive in difficult to access areas, we expect there to be significant interest in renewable generation for off-grid and back-up power applications and for such interest to accelerate.

Our Renewable Power Station and/or our Mobile Renewable Power Station can consist of a combination of solar PV, wind turbines, generators, energy storage, and power distribution, and can be used for off-grid applications such as water pumping stations, cellular towers, or community centers at remote villages, or communications towers, or battery charging stations at military bases.

Our Renewable Power Station is designed to be placed entirely in one shipping container that can be drop-shipped to the end user and assembled on site.  We have designed our Renewable Power Station to be scalable, and also to be able to adjust the composition of the various energy sources depending on each customer’s particular situation and power needs.

Solar PV Systems

A solar panel, also known as a photovoltaic (PV) panel, is a packaged interconnected assembly of solar cells, also known as photovoltaic cells.  Solar panels use light energy from the sun (photons) to generate electricity through the photovoltaic effect.  A photovoltaic installation generally consists of an array of solar panels, an inverter, batteries, and interconnection wiring.

We are selling and installing third-party manufactured solar PV systems, typically ranging from 5kW to 50kW, although we have the ability to install much larger systems.  We believe that the solar PV market is fragmented in certain geographic markets in the United States, including Western New York where our headquarters are located, and that we can attain significant market share in targeted geographic markets.  In 2012 and 2013, we launched several community solar purchasing programs, primarily in targeted regions in Western New York.

In addition, we are able to integrate solar PV systems into our Power on Demand systems, our Mobile Renewable Power Stations, and our Renewable Power Stations when the particular customer’s needs call for integration of solar PV.

Micro-Grids

In January of 2012, we were awarded a $922,000 U.S. Army contract to be the prime contractor to complete Phase One activities for the development of a new intelligent micro-grid.  In October 2012, we were awarded a contract valued at $909,000 for Phase Two of this project to continue the development activities on the intelligent micro-grid.  We believe that the micro-grid that we are developing for the U.S. Army will become one of the products that we sell to commercial, military, and governmental customers.

Competition

The renewable energy industry in general, and the solar energy, wind turbine, power distribution, and energy storage industries in particular, are highly competitive.  Moreover, all of the industries in which we compete are rapidly evolving and we face numerous competitors who are rapidly developing new technologies and improving existing technologies.  Most of these competitors have longer business histories than us, and most of these competitors are also better financed and have better access to capital on more favorable terms than we do.  We will also be faced with competition from new entrants into these businesses, many of whom will be better financed than we are.

Power on Demand System

With our Power on Demand system, our competition primarily consists of manufacturers and distributors of power generation and heavy electrical equipment including switchgear, electrical contractors, electrical engineering firms, and companies involved in providing utilities with demand response and load curtailment products and services.  Electric utilities could also offer their own distributed generation solution, which would decrease our base of potential customers.  Additionally, several well-established companies have developed micro-turbines used in distributed generation, and a number of companies are also developing alternative generation such as wind, fuel cells, and solar cells.  Several large companies are also becoming leaders in uninterruptible power supply system technology, and companies developing and marketing their proprietary smart grid technologies are also potential competitors.  Many of these technologies are eligible for and supported by government financial incentives.  Additionally, technologies that make commercial, institutional, and industrial operations more efficient result in lower electricity use, reducing the benefits of using our distributed generation systems.

We could face competition from PowerSecure, Convergent, Green Charge Networks, Xtreme Power and ZBB Energy, which are designing or installing systems that have similar characteristics as our Power on Demand system.  We could also face competition in the future from companies such as Johnson Controls, Axion Power, Altair Nanotechnologies, Advanced Battery Technologies, and others which are designing new types of batteries or systems, some of which are specifically designed for enhanced renewable energy storage and which may be able to reduce peak demand charges like our Power on Demand system.

In addition, there are many technologies, such as those marketed as demand response technologies, sold by numerous companies, which are designed to reduce a customer’s electricity bill by reducing their peak demand charges.  We, indirectly, compete against all of these technologies and companies.

Mobile Renewable Power Station

We compete against companies that manufacture and sell systems similar to our Mobile Renewable Power Station, particularly those who sell to the U.S. government or the U.S. military.  Many companies have announced initiatives to sell such systems to the U.S. Army, and we believe that many others are also developing such systems.  Companies that have expressed a desire to sell mobile renewable units to the U.S. government or the U.S. military include Pure Power Distribution, Skybuilt Power, Ultralife Corporation, Bren-tronics and Utracell. We believe that our expertise in power management, combined with our experience in doing business with the U.S. military, gives us a competitive advantage over our competition. We also compete, to a lesser extent, against agencies and other parts of the U.S. government and the U.S. military that may develop mobile energy systems.

Solar PV Systems

We compete against companies that sell solar PV systems to residential and commercial customers. These competitors include, among others, numerous individual and small contractors who sell and install solar PV systems.  Because we do not sell proprietary solar PV systems, but instead resell third-party manufactured systems, we compete primarily on price and service.

Intellectual Property

Patents

We filed two patent applications in the United States and one in Europe relating to our Energy Storage and Power Management System.

In addition, we own U.S. Patent No. 6,655,907 entitled “Fluid Driven Vacuum Enhanced Generator”, which relates to our WindTamer® turbines.  This patent was issued in December 2003, was assigned to the Company and expires in 2022.

We also own U.S. Design Patent No. D608,736 entitled “Diffuser for a Wind Turbine,” which was issued in January 2010.  This patent protects the design of the Company’s wind turbine diffuser.  This patent will expire in 2024.  We have also received corresponding design patents in Mexico and Canada.

Government Regulation

Our businesses and operations are affected by various federal, state, local and foreign laws, rules, regulations and authorities. While to date our compliance with those requirements has not materially adversely affected our business, financial condition or results of operations, we cannot provide any assurance that existing and new laws and regulations will not materially and adversely affect us in the future. In the future, federal, state or local governmental entities or competitors may seek to change existing regulations or impose additional regulations. Any modified or new government regulation applicable to our products or services, whether at the federal, state or local level, may negatively impact the technical specifications, installation, servicing and marketing of our products and increase our costs and the price of our products and services.

Due to their size and noise, among other things, solar PV and conventional wind turbines can require extensive government approvals for installation, including zoning and related type matters.  Private use of electric power generation equipment in the United States generally requires meeting applicable municipal building and electrical codes, and that they are installed by persons who are licensed or certified to install such equipment.

In an effort to promote renewable energy, federal, state and local lawmakers have approved a number of incentives for alternative power generation.  We believe that qualifying and obtaining federal, state and local incentives for the development and sale of our products is vital to our success, although there can be no assurances that we will be successful in such efforts.  For more information, see Risk Factors above under the heading “The expiration, cancellation or reduction of federal tax benefits and state benefits for renewable energy generation would adversely affect our development”.
Research and Development

Our research and development activities have focused on testing and enhancing our Power on Demand systems our Mobile Renewable Power Stations, and our micro-grid technology. We plan to continue in 2013 and beyond to focus resources to enhance the design and performance of our Power on Demand system, our Mobile Renewable Power Station, and our micro-grid technology.  Research and development expenses for the fiscal years ended December 31, 2012 and 2011 were $526,000 and $1,184,000, respectively, and for the six months ended June 30, 2013 research and development expense amounted to $257,000.

The markets for our products, services, and technology are dynamic, characterized by rapid technological developments, frequent new product introductions, and evolving industry standards.  The constantly changing nature of these markets and their rapid evolution will require us to continually improve the performance, features, and reliability of our products, services, and technology, particularly in response to competitive offerings, and to introduce both new and enhanced products, services, and technology as quickly as possible and prior to our competitors.  We believe our future success will depend, in part, upon our ability to expand and enhance features of our existing products, services, and technology and to develop and introduce new products, services, and technology designed to meet changing customer needs on a cost-effective and timely basis.  Consequently, failure by us to respond in a timely basis to technological developments, changes in industry standards or customer requirements, or any significant delay in the development or introduction of new products, services, and technology, could have a material adverse effect on our business and results of operations.  We cannot assure you that we will respond effectively to technological changes or new products, services, and technology announcements by others or that we will be able to successfully develop and market new products, services, and technology or enhancements.

Customers and Trends

Our largest customer accounted for approximately 54% of revenues for the year ended December 31, 2012 (0% for 2011) and for the six months ended June 30, 2013, and this customer’s accounts receivable balance represented 68% of total accounts receivable as of December 31, 2012( 0% of total accounts receivable as of June 30, 2013 and December 31, 2011).

Currently we do not experience significant seasonal sales trends.  Generally, our solar PV sales installations to date have been concentrated in Western New York.  We believe that the solar PV market is in the early development stages in New York based upon new state funded incentive programs and we expect to see continued growth in this region.  There are no barriers that prevent our growth in the solar PV market or inhibit our growth into other regional areas.

Employees

We currently have twelve full-time employees.

Office and Facilities

Our principal headquarters is located at 1999 Mt. Read Boulevard, Rochester, New York.  On February 4, 2013, we entered into a new agreement to lease approximately 20,000 feet of office and warehouse space at 1999 Mt. Read Boulevard, Rochester, New York. The lease for the new, larger space expires November 2018, and provides for two five-year renewal options.  We do not own or lease any additional real estate.

Properties

Our corporate headquarters is located at 1999 Mt. Read Boulevard, Rochester, NY 14615, where we lease offices and a warehouse containing a total of 20,000 square feet of space.  We utilize the warehouse space to test and store solar PV systems, Mobile Renewable Power Stations, Power on Demand systems and intelligent micro-grids. On February 4, 2013, we entered into a new agreement to lease approximately 20,000 feet of space in our current complex. The lease term is from February 1, 2013 through November 20, 2018, with monthly rent of $5,861, which increases annually by 3%. We do not pay any base rent, real estate taxes or CAM charges until December 1, 2013.  We have two five-year options on the term of the lease.  We are also responsible for certain taxes and common area maintenance costs on a proportionate share basis. We do not own or lease any other real estate.

Legal Proceedings

From time to time, we are involved in a variety of claims, lawsuits, investigations, proceedings, and other legal actions arising in the ordinary course of our business.  We intend to vigorously defend all claims against us.  Although the ultimate outcome of these claims cannot be accurately predicted due to the inherent uncertainty of litigation, in the opinion of management, based upon current information, no currently pending or overtly threatened dispute is expected to have a material adverse effect on our business, financial condition, or results of operations.  However, even if we are successful on the merits, any pending or future lawsuits, claims, or proceeding could be time consuming and expensive to defend or settle and could result in diversion of management time and operations resources, which could materially and adversely affect us.  In addition, it is possible that an unfavorable resolution of one of more such proceedings could in the future materially and adversely affect our financial position, results of operations, or cash flows.

On November 29, 2011, we filed a complaint in the Supreme Court of the State of New York, Monroe County, against Ultralife Corporation and against Andrew Naukam, Michael Popielec, Bradford Whitmore, Philip Fain, Peter Comerford, Steven Anderson, and John Kavazanjian, all of whom are either current or former officers and/or directors of Ultralife Corporation.  On January 17, 2012, we filed an Amended Complaint against the defendants, which asserts eight causes of action:  (1) misappropriation of trade secrets against all defendants; (2) misappropriation of an idea against all defendants; (3) unfair competition against all defendants; (4) breach of contract against Ultralife; (5) fraudulent misrepresentation against all defendants except Mr. Anderson; (6) unjust enrichment against Ultralife; (7) breach of the implied covenant of good faith and fair dealing against Ultralife; and (8) replevin against Ultralife.  The lawsuit centers on defendants’ actions in connection with Ultralife’s development of its Gen Set Eliminator System, and alleged misappropriation by defendants of our intellectual property and trade secrets related to our competing product, the Mobile Renewable Power Station.

On February 6, 2012, the individual defendants moved to dismiss our Amended Complaint in its entirety and Ultralife moved to dismiss our claims for misappropriation of trade secrets, misappropriation of an idea, fraudulent misrepresentation, unjust enrichment, and breach of the implied covenant of good faith and fair dealing.  On March 9, 2012, the Court issued an Opinion denying, in part, the defendants’ motion to dismiss and ruling that the following claims would proceed in the litigation,:  (1) misappropriation of trade secrets against all defendants; (2) misappropriation of an idea against all defendants; (3) unfair competition against all defendants; (4) breach of contract against Ultralife; (5) fraudulent misrepresentation against all defendants except Mr. Anderson; and (6) replevin.  Two claims were dismissed because they were duplicative or incompatible with other claims that the Court held would proceed in the litigation.  This action is in its early stages of discovery.

Separately, on September 23, 2011, Ultralife filed a complaint, which was amended on February 29, 2012, in the Supreme Court of New York, Wayne County, against us and a non-officer employee of us who is a former Ultralife employee.  In that action, which has been transferred to the Supreme Court of New York, Monroe County, Ultralife has asserted claims arising out of our employment of former Ultralife employees.  This action is in the early stages of discovery.  We believe that, even if we are unsuccessful on the merits in this litigation, it would not have a material adverse effect on our business, our financial condition or results of operations.

Common Stock

Our common stock is quoted on the OTCQB under the trading symbol ASPW.

The following table provides the quarterly high and low closing prices for the first two quarters of 2013 and for 2012 and 2011, with the prices being adjusted, where necessary, to reflect the 1-for-20 reverse stock split that we effected on our common stock in December 2011.  Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

	Quarterly Closing Prices
	High	Low
2013
Quarter Ended June 30, 2013	$0.99	$0.25
Quarter Ended March 31, 2013	1.44	0.85

2012:	High	Low
Quarter ended December 31, 2012	$2.00	$1.15
Quarter ended September 30, 2012	2.50	0.24
Quarter ended June 30, 2012	3.39	2.00
Quarter ended March 31, 2012	4.00	0.10

	High	Low
2011:
Quarter ended December 31, 2011	$2.40	$1.20
Quarter ended September 30, 2011	3.60	1.80
Quarter ended June 30, 2011	4.60	3.40
Quarter ended March 31, 2011	5.00	2.40

At August 28, 2013, we had 184 holders of record.  We believe that the number of beneficial owners of our common stock on that date was substantially greater.  On August 28, 2013, the price of our common stock closed at $0.50.

Dividend Policy

We have never paid cash dividends on our common stock and do not anticipate that we will pay dividends in the foreseeable future.  We intend to use any future earnings primarily for the expansion of our business.  Any future determination as to the payment of dividends will be subject to applicable limitations, will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our board of directors.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Overview

We are a developer and supplier of custom-designed renewable energy storage and power management systems, and a supplier of solar energy systems.  Our patent-pending Power on Demand system utilizes inputs from multiple energy sources including wind, solar, generators, fuel cells and the grid in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce peak power demand, thereby lowering electricity costs for large energy users who deal with peak usage pricing.  We also sell a Mobile Renewable Power Station that generates energy from wind turbines, solar PV, fuel cells and generators that is stored in an onboard energy storage device for military and other applications, and a renewable power station that is a scalable system that can be containerized and drop-shipped to the end-user and assembled on-site at off-grid locations to be used as a “micro-grid”. We also design, sell and install residential and commercial solar PV systems.

We were incorporated in New York on March 30, 2001, under the name Future Energy Solutions, Inc.  In November 2008, we changed our name to WindTamer Corporation, and in May 2011 we changed our name to Arista Power, Inc. Our corporate headquarters is located at 1999 Mt. Read Boulevard, Rochester, New York.  Our website is www.aristapower.com.

The WindTamer® wind turbine was invented in 2002, and in 2003 a U.S. patent was issued for the WindTamer® turbine technology.  From 2002 until the fourth quarter of 2009, we focused primarily on research and development of our technology, and production and testing of WindTamer® turbine prototypes.  In the fourth quarter of 2009, we began selling our turbines.

In 2010, we continued selling and installing our wind turbines in a variety of grid-tied and off-grid applications.  Throughout 2010, we also continued development efforts on our WindTamer® turbine in order to increase the power production of the turbine and to decrease its installation and manufacturing costs.  In the first half of 2010, we sold our first mobile renewable energy system for testing and use by the U.S. Army, and operated as a development stage company.  During the second half of 2010, we exited reporting as a development stage company, as a result of increased customer order bookings and sales. We also developed and sold our Power on Demand energy storage system, the first of which was commissioned in the first quarter of 2011.  In the fourth quarter of 2010, we began selling solar PV, and installed our first solar PV systems in the first quarter of 2011.

We continued our product development in 2011, with most of such efforts directed at our Power on Demand system and Mobile Renewable Power Station.  The development of our Power on Demand system and Mobile Renewable Power Station progressed to where we were able to increase our sales and marketing efforts of such products in late 2011.  We expect to continue product development efforts on our Power on Demand system and Mobile Renewable Power Station, in 2013 and beyond. During 2012, we continued our product development, with most of such efforts directed at our Power on Demand system and Mobile Renewable Power Station. We expect to continue further development and product enhancement on our products in 2013.

In 2012, we were awarded $1.8 million  in U.S. Army contracts to be the prime contractor to complete Phase One and Phase Two activities to develop an Intelligent Micro-Grid for the Renewable Energy for Distributed Under-Supplied Command Environments (“REDUCE”) program under the guidance of the U.S. Army Communications-Electronics Research, Development and Engineering Center.  In the latter half of September 2012, we completed Phase One activities. Work commenced on Phase Two late in 2012, and will continue into 2013.

In April 2012, we announced we signed a cooperation agreement with GE’s Energy Storage Business.

In May 2012, we were selected as the installers for the Solarize Madison County Program.  This community solar purchasing program was the foundation for other similar programs that we launched in 2013 with the city of Hornell, and Genesee and Seneca Counties. We continue to enroll additional selected regions to market this type of program in 2013.

In May 2013, we entered into an Agreement with City Lights at Queens Landing, Inc. pursuant to which City Lights has agreed to purchase a Power on Demand system for installation and use at City Lights’ 43-story, 525-unit cooperative building located in Long Island City, New York. The City Lights Building is managed by Rose Associates, Inc., a New York-based full service real estate firm. Separately City Lights intends to purchase and have installed a combined heating and power co-generation system at the City Lights Building. The Power on Demand system will consist of a micro-grid that will include the integration of the newly installed solar PV, the newly installed CHP co-generation system, energy storage and power distribution.  This represents the Company’s first sale of a Power on Demand system to be installed in the New York City area.  We expect the Power on Demand system to be installed by the fourth quarter of 2013.

On August 8, 2013, the Company entered into an agreement with a customer to sell a 166kW solar PV system for $574,000, which is expected to be installed during the first half of the fourth quarter of 2013.

As of August 9, 2013, the Company’s current order backlog is approximately $3.4 million which consists of orders for several Power on Demand systems, multiple solar PV systems, and two government contracts. A portion of this backlog will be recognized as an installment sale utilizing the cost recovery method of revenue recognition.

Financial Operations

In 2011, we generated revenues from sales of not only the Windtamer® turbine and Mobile Renewable Power Station, but also our patent-pending Power on Demand System, and numerous solar PV installations.

From January 1, 2013 through June 30, 2013, revenues totaled $437,000. In 2012, revenues were $1,999,000, as compared with revenues of $782,000 in 2011. Our operating losses were $3,643,000 and $3,998,000 for the years ended December 31, 2012 and 2011, respectively and for the six months ended June 30, 2013, our operating loss amounted to $2,028,000.  Of the $2,208,000, $3,643,000 and $3,998,000 operating loss for 2013 to date through June 30, and for 2012 and 2011, $1,101,000, $1,371,000 and $1,868,000, respectively, were attributable to non-cash expenses, primarily related to charges incurred in connection with the issuance of warrants and stock options, depreciation and amortization. Additionally, the 2011 results reflect a $1,000,000 gain on debt extinguishment.  Our accumulated deficit as of June 30, 2013 was $(25,789,000).

In July 2013, we took steps to control overhead costs by terminating employment contracts with executive officers.  Each of the Company’s four executive officers became at will employees, and agreed to significant reductions in cash compensation, including a portion of back pay.  Additionally, several management employees also agreed to pay reductions.

The Company expects to incur substantial additional costs, including costs related to continued product development and expansion. We have utilized the proceeds raised from our private placements to develop and commercialize our Power on Demand system, our Mobile Renewable Power Station, our intelligent micro-grid, as well as to sustain our operations.  Our future cash requirements will depend on many factors, including the volume and the timing of future orders and sales, continued progress in our product development and cost effectiveness programs, costs to continue to develop both domestic and international sales and distribution channels, and competing technological and market development. The timing of our ability to generate a positive cash flow is directly dependent on the way we are able to manage these factors.

We will require additional external financing to sustain our operations if we cannot achieve positive cash flow from our anticipated operations.  Additionally, even if we are able to achieve positive cash flow from operations, we may continue to seek to raise additional capital to accelerate our growth or expand our manufacturing and distribution infrastructure. Success in our future operations is subject to a number of technical and business risks, including our continued ability to obtain future funding, satisfactory product development, and market acceptance for our products as further described above under the heading “  Risk Factors”

Results of Operations

Results of Operations for Quarter Ended June 30, 2013 Compared to Quarter Ended June 30, 2012

Revenues

During the quarter ended June 30, 2013, we reported revenues of $329,000 as compared with revenues of $640,000 for the quarter ending June 30, 2012. The decrease in sales is results from lower levels of sales revenue associated with the REDUCE program in 2013 as compared to 2012. Sales of solar PV installations were slightly lower for the quarter ended June 30, 2013 as compared to the same period in 2012.We have received deposits from customers totaling approximately $95,000 as of June 30, 2013. We expect to realize sales associated with these deposits during the next several quarters, as we obtain permits and zoning approvals from customers’ town officials and NYSEDRA for solar PV installations, complete site assessments, and complete installations and inter-connection agreements, although there can be no assurance that we will be able to meet this schedule.

We continue to expand our selling efforts where, by coupling our power management systems with renewable solar and wind energy, we can provide our customers with an attractive return on investment.

Gross Margin/(Loss)

For the quarter ended June 30, 2013, we achieved a positive gross margin, which amounted to $4,000 as compared to a gross loss of $127,000 for the quarter ended June 30, 2012.  The favorable shift from gross loss to gross margin results from increased margins in solar installations, and cost constraint measures with respect to the costs associated with maintaining an operations staff, responsible for not only solar products, and Power on Demand systems, but also for troubleshooting customer issues, inventory management, and maintaining day to day operations. For the quarter ended June 30, 2013, operations department costs decreased approximately $33,000 from 2012 levels, due to lower sales installation costs and a reduction in warranty related expenses.

Research and Development

Research and development costs for the quarter ended June 30, 2013 totaled $130,000 as compared to $112,000 for the quarter ended June 30, 2012. This increase results from lower allocation of costs associated with the REDUCE program to cost of goods sold for the quarter ending June 30, 2013 as compared to the quarter ending June 30, 2012.

Selling, General and Administrative

Selling, general and administrative expenses, or SG&A expenses, for the quarter ended June 30, 2013, were $631,000, a $139,000 decrease, when compared to the quarter ended June 30, 2012.  The decrease over the prior year was related primarily to decreases in salaries and benefits for eliminated positions, and financing fees associated with a private placement during the quarter ending June 30, 2012 that did not recur in the quarter ended June 30, 2013.

Depreciation and Amortization

Depreciation and amortization charges were $16,000 for the quarter ended June 30, 2013, compared to $30,000 during the quarter ended June 30, 2012, due to the impairment of wind turbine tooling in December, 2012, and the minimal new asset purchases over the last year.

Other Income (Expense)

Interest expense for the quarter ended June 30, 2013 was $181,000, as compared to a minimal expense for the quarter ended June 30, 2012. The increase is due to the amortization of deferred debt discount relating to the Company’s line of credit, as well as interest recorded at 10% of the outstanding line of credit balance for the quarter ended June 30, 2013.

In April, 2013, we received $104,000 tax credit for the year ending December 31, 2011, relative to the Qualified Emerging Technology Company tax credit. We credited income tax expense upon receipt of these funds.

Net Loss

We incurred net losses of $853,000 and $1,009,000 for the quarter ended June 30, 2013 and 2012, respectively.  Operating losses of amounted to $757,000 and $1,009,000 for the quarter ended June 30, 2013 and 2012 respectively.  Increases in net loss for the quarter ended June 30, 2013 were due to the interest and debt discount amortization amounting to $181,000 relating to out TMK-ENT, Inc. line of credit for the quarter ended June 30, 2013 and the unrecognized loss of $19,000 on our derivative liabilities, offset by the tax credit of $104,000 received from New York State for a Qualified Emerging Technology Company tax credit in April, 2013.

Results of Operations for Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Revenues

During the six months ended June 30, 2013, we reported revenues of $437,000 as compared with revenues of $951,000 for the six months ending June 30, 2012. The decrease in sales is results from lower levels of sales revenue associated with the REDUCE program in 2013 as compared to 2012. Sales of solar PV installations were slightly lower for the six months ended June 30, 2013 as compared to the same period in 2012.We have received deposits from customers totaling approximately $95,000 as of June 30, 2013. We expect to realize sales associated with these deposits during the next several quarters, as we obtain permits and zoning approvals from customers’ town officials and NYSEDRA for solar PV installations, complete site assessments, and complete installations and inter-connection agreements, although there can be no assurance that we will be able to meet this schedule.

We continue to expand our selling efforts where, by coupling our power management systems with renewable solar and wind energy, we can provide our customers with an attractive return on investment.

Gross Loss

For the six months ended June 30, 2013, gross loss amounted to $85,000 as compared to $312,000 for the six months ended June 30, 2012.  We continue to show improvement in solar sales margin, and have taken cost cutting measures to reduce costs in our Operations department. The gross loss is primarily attributable to the costs associated with maintaining an operations staff, responsible for not only solar products, and Power on Demand systems, but also for troubleshooting customer issues, inventory management, and maintaining day to day operations. For the six months ended June 30, 2013, operations department costs decreased approximately $144,000 from 2012 levels, due to lower sales installation costs and a reduction in warranty related expenses.

Research and Development

Research and development costs were consistent for the six months ended June 30, 2013 and 2012 and were $257,000 and $259,000 respectively for each six month period. Decreases from lower salaries and related expenses were offset by lower allocations to cost of goods sold for the REDUCE program.

Selling, General and Administrative

Selling, general and administrative expenses, or SG&A expenses, for the six months ended June 30 2013, were $1,365,000, a $63,000 decrease, when compared to the six months ended June 30, 2012.  The decrease over the prior year was related primarily to reduced salaries and benefits, offset by increase in stock option expense.

Depreciation and Amortization

Depreciation and amortization charges were $33,000 for the six months ended June 30, 2013, compared to $62,000 during the six months ended June 30, 2012, due to the impairment of wind turbine tooling in December, 2012, thereby reducing the Company’s depreciable asset base. The Company impaired $3,000 relating to the costs related to the WindTamer™ trademark for the six months ended June 30, 2013.

Other Income (Expense)

Interest expense for the six months ended June 30, 2013 was $406,000, as compared to an expense of $1,000 for the six months ended June 30, 2013. The increase is due to the amortization of deferred debt discount relating to the Company’s line of credit, as well as interest recorded at 10% of the outstanding line of credit balance for the six months ended June 30, 2013. The Company recorded an unrealized loss on derivative liabilities of $19,000 for the six months ended June 30, 2013.  There was no such expense for the six months ended June 30, 2012.

In April, 2013, we received a 104,000 tax credit for the year ending December 31, 2011, relative to the Qualified Emerging Technology Company tax credit, while the tax credit received in 2012 (for the year ended December 31, 2010) relative to this credit was $159,000 and was received in January, 2012.

Net Loss

We incurred net losses of $2,028,000 and $1,841,000 for the six months ended June 30, 2013 and 2012, respectively.  Operating losses of amounted to $1,707,000 and, $1,999,000 for the six months ended June 30, 2013 and 2012 respectively.  Increases in net loss for the six months ended June 30, 2013 were due to the interest and debt discount amortization amounting to $406,000 relating to out TMK-ENT, Inc. line of credit for the six months ended June 30, 2013 and to the net unrealized loss on derivative liabilities of $19,000, offset by tax credits of $104,000 and $159,000, received in the first six months of 2013 and 2012, respectively from New York State for a Qualified Emerging Technology Company tax credit.

In July, 2013, we took steps to control overhead costs by terminating employment contracts with executive officers.  Each of the Company’s four executive officers became at will employees, and agreed to significant reductions in cash compensation, including a portion of back pay.  Additionally, several management employees also agreed to pay reductions.

Results of Operations for Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenues

For the year ended December 31, 2012, we reported net sales of $1,999,000, an increase of $1,216,000, or 155% over 2011 revenues. We realized strong growth in solar PV installations, with sales of $885,000 in 2012, an increase of 229% over 2011 levels.  Additionally, as a result being awarded the Phase One and Phase Two development contracts for a new Intelligent Scalable Micro-grid for the U.S Army, we recognized revenue of $1,087,000 in 2012. These increases are offset by small decreases in our other product line sales.

We continue to use our expertise in power management and alternative and renewable energy and believe that by combining renewable energy with energy storage and power management, we can broaden our sales efforts and provide our customers with an attractive return on investment.  We have deposits from customers totaling approximately $127,000 as of December 31, 2012 ($112,000 as of December 31, 2011).  We expect to recognize sales associated with these deposits during the first and second quarters of 2013 as we obtain permits and zoning approvals from both NYSERDA and customer’s town officials, complete site assessments,  and  complete installations although there can be no assurance that we will be able to meet this schedule.

Gross Loss.  For the year ended December 31, 2012, our gross loss was $441,000, as compared to a gross loss of $904,000 for the year ended December 31, 2011. The decrease in gross loss is attributable to increased sales volume in 2012 as well as favorable standard margins on solar PV sales.

Research and Development.  Research and development costs for the year ended December 31, 2012 amounted to $526,000 a decrease of $657,000, or 56%, when compared to the year ended December 31, 2011.  This decrease reflects the Company’s change of focus away from the continued development of the ducted wind turbine.

Selling, General and Administrative.  Selling, general and administrative expenses, or SG&A expenses, for the year ended December 31, 2012 were $2,495,000, a decrease of $415,000 when compared to the year ended December 31, 2011.  The decrease over the prior year was related primarily to the non-cash financing costs associated with the Company’s 2011 private placement offerings and a decrease in stock option expenses.

Gain on Debt Extinguishment. For the year ended December 31, 2011, the Company recorded a $1,000,000 non-cash gain as a result of the default and settlement of the Company’s $1,000,000 working capital loan by the guarantors of the loan.  The Company has no obligation to the guarantors as a result of the guarantors’ repayment of the loan. There was no such gain for the year ended December 31, 2012.

Depreciation and Amortization.  Depreciation and amortization charges were $118,000 for the year ended December 31, 2012 compared to $94,000 for the year ended December 31, 2011.  The Company impaired assets totaling $33,000 for assets associated with turbine component fabrication for the year ended December 31, 2012. For the year ended December 31, 2012, the Company impaired assets totaling $13,000.

Other Income (Expense).  Interest expense for the year ended December 31, 2012 was $186,000 as compared to $10,000 for the year ended December 31, 2011 due the amortization of debt discount and borrowing activity on our line of credit agreement with TMK-ENT, Inc. Interest income was minimal for the years ended December 31, 2011 and 2012.

Income Taxes. For the year ended December 31, 2012, we recorded income relating to a New York State Qualified Emerging Company Tax credit totaling $159,000.  This tax credit related to the year ending December 31, 2010, and was received in January, 2012. No such tax credit was received in 2011.

Net Loss.  We incurred net losses of $3,490,000 and $4,006,000 for the years ended December 31, 2012 and 2011, respectively. Increase in sales and a reduction in gross loss and operating expenses in 2012 was offset by the non-recurring gain on debt extinguishment realized for the year ending December 31, 2011.

We continue to use our expertise in energy storage and power distribution to combine wind turbine technology, solar PV systems, generators, and fuel cells with energy storage systems and our proprietary and patent-pending energy storage and management systems to become a market leader in the power management and renewable energy industries.  We believe that our products will be sold in the residential, commercial/industrial, government, military, portable and off-grid markets.

There can be no assurance that our management will be successful in completing our product development programs, implementing the continued development of a domestic and international sales force, and developing the supply chain for all of our purchased components.  These initiatives are crucial for our continued growth.

Liquidity and Capital Resources

Our working capital deficit as of June 30, 2013 was $858,000, as compared to working capital of $178,000 as of December 31, 2012. The decrease in working capital relates primarily to the cash loss from operations.

In addition to our $1.25 million working capital loan with TMK-ENT, Inc., our principal source of liquidity has been through private placement offerings of our common stock and warrants to purchase common stock. From 2008 through 2010, we raised $3,180,000 through the sale of stock at varying prices. (Placement costs amounted to $43,000). In November 2009, we raised $1,667,000 via the exercise by third parties of 1.7 million stock options.  In December 2010, the Board of Directors approved the sale of 115 “units”, with each “unit” consisting of 25,000 shares of common stock, and a warrant to purchase up to 875 shares of common stock at $10.00 per share. The warrant vests two years from the date of purchase, and has a ten-year term. The Company sold 48 “units” in December 2010, for $840,000, and in 2011, an additional 67 “units” were sold for a total of $1,172,000. In May 2011, our Board of Directors approved a substantially similar private placement offering plan to sell up to 115 “units”, which were sold in the last half of 2011. Costs associated with these private placements were minimal.

On March 7, 2012, our Board of Directors approved a private placement for the sale of up to 100 units, with each unit costing no less than $15,000 and consisting of 7,500 shares of the Company’s common stock and a warrant to purchase 1,000 shares of the Company’s common stock at $10.00 per share.  Each warrant will vest two years from the date of purchase of the applicable unit, and has a ten-year term.  Each purchaser of units in this private placement is required to agree to not sell any shares of common stock purchased in the private placement for at least one year.  During 2012, the Company sold 53 units, which yielded $795,000.

On July 31, 2013 we sold pursuant to a securities purchase agreement an aggregate of 4,420,000 shares of Arista Power’s common stock, par value $.002 per share, and five-year warrants, which vested in full upon issuance, to purchase a total of 2,210,000 additional shares of common stock at a purchase price of $0.30 per share to 12 institutional and private investors for a total of $1,105,000 in gross proceeds from the sales.  The warrant and securities purchase agreement have customary anti-dilution protections and registration rights.  Subsequently, on August 7, 2013, we sold an additional 600,000 shares of Arista Power’s common stock, par value $.002 per share, and five-year warrants, which vested in full upon issuance, to purchase a total of 300,000 additional shares of common stock at a purchase price of $0.30 per share for a total of $150,000 in gross proceeds.

We have utilized our funds to form our management, sales and engineering teams, purchase inventory to satisfy short term customer demand, and to further our product development. We have also used resources to develop and test our Power on Demand system, our Mobile Renewable Power Station and our intelligent micro-grids.  We have also utilized funds to develop and launch marketing for our Company initiative to focus into broader applications of renewable energy and power management, including, but not limited to, our Power on Demand system, Mobile Renewable Power Station and intelligent micro-grids.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements as of and for the years ended December 31, 2012 and 2011, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. There is substantial doubt about our ability to continue as a going concern as the continuation and expansion of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our products, and achieving a profitable level of operations.

The issuance of additional equity securities by us may result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations. Furthermore, our ability to raise additional capital may be made more difficult by a global financial crisis.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to shareholders.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate these estimates, including those related to bad debts, inventories, intangible assets, income taxes, and contingencies and litigation, on an ongoing basis. We base these estimates on historical experiences and on various other assumptions that we believe are reasonable under the circumstances. These assumptions form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies and the related estimates and assumptions discussed below are among those most important to an understanding of our financial statements.

Revenue Recognition

Revenue is recognized when all of the following conditions are satisfied:  (1) there is persuasive evidence of an arrangement; (2) the service or product has been provided to the customer; (3) the sale price to be paid by the customer is fixed or determinable; and (4) the collection of the sale price is reasonably assured.  Amounts billed and/or collected prior to satisfying our revenue recognition policy are reflected as customer deposits.

For research and development contracts, we recognize the revenue using the proportional effort method based upon the relationship of cost incurred to date to the total estimated cost to complete the contract. Cost elements include direct labor, materials, overhead and outside contractor costs.  The excess of amounts billed on a milestone basis versus the amounts recorded as revenue on a proportional effort basis is classified as deferred revenue.  We provide for any loss that we expect to incur in the agreements when the loss is probable.

For certain Power on Demand system sales, we bill the customer based upon the cost savings generated from the system.  Because of the terms of these sales transactions, we record the sale on a cost recovery method, whereby equal amounts of revenue and expense are recognized as collections are made, postponing the recognition of profit until all costs have been recovered.

Warranty Reserves

We maintain provisions related to normal warranty claims by customers. Factors that affect the warranty reserve are projected cost of repair and/or replacement, component life cycles, and limited historical data. These estimates are reviewed quarterly and are updated as new information becomes available. The impact of any change in estimates will be taken into account when analyzing future warranty reserve requirements. There is no assurance that future warranty claims will be consistent with our limited past history, and in the event that we experience as significant increase in warranty claims, our reserves may be insufficient.

Stock-Based Compensation

In December 2004, FASB issued SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”), now ASC 718.  ASC 718 establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  ASC 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  ASC 718 requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” now ASC 505 and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees,” now ASC 505.  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable in accordance with ASC 505-50.

Management has valued the options at their date of grant utilizing the Black-Scholes Option Pricing Model.   Prior to there being a public market for the Company shares, the fair value of the underlying shares was determined based on recent transactions by the Company to sell shares to third parties.  Since the Company’s stock started trading on the OTCBB, the closing price on grant date has been used.   Further, the expected volatility was calculated using the historical volatility of similar public entities in the energy storage and energy management field in accordance Question 6 of SAB Topic 14.D.1, ASC 718.  In making this determination and finding other similar companies, the Company considered the industry, stage of life cycle, size and financial leverage of such other entities. Our actual volatility could vary from the estimate used based on these companies, which could have a material impact on future results of operations.  The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.  The expected life of options used was based on the contractual life of the option granted.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.

Equity Compensation Plan Information

Information about our equity compensation plans at December 31, 2012 is as follows:

	Number of securities to be issued upon exercise of outstanding options, warrants & rights	Weighted average exercise price of outstanding options, warrants & rights	Number of securities remaining available for future issuance under equity compensation plans (excluding(a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders
Stock Options(1)	516,400	$3.25
Restricted Stock Award(2)	169,368
Total	685,768		693,392

(1)	Consists of the 2008 Equity Incentive Plan, which permits the award of stock options, restricted stock and various other stock-based awards.
(2)	The restricted stock awards do not have an exercise price and fully vested on August 20, 2013.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There has been no change of accountants nor any disagreements with accountants on any matter of accounting principles or practices of financial statement disclosure required to be reported under section 304 of Regulation S-K.

Directors and Executive Officers

As of August 30, 2013, the directors and executive officers of the Company are as follows:

Name	Age	Position
William A. Schmitz	51	Chief Executive Officer and Director
Molly Hedges	57	Chief Financial Officer
Mark Matthews	40	President and Director
Adeeb Saba	46	Vice President of Operations
Dov Schwell	45	Chairman of the Board of Directors and Director
Ira A. Greenstein	53	Director
Steven DiNunzio	45	Director
George Naselaris	72	Director

DIRECTORS

The Company’s Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes (Class I, Class II and Class III) of as nearly equal number of directors as possible.  The director positions are classified with current terms as follows:  the first class (Class I) expires at the 2016 Annual Meeting of Shareholders; the second class (Class II) expires at the 2014 Annual Meeting of Shareholders; and, the third class (Class III) expires at the 2015 Annual Meeting of Shareholders.  Directors that replace those whose terms expire at such annual meetings are elected for three-year terms.

The Class I director positions are currently held by Dov Schwell and Steven DiNunzio.  The Class II director positions are currently held by William A. Schmitz and George Naselaris. The Class III director positions are currently held by Ira A. Greenstein and Mark Matthews.

The following biography sets forth certain information with respect to the nominees for election as a director of the Company, who is not related to any other director or executive officer.  The nominees currently serve on the Board of Directors.

Class I — Three-Year Term Expiring in the Year 2016

Dov Schwell, age 45, has served as a director of the Company since April 28, 2010 and as Chairman of the Board of Directors of the Company since June 10, 2010.  Mr. Schwell has served as a practicing attorney since 1991, with his practice focusing on mergers and acquisitions, securities law and general corporate law.  Since its formation in April 2010, Mr. Schwell has served as managing partner of Schwell, Wimpfheimer & Associates LLP (formerly known as Outside Counsel Solutions LLP), a full-service law firm based in New York City.  From September 2004 through April 2010, he served as the Chief Executive Officer of Outside Counsel Solutions.  From December 2007 through October 2008, he served as Senior Vice President – Legal of IDT Corporation (NYSE: IDT).  Prior to September 2004, he served as a partner at the New York Office of McDermott, Will & Emery.  Mr. Schwell received a B.A. in Computer Science from Yeshiva University in 1988 and a J.D. from Columbia Law School in 1991.

Key Attributes, Experience, and Skills:

Mr. Schwell is an attorney who brings extensive experience in representing publicly traded companies.  Mr. Schwell’s knowledge of legal issues pertaining to publicly traded companies, including, without limitation, corporate governance matters, financing matters, disclosure obligations and merger and acquisition issues has been a valuable asset to the Company in light of the nature of the Company’s business, and will enable him to successfully serve the Company on a going-forward basis.

Steven DiNunzio, age 45, is a director of the Company, elected on December 30, 2009.  Mr. DiNunzio was Chief Financial Officer of Fairhills Capital Management LLC from April 15, 2012 to October 15, 2012.  Prior to that, Mr. DiNunzio was Chief Financial Officer of Diamond Notch Asset Management, LLC, a multi-strategy investment advisor, from August 2007 to April 2012.  His responsibilities at Diamond Notch included accounting and financial management and reporting, middle and back office operations and managing service provider relationships, for administration, audit, tax and most prime broker relationships.  Prior to joining Diamond Notch, Mr. DiNunzio held several positions in the Fund Derivatives Department at BNP Paribas and Zurich Capital Markets from 2002 to 2007, his last as Director and Head of Fund Derivatives Operations for BNP Paribas in New York.  Prior to joining Zurich Capital Markets, Mr. DiNunzio was an Executive Director at Dune Partners, Ltd., a London-based Equity Long/Short hedge fund where his responsibilities included heading operations, compliance and finance.  Between 1993 and 1998, he held various positions at Swiss Bank/UBS in the Foreign Exchange, Middle Office and Program Management group.  Mr. DiNunzio holds a Bachelors of Business Administration from Pace University and is a CFA Charter Holder.

Key Attributes, Experience, and Skills:

Mr. DiNunzio brings extensive experience in the financial industry to the Board of Directors.  Mr. DiNunzio’s knowledge of financial industry has been a valuable asset to the Company in light of the nature of the Company’s business, and will enable him to successfully serve the Company on a going-forward basis.

Class II Directors — Three-Year Term Expiring in the Year 2014

William A. Schmitz, age 51, had served as President and as a director of the Company since November 15, 2009.  On April 15, 2010, Mr. Schmitz was named Chief Executive Officer of the Company. On July 31, 2013, William A. Schmitz resigned as the President of Arista Power.  Mr. Schmitz remains the Chief Executive Officer of Arista Power and a member of the Board of Directors of Arista Power.  Prior to joining Arista Power, Mr. Schmitz was Chief Operating Officer of Ultralife Corporation (formerly known as Ultralife Batteries Inc.) since 2002.  Mr. Schmitz joined Ultralife in December 1999 and until his appointment as its COO, held several positions including its Vice President of Manufacturing, its Vice President and General Manager of Primary Batteries, and its Chief Operating Officer of Primary Batteries.  Prior to joining Ultralife, Mr. Schmitz served for Bausch & Lomb from 1985 to 1999 in several positions, most recently as Director of New Product Development in the Eyewear Division from 1995 to 1999.  Mr. Schmitz has an M.S. in Operations Management from the University of Rochester and a B.S. in Mechanical Engineering from the Rochester Institute of Technology.

Key Attributes, Experience, and Skills:

Mr. Schmitz brings extensive sales, manufacturing and product distribution experience to the Board of Directors.  Mr. Schmitz’s knowledge of these areas has been a valuable asset to the Company in light of the nature of the Company’s business, and will enable him to successfully serve the Company on a going-forward basis.

George Naselaris, age 72, is a director of the Company, elected in November 2008.  Prior to his retirement in 2011, Mr. Naselaris was the owner of the Duchess Restaurant in Penfield, New York, a full-service family restaurant for more than 40 years.

Key Attributes, Experience, and Skills:

Through Mr. Naselaris’ career as an entrepreneur driving the growth of the Duchess Restaurant, he has obtained valuable business and management experience and brings important perspectives on the issues facing the Company. Mr. Naselaris’ tenure as a member of the Board of Directors and its Compensation and Audit Committees brings useful compliance insights to the Board.

Class III Director — Three-Year Term Expiring in the Year 2015

Ira A. Greenstein, age 53, is a director of the Company, elected on August 27, 2013.  Mr. Greenstein currently serves as President of Genie Energy Ltd. (NYSE: GNE), which, through its IDT Energy subsidiary, supplies electricity and natural gas to residential and small business customers in New York, New Jersey, Pennsylvania and Maryland.  Genie Energy Ltd.’s Genie Oil & Gas holds and manages interests in oil shale and other oil development projects in Colorado and Israel. Mr. Greenstein currently also serves as Counsel to the Chairman of IDT Corporation (NYSE:  IDT) and previously served as President of IDT from 2001 through 2011. He previously served as a Director of IDT and General Counsel and Secretary of Net2Phone, Inc.  Prior to joining IDT, Mr. Greenstein was a partner in Morrison & Foerster LLP, where he served as the Chairman of that firm’s New York Office’s Business Department. Mr. Greenstein was also an associate in the New York and Toronto offices of Skadden, Arps, Slate, Meagher & Flom LLP and served on the Securities Advisory Committee and as secondment counsel to the Ontario Securities Commission.  Mr. Greenstein serves on the Boards of Directors of Document Security Systems, Inc. (AMEX-DSS), Ohr Pharmaceutical, Inc. (NASDAQ:OHRP), NanoVibronix, Inc. and Regal Bank of New Jersey.  Mr. Greenstein received a B.S. from Cornell University and a J.D. from Columbia University Law School, where he serves as a member of the Dean’s Council.

Key Attributes, Experience, and Skills:

Mr. Greenstein provides the Company with significant public company management experience, particularly in regard to legal and corporate governance matters, mergers and acquisitions, and strategic planning.  In addition, Mr. Greenstein’s extensive legal experience provides the Company with insights and guidance with respect to legal matters.

Mark Matthews, age 40, is the President and a Director of the Company, appointed to each on July 31, 2013.  Prior to being named President and a Director of the Company, since December 2009, Mr. Matthews was Arista Power’s Vice President of Sales and Marketing.  Prior to joining Arista Power, Mr. Matthews was Vice President of Government and Commercial Sales at Ultralife Corporation (formerly known as Ultralife Batteries, Inc.), where he managed a 15 person direct sales force with over 50 distributors and agents located in six continents.  Mr. Matthews joined Ultralife in 2000 and, in addition to Vice President of Government and Commercial Sales, has served as Vice President/General Manager of Governmental Products, where he was responsible for all sales and engineering activity in the Government business unit, which accounted for 65% of Ultralife’s revenue stream, Director of Sales, Director of Quality and Lead Cell and Battery Designer.  Before this, Mr. Matthews worked for Saft America from 1997 to 2000 as a lithium sulfur dioxide cell designer, and for Eagle Picher from 1995 to 1997 as a thermal battery design engineer.  Mr. Matthews holds a B.S. in Engineering Management and Chemical Engineering from Missouri University of Science and Technology.

Key Attributes, Experience, and Skills:

Mr. Matthews brings extensive sales, marketing and product development experience to the Board of Directors.  Mr. Matthews’ knowledge of these areas has been a valuable asset to the Company in light of the nature of the Company’s business, and will enable him to successfully serve the Company on a going-forward basis.

Executive Officers

Molly Hedges, age 57, is the Vice President of Finance and was appointed Chief Financial Officer of the Company on May 22, 2013.  Immediately prior to being appointed the Chief Financial Officer of the Company, Ms. Hedges was the Acting Chief Financial Officer, Vice President of Finance and Controller of Arista.  Immediately prior to joining Arista Power in April 2010, Ms. Hedges was Vice President of Finance and Controller at Ultralife Corporation (formerly known as Ultralife Batteries, Inc.).  She also served at Ultralife as Director of Finance and Vice President - Supply Chain.  Ms. Hedges joined Ultralife in 2000.  Prior to that, Ms. Hedges held various positions in Finance and Planning at Bausch & Lomb, and at PricewaterhouseCoopers LLP.  Ms. Hedges is a Certified Public Accountant, and holds a B.S. in Accounting from Ithaca College.

Adeeb Saba, age 46, is the Vice President of Operations of the Company, appointed in December 2009.  Prior to joining Arista Power, Mr. Saba was Vice President of Manufacturing at Ultralife Corporation (formerly known as Ultralife Batteries, Inc.), where he was responsible for all rechargeable, non-rechargeable and communications systems operations.  Mr. Saba joined Ultralife in 2000 and, in addition to Vice President of Manufacturing has served as Vice President of Engineering – Government of Defense Group, and Director of Technology.  Before this, Mr. Saba served for Titmus Corporation from 1997 to 2000 as an Engineering Manager for New Product Development and for the Development Group, and for Bausch & Lomb from 1991 to 1996 where he participated in the commercialization of dozens of new models of Ray-Ban sunglasses.  Mr. Saba holds a B.S. in Manufacturing Engineering Technology from Rochester Institute of Technology

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or awarded for the fiscal years ended December 31, 2012 and 2011 to the Company’s Chief Executive Officer and the two other highest paid executive officers of the Company during 2012 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)

William A. Schmitz,	2012	257,419	—	—	29,640	(2)	8,480	(3)	295,539
Chief Executive Officer	2011	236,099	—	—	—		7,135	(3)	243,234

Mark Matthews,	2012	182,419	75,466	—	—		8,480	(3)	266,365
President(4)	2011	182,253	38,360	—	—		7,135	(3)	227,748

Adeeb Saba,	2012	182,419		—	—		8,480	(3)	190,899
Vice President of Operations	2011	164,723	16,911	—	—		7,135	(3)	188,769

(1)
The amounts shown in these columns reflect the aggregate grant date fair value of stock option and restricted stock awards computed in accordance with FASB ASC Topic 718.  In valuing such awards, the Company made certain assumptions.  For a discussion of those assumptions, please see Note 6 to the Company’s Financial Statements included in its Annual Report on Form 10-K for the Fiscal Year ended December 31, 2012.

(2)
On May 9, 2012, the exercise price of Mr. Schmitz’s stock options and certain of his warrants was reduced to $1.67 per share.  This amount represents the fair value as of May 9, 2012 for this reduction of exercise price, as computed in accordance with FASB Topic 718.  In valuing such reduction in exercise price, the Company made certain assumptions.  For a discussion of those assumptions, please see Note 6 to the Company’s Financial Statements included in its Annual Report on Form 10-K for the Fiscal Year ended December 31, 2012.

(3)	Consists of amounts paid for health insurance, dental insurance, and group life insurance.
(4)	On July 31, 2013, Mr. Matthews was named President of Arista Power. From December 2009 until July 31, 2013, Mr. Matthews was the Vice President of Sales & Marketing.

Employment Agreements

William A. Schmitz.  On November 15, 2009, the Company entered into an employment agreement with Mr. Schmitz which provided for an initial three-year employment term, which term automatically renewed for successive one-year terms unless terminated by Mr. Schmitz or the Company at least sixty days prior to the end of the term or any subsequent renewal term.  Mr. Schmitz’s base compensation was $225,000 during the first year of the term, and $250,000 per year thereafter.  He was eligible to receive a bonus of $25,000 contingent upon the Company recording an aggregate of $2.5 million of (i) revenue and (2) state and federal government grants prior to December 31, 2010, which did not occur.  In addition, Mr. Schmitz was eligible for a further bonus at the discretion of the Compensation Committee of the Company.  Pursuant to his agreement, Mr. Schmitz received an option to purchase 75,000 shares of the Company’s common stock pursuant to the Company’s 2008 Equity Incentive Plan, as amended and restated, with such option having a 10-year term and vesting of 12,500 shares on November 15, 2010, 12,500 shares on November 15, 2011 and 50,000 shares on November 15, 2012. On July 29, 2013, Mr. Schmitz, entered into a termination of employment agreement with the Company.  Pursuant to such termination of employment agreement, Mr. Schmitz terminated his employment agreement with the Company, effective July 29, 2013, agreed to become an at-will employee of the Company with a reduction in his annual compensation to $52,000. On July 31, 2013, Mr. Schmitz was awarded an option to purchase 200,000 shares of the Company’s common stock, with such options having a ten-year term. The Options will become exercisable in the following installments: (a) one third in equal installments on July 31, 2014, July 31, 2015 and July 31, 2016; (b) one third upon the Company reporting aggregate revenue in four consecutive quarters of $10 million or more; and (c) one third upon the Company reporting positive cash flow from operations in two consecutive quarters.  .

Mark Matthews.  On December 17, 2009, the Company entered into an employment agreement with Mr. Matthews in connection with his employment with the Company.  It provided for an initial three-year employment term, which term automatically renewed for successive one-year terms unless terminated by Mr. Matthews or the Company at least sixty days prior to the end of the term or any subsequent renewal term.  Mr. Matthews’ base compensation was set at $175,000 per year.  In addition to his base salary, Mr. Matthews was entitled to receive a commission equal to five percent (5%) of all sales of the Company during calendar year 2010, with such commission subject to adjustment after 2010 by the Chief Executive Officer of the Company.  Such commission remained at 5% until July 29, 2013.  Pursuant to his agreement, Mr. Matthews received an option to purchase 7,500 shares of the Company’s common stock pursuant to the Company’s 2008 Equity Incentive Plan, as amended and restated, with such option having a 10-year term and vesting of 2,500 shares on December 17, 2010, 2,500 shares on December 17, 2011 and 2,500 shares on December 17, 2012.  In addition, pursuant to his agreement, Mr. Matthews received 1,250 shares of the Company’s restricted common stock pursuant to the Company’s 2008 Equity Incentive Plan, as amended and restated, which were fully vested upon issuance on January 5, 2010.  On July 29, 2013, Mr. Matthews, entered into a termination of employment agreement with the Company.  Pursuant to such termination of employment agreement, Mr. Matthews terminated his employment agreement with the Company, effective July 29, 2013, agreed to become an at-will employee of the Company with an annual base salary of $175,000 and with the elimination of commissions payable to Mr. Matthews for sales made by Arista Power after June 30, 2013.  On July 31, 2013, Mr. Matthews awarded an option to purchase 750,000 shares of the Company’s common stock, with such options having a ten-year term. The options will become exercisable in the following installments: (a) one third in equal installments on July 31, 2014, July 31, 2015 and July 31, 2016; (b) one third upon the Company reporting aggregate revenue in four consecutive quarters of $10 million or more; and (c) one third upon the Company reporting positive cash flow from operations in two consecutive quarters.

Adeeb Saba.  On December 28, 2009, the Company entered into an employment agreement with Mr. Saba in connection with his employment with the Company.  It provided for an initial three-year employment term, which term automatically renewed for successive one-year terms unless terminated by Mr. Saba or the Company at least sixty days prior to the end of the term or any subsequent renewal term.  Mr. Saba’s base compensation was set at $175,000 per year.  In addition to his base salary, Mr. Saba was entitled to receive bonus payments in 2010 as follows:  four percent (4%) of all sales of the Company up to $2.5 million and one percent (1%) of all sales of the Company between $2.5 million and $10 million recorded during calendar year 2010.  Pursuant to his agreement, Mr. Saba received an option to purchase 20,000 shares of the Company’s common stock pursuant to the Company’s 2008 Equity Incentive Plan, as amended and restated, with such option having a 10-year term and vesting of 10,000 shares on December 28, 2010, 5,000 shares on December 28, 2011 and 5,000 shares on December 28, 2012. On July 29, 2013, Mr. Saba, entered into a termination of employment agreement with the Company.  Pursuant to such termination of employment agreement, Mr. Saba terminated his employment agreement with the Company, effective July 29, 2013, agreed to become an at-will employee of the Company with a reduction in his annual base salary to $120,000. On July 31, 2013, Mr. Saba awarded an option to purchase 100,000 shares of the Company’s common stock, with such options having a ten-year term. The options will become exercisable in the following installments: (a) one third in equal installments on July 31, 2014, July 31, 2015 and July 31, 2016; (b) one third upon the Company reporting aggregate revenue in four consecutive quarters of $10 million or more; and (c) one third upon the Company reporting positive cash flow from operations in two consecutive quarters

Outstanding Equity Awards

The following table sets forth all outstanding equity awards made to each of the Company’s named executive officers that were outstanding at December 31, 2012:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)
William A. Schmitz	75,000	0		1.67	(1)	11/15/2019	42,582	(2)	—
Mark Matthews	7,500			5.80	(1)	12/17/2019	14,286	(2)	—
	5,000	2,500	(3)	5.20	(1)	08/12/2020
Adeeb Saba	20,000			5.80	(1)	12/28/2019	37,500	(2)	—

(1)	On July 31, 2013, Board of Directors of the Company repriced the exercise price of these options to $0.75 per share.
(2)	Restricted shares of common stock that were scheduled to vest on August 20, 2013. On August 12, 2013, the Compensation Committee of the Board of Directors deferred the vesting of these restricted shares of common stock to April 1, 2014.
(3)	Unexercised stock options that vested on August 12, 2013.

In January 2010, the Company’s Board of Directors adopted a 401(k) plan for the payment of retirement benefits to employees, including to the Company’s named executive officers.  To date, the Company has not contributed or matched any funds to any employee, including the named executive officers, under the 401(k) plan.

2013 COMPENSATION FOR NON-EMPLOYEE DIRECTORS

Annual compensation for non-employee directors for 2013 was comprised entirely of awards of options to purchase the Company’s common stock, as is described in more detail below.

Director Equity Grants

Pursuant to the Company’s 2008 Equity Incentive Plan, as amended and restated (the “2008 Plan”), each non-employee director of the Company who is deemed to be independent receives, on each January 5th (or the next business day thereafter if January 5th is not a business day), an automatic grant of an option to purchase 20,000 shares of common stock of the Company, which vests immediately upon grant.  The exercise price of such options is equal to the closing price of the common stock on the date of the option grant, and the term of such options is ten years.  A new independent director who becomes a member of the Board of Directors during the course of the calendar year receives an automatic grant on the date that he or she becomes a director in the amounts specified above, pro-rated based on the calendar month of the year in which such person became a director.  The options are granted on a going-forward basis, before the director completes his or her service for the calendar year.  All such grants of options to non-employee directors are subject to certain terms and conditions described in the 2008 Plan.

Chairman of the Board and Committee Chairmen

Pursuant to the 2008 Plan, each of the Chairman of the Board of Directors and the Chairman of the Audit Committee receive on each January 5th (or the next business day thereafter if January 5th is not a business day) an additional automatic grant of an option to purchase 10,000 shares of common stock of the Company, which vest immediately upon grant. Pursuant to the 2008 Plan, each of the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee receive on each January 5th (or the next business day thereafter if January 5th is not a business day) an additional automatic grant of an option to purchase 7,500 shares of common stock of the Company, which vest immediately upon grant.  The exercise price of such options is equal to the closing price of the common stock on the date of the option grant, and the term of such options is ten years.  A director who becomes a Committee Chairman during the course of the calendar year receives an automatic grant on the date that he or she assumes such position in the amounts specified above, pro-rated based on the calendar month of the year in which such person assumes the applicable position.  The options are granted on a going-forward basis, before the director completes his or her service for the calendar year.  All such grants of options to non-employee directors are subject to certain terms and conditions described in the 2008 Plan.  Dov Schwell has been Chairman of the Board of Directors since June 10, 2010, Steven DiNunzio has been Chairman of the Audit Committee since March 10, 2010, and Ira Greenstein has been Chairman of each of the Compensation Committee and the Corporate Governance Committee since August 27, 2013.

2012 Director Compensation Table

The following table lists compensation paid in 2012 to any person who served as a non-employee director during 2012.  This table does not include compensation paid to William A. Schmitz, who served as a director and also was a named executive officer in 2012, as he did not receive additional compensation for his service as a director.  Ira A. Greenstein and Mark Matthews did not serve as a director in 2012.

Name	Dates of Board Service During 2012	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)	Total ($)
Dov Schwell	01/01/2012–12/31/2012	—	57,360	(2)	—	57,360
John P. Blake	01/01/2012–12/31/2012	—	57,935	(3)	—	57,935
Steven DiNunzio	01/01/2012–12/31/2012	—	62,144	(4)	—	62,144
Pierre Leignadier	01/01/2012–12/31/2012	—	57,935	(5)	—	57,935
George Naselaris	01/01/2012–12/31/2012	—	38,230	(6)	—	38,230

(1)
Represents the aggregate grant date fair value of options to purchase common stock granted to such director, computed in accordance with the Financial Accounting Standards Board ASC Topic 718.  In valuing such awards, the Company made certain assumptions.  For a discussion of those assumptions, please see Note 6 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for 2012.

(2)
Consists of an option to purchase 15,000 shares of common stock with an exercise price of $1.35 per share granted on January 5, 2012 as the automatic annual grants of options pursuant to the Company’s 2008 Equity Incentive Plan, as amended and restated (the “2008 Plan”), and an option to purchase 15,000 shares of common stock with an exercise price of $2.95 per share granted on May 9, 2012 pursuant to the 2008 Plan.

(3)
Consists of an option to purchase 10,000 shares of common stock with an exercise price of $1.35 per share granted on January 5, 2012 as the automatic annual grant of options pursuant 2008 Plan, and an option to purchase 17,500 shares of common stock with an exercise price of $2.95 per share granted on May 9, 2012 pursuant to the 2008 Plan.

(4)
Consists of an option to purchase 11,650 shares of common stock with an exercise price of $1.35 per share granted on January 5, 2012 as the automatic annual grants of options pursuant to the 2008 Plan, and an option to purchase 18,350 shares of common stock with an exercise price of $2.95 per share granted on May 9, 2012 pursuant to the 2008 Plan.

(5)
Consists of an option to purchase 10,000 shares of common stock with an exercise price of $1.35 per share granted on January 5, 2012 as the automatic annual grants of options pursuant to the 2008 Plan, and an option to purchase 17,500 shares of common stock with an exercise price of $2.95 per share granted on May 9, 2012 pursuant to the 2008 Plan.

(6)
Consists of an option to purchase 10,000 shares of common stock with an exercise price of $1.35 per share granted on January 5, 2012 as the automatic annual grants of options pursuant to the 2008 Plan, and an option to purchase 10,000 shares of common stock with an exercise price of $2.95 per share granted on May 9, 2012 pursuant to the 2008 Plan.

Director Beneficial Ownership

Non-employee directors beneficially owned the following shares of the Company’s common stock and options to purchase shares of the Company’s common stock, as of December 31, 2012:

Name	Common Stock		Options to Purchase Common Stock
Dov Schwell	500	(1)	52,500
John P. Blake	100		46,667
Steven DiNunzio	105,000		52,483
Pierre Leignadier	105,650	(2)	45,000
George Naselaris	10,000		40,000

(1)	Shares held by his children who share the same home.
(2)	Includes 5,650 shares held by his wife.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee have served as an officer or employee of the Company or have any relationship with the Company that is required to be disclosed under the heading “Related Person Transactions.”

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the common stock of the Company, (ii) each of the Company’s directors, director nominees, and named executive officers, and (iii) all directors and executive officers of the Company as a group.  Unless otherwise noted in the footnotes to the table, to the best of the Company’s knowledge, the persons named in the table have sole voting and investing power with respect to all shares indicated as being beneficially owned by them.

Unless otherwise noted, the security ownership information provided below is given as of August 28, 2013 and all shares are owned directly, and includes shares with underlying options or warrants which can be exercised within 60 days of August 28, 2013 (but such shares underlying options or warrants are not deemed outstanding for computing the percentage of any other person).  Percentage ownership information is based on 17,993,694 outstanding shares of common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage Ownership of Common Stock of Class
Paul Packer(1) Globis Capital Partners, L.P.(1) Globis Capital Advisors, L.L.C. (1) Globis Capital Management, L.P. (1) Globis Capital, L.L.C. (1) 805 Third Avenue 15th Floor New York, N.Y. 10022	1,800,000 (1)		9.7%

William A. Schmitz	1,170,332	(2)	6.4%
Mark Matthews	343,119	(3)	1.9%
Adeeb Saba	317,500	(4)	1.8%
Dov Schwell	82,800	(5)	*
Ira A. Greenstein	14,583	(6)	*
Steven DiNunzio	205,708	(7)	1.1%
George Naselaris	70,000	(8)	*
All directors and executive officers as a group (8 persons)	2,401,806		13.4%

*	less than 1% of the outstanding shares of common stock.

(1)
Based on the Schedule 13G filed with the Securities and Exchange Commission on August 8, 2013 by Paul Packer,  Globis Capital Partners, L.P., Globis Capital Advisors, L.L.C., Globis Capital Management, L.P., Globis Capital, L.L.C., together with relevant subsidiaries and members of the filing group.  Each of the members of the filing group reported that it had shared voting and dispositive power over the shares it beneficially owned.  The holdings consist of a total of 1,200,000 shares already issued and outstanding and 600,000 warrants to purchase common stock that can be exercised within 60 days.

(2)
Consists of:  (a) 323,832 shares held by Mr. Schmitz directly; (b) 625,000 shares held by Mr. Schmitz’s IRA; (c) an option to purchase 75,000 shares of common stock issued pursuant to the Company’s 2008 Equity Incentive Plan, as amended and restated (the “2008 Plan”), that can be exercised within 60 days; (d) 124,625 warrants to purchase common stock that can be exercised within 60 days; and (e) 21,875 warrants held by Mr. Schmitz’s IRA to purchase common stock that can be exercised within 60 days

(3)
Consists of:  (a) 142,619 shares held by Mr. Matthews directly; (b) 175,000 shares held by Mr. Matthews’ IRA;  (c) options to purchase 15,000 shares of common stock issued pursuant to the 2008 Plan that can be exercised within 60 days; (d) 4,375 warrants to purchase common stock that can be exercised within 60 days and (e) 6,125warrants held by Mr. Matthews’ IRA that can be exercised within 60 days.

(4)
Consists of:  (a) 88,750 shares held by Mr. Saba directly; (b) 200,000 shares held by Mr. Saba’s IRA; and (c) an option to; purchase 20,000 shares of common stock issued pursuant to the 2008 Plan that can be exercised within 60 days; (d) 1,750 warrants to purchase common stock that can be exercised within 60 days and (e) 7,000 warrants held by Mr. Saba’s IRA that can be exercised within 60 days.

(5)
Consists of:  (a) options to purchase 82,500 shares of common stock issued pursuant to the 2008 Plan that can be exercised within 60 days; and (b) an aggregate of 300 shares held by Mr. Schwell’s children who share the same home.

(6)	Consists of options to purchase 14,583 shares of common stock issued pursuant to the 2008 Plan that can be exercised within 60 days.
(7)
Consists of (a) 105,000 shares held by Mr. DiNunzio directly; (b) 9,975 shares held by Mr. DiNunzio’s IRA; and (c) 88,108 options to purchase common stock issued pursuant to the 2008 Plan that can be exercised within 60 days; and (d) 2,625 warrants to purchase common stock that can be exercised within 60 days.

(8)	Consists of (a) 10,000 shares held by Mr. Naselaris directly and (b) options to purchase 60,000 shares of common stock issued pursuant to the 2008 Plan that can be exercised within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

On April 28, 2010, the Board of Directors adopted a Statement of Policy with respect to Related Person Transactions, which is administered by Corporate Governance Committee.  This policy covers any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person has a direct or indirect material interest.  Related Persons include directors, director nominees, executive officers, any beneficial holder of more than 5% of any class of the Company’s voting securities, and any immediate family member of any of the foregoing persons.  Transactions that fall within this definition are considered by the Nominating and Corporate Governance Committee for approval, ratification or other action.  Based on its consideration of all of the relevant facts and circumstances, the Nominating and Corporate Governance Committee will decide whether or not to approve such transaction and will approve only those transactions that are in the best interests of the Company and its shareholders.  If the Company becomes aware of an existing Related Person Transaction that has not been approved under this Policy, the matter will be referred to the Corporate Governance Committee.  The Nominating and Corporate Governance Committee will evaluate all options available, including ratification, revision or termination of such transaction.

Transactions with Related Persons

During 2011, 2012 and 2013, there were no transactions that were subject to the Statement of Policy with respect to Related Person Transactions.

Amy Brock, the daughter of Gerald Brock, the Company’s Chief Executive Officer in 2010 until April 15, 2010 and a director of the Company during all of 2010, served as Corporate Secretary in 2010 until June10, 2010, and earned $21,285 for her services in 2010.

During 2010, Richard Brock, brother of Gerald Brock, and Richard Brock’s company, R.B. Brock Construction, provided consulting services for the Company.  These services were in connection with production model development, assembly, installation and construction in connection with the Company’s office space.   During 2010, they were compensated an aggregate amount of $50,161 in cash.

EXPERTS

The financial statements of Arista Power, Inc. appearing in Annual Report (Form 10-K), and included herein, for the years ended December 31, 2012 and 2011, have been audited by EFP Rotenberg, LLP, registered independent accountants, as set forth in their report thereon included therein and incorporated herein. Such consolidated financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND WARRANT AGENT

Our stock transfer agent is American Stock Transfer located at 6201 15th Avenue Brooklyn, New York 11219.  We act as our own warrant agent for our outstanding warrants.

ARISTA POWER, INC.

ARISTA POWER, INC.
Condensed Balance Sheets (Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash	$501	$78,253
Accounts Receivable (less allowance for doubtful accounts of $25,200 at June 30, 2013 and December 31, 2012)	32,783	400,419
Prepaid expenses and other current assets	758,103	275,371
Inventory	621,458	669,745
Deferred debt discount	820,750	1,090,750
Total current assets	2,233,595	2,514,538

Other assets	194,434	0

Intangible assets, net	26,311	30,713

Property and equipment, net	88,888	121,587

Total assets	$2,543,228	$2,666,838

Current liabilities
Accounts payable	$1,025,278	$1,268,947
Borrowings under line of credit, net of debt discount	521, 067	166,513
Customer deposits	94,608	127,239
Accrued payroll	359,656	78,445
Deferred revenue	186,738	126,043
Accrued warranty costs	140,074	140,074
Accrued liabilities	434,726	418,069
Current portion of long term debt	11,975	11,688
Derivative liability	317,614	0
Total current liabilities	3,091,736	2,337,018

Long term liabilities
Long term debt	22,618	27,951
Total long term liabilities	22,618	27,951

Total liabilities	3,114,354	2,364,969

Stockholders' (deficit)/equity
Preferred stock, 5,000,000 shares authorized, $0.0001 par value; none issued or outstanding at June 30, 2013 or December 31, 2012	0	0
Common stock, 500,000,000 shares authorized, $0.002 par value; 12,973,694 and 12,406,633 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	25,947	24,813
Additional paid-in capital	25,192,255	24,038,807
Deficit accumulated	(25,789,328)	(23,761,751)
Total stockholders' (deficit)/equity	(571,126)	301,869

Total liabilities and stockholders'(deficit)/ equity	$2,543,228	$2,666,838

The accompanying notes are an integral part of the financial statements.

ARISTA POWER, INC.
Condensed Statements of Operations (Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012

Sales	$328,617	$639,810	$437,260	$950,984
Cost of Goods Sold	324,614	766,847	521,845	1,262,728
Gross Margin/(Loss)	4,003	(127,037)	(84,585)	(311,744)
Operating Expenses/(Income):
Research and development expenses	$130,164	$112,258	$256,702	$258,559
Selling, general and administrative expenses	631,131	769,687	1,365,261	1,428,733
Total expenses	761,295	881,945	1,621,963	1,687,292
Loss from operations	(757,292)	(1,008,982)	(1,706,548)	(1,999,036)
Non-operating revenue/(expense)
Interest expense	(181,109)	(460)	(405,930)	(1,020)
Unrealized (loss) on change in fair value of derivative liabilities	(18,570)	0	(18,570)	0
Net loss before income taxes	(956,971)	(1,009,442)	(2,131,048)	(2,000,056)
Income tax credits	103,971	0	103,471	159,220
Net loss	$(853,000)	$(1,009,442)	$(2,027,577)	$(1,840,836)
Net loss per common share - basic and diluted	$(.07)	$(.08)	$(.16)	$(.15)
Weighted average number of common shares outstanding - basic and diluted	12,918,138	12,212,109	12,797,517	12,073,441

The accompanying notes are an integral part of the financial statements.

ARISTA POWER, INC.
Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Operating activities
Net loss	$(2,027,577)	$(1,840,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation expense	33,403	61,502
Stock-based compensation	539,391	428,826
Issuance of warrants, non-cash	51,115	108,132
Stock issued for rent and services	100,488	251,854
Amortization of debt discount	354,554	0
Impairment of intangible assets	3,699	0
Change in fair value of derivative liability	18,570	0
Changes in operating assets and liabilities:
Decrease/(increase) in trade accounts receivable	367,636	(269,926)
(Increase) in prepaid expense and other current assets	(72,437)	(33,139)
Decrease in inventory	48,287	119,976
(Decrease) in customer deposits	(32,631)	(47,508)
Increase in deferred revenue	60,695	146,919
Increase in accrued warranty costs	0	4,468
Increase in trade accounts payable and accrued liabilities	212,101	27,505
Net cash used in operating activities	(342,706)	(1,042,227)

Investing Activities
Acquisition of fixed assets	0	(20,062)
Net cash used in investing activities	0	(20,062)

Financing activities
Borrowings on line of credit	270,000	0
Proceeds from issuance of common stock	0	720,000
Payments on long term debt	(5,046)	(5,763)
Net cash provided by financing activities	264,954	714,237

Net decrease in cash	(77,752)	(348,052)

Cash – beginning of period	78,253	371,132

Cash – end of period	$501	$23,080

Supplemental Information:
Income tax credits received, net of tax payments	$103,971	$159,220
Interest paid	$1,511	$720
Non-cash investing and financing activities:
Stock issued for accrued expenses	$157,903	$205,859
Application of deferred debt discount	$270,000	$0
Warrants issued for prepaid rent and services	$555,844	$0

The accompanying notes are an integral part of the financial statements.

ARISTA POWER, INC.
Statement of Stockholders’ (Deficit)/Equity
(Unaudited)

	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity
Balance, December 31, 2012	12,406,633	$24,813	$24,038,807	$(23,761,751)	$301,869
Issuance of common stock for accrued liabilities	242,469	485	157,418		157,903
Issuance of common stock for rent and services	157,925	315	100,173		100,488
Issuance of warrants with rent settlement			256,800		256,800
Stock options and stock compensation			363,369		363,369
Net loss for quarter				(1,174,577)	(1,174,577)
Balance, March 31, 2013	12,807,027	$25,613	$24,916,567	$(24,936,328)	$5,852
Issuance of common stock for services	166,667	334	99,666		100,000
Stock options and stock compensation			176,022		176,022
Net loss for quarter				(853,000)	(853,000)
Balance, June 30, 2013	12,973,694	$25,947	$25,192,255	$(25,789,328)	$(571,126)

The accompanying notes are an integral part of the financial statements.

ARISTA POWER, INC.

Notes to the Financial Statements
Six-Month Period ended June 30, 2013
(Unaudited)

Note 1 – Description of Business and Summary of Significant Accounting Policies

Description of Business

Arista Power, Inc. (the Company) was incorporated on March 30, 2001 in the State of New York as Future Energy Solutions, Inc. and in November 2008 changed its name to WindTamer Corporation. In May 2011, the Company changed its name to Arista Power, Inc. The name change more accurately reflects the broadening of the Company’s focus beyond the WindTamer® brand and entry into areas within the energy storage and power management industries.

The Company is a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, and a supplier and designer of solar energy systems.  The Company’s patent-pending Power on Demand system utilizes inputs from multiple energy sources including solar, wind, fuel cells, generators, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce electricity costs for large energy users.  The Company also sells a Mobile Renewable Power Station that generates energy from solar PV, wind turbines, fuel cells, and generators that is stored in an integrated onboard energy storage device for military and other applications, and a stationary, scalable Renewable Power Station that can be drop-shipped to off-grid locations to be used as a ‘micro-grid.’  The Company also designs, sells and installs residential and commercial solar PV systems.

Basis of Preparation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information required by GAAP for complete annual financial statement presentation.

In the opinion of management, all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results of operations have been included in the accompanying unaudited condensed financial statements.  Operating results for the three-month and six-month period ended June 30, 2013 are not necessarily indicative of the results to be expected for other interim periods or the full fiscal year.  These financial statements should be read in conjunction with the financial statements and accompanying notes contained in the Arista Power Form 10-K for the fiscal year ended December 31, 2012.

Method of Accounting

The accompanying financial statements have been prepared in accordance with GAAP.  Arista Power maintains its books and prepares its financial statements on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.  The Company maintains its cash and cash equivalents in bank deposit accounts, which at times may exceed federally insured limits.  The Company believes it is not exposed to any significant credit risk as a result of any non-performance by the financial institutions.

ARISTA POWER, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

Accounts Receivable

Accounts receivable represents amounts due from customers in the ordinary course of business, based upon invoiced amounts, net of any allowance for doubtful accounts.  We evaluate accounts receivable quarterly on a specific account basis to determine the need to an allowance for doubtful account reserve.  As of June 30, 2013 and December 31, 2012, the allowance for doubtful accounts amounted to $25,200.

Inventory

Inventory consists primarily of parts and subassemblies for Power on Demand systems, solar photovoltaic (“PV”) systems, and is stated at the lower of cost or market value.  The Company capitalizes applicable direct and indirect costs incurred in the Company’s manufacturing operations to bring its products to a sellable state.  The inventory as of June 30, 2013 consisted of raw materials amounting to $192,976 and work-in-process amounting to $428,482.  Inventory is reviewed quarterly to determine the need for an excess and obsolete inventory reserve.  As of June 30, 2013 and December 31, 2012, no reserve was necessary.

Fixed Assets

Fixed assets are recorded at cost.  Depreciation is on a straight line basis over the shorter of the estimated useful lives or the related lease for leasehold improvements.  Leasehold improvements for space leased on a month-to-month basis are expensed when incurred.  Expenditures for renewals and betterments are capitalized.  Expenditures for minor items, repairs and maintenance are charged to operations as incurred.  Any gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Intangible Assets

Intangible assets consist of costs associated with the application and acquisition of the Company’s patents.  Patent application costs are capitalized and amortized over the estimated useful life of the patent, which generally approximates its legal life. For the six months ended June 30, 2013, trademark costs totaling $3,699 relating to the Company’s WindTamer® trademark were impaired.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset, including its ultimate disposition.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.   For the six months ended June 30, 2013 and 2012, no assets were impaired.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value due to their short maturity.

ARISTA POWER, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

Derivative Instruments

The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. For stock-based derivative financial instruments, the Company uses the Black-Scholes option valuation model to value the derivative instruments at inception and on subsequent valuation dates. The warrants issued in conjunction with the Company’s strategic advisory agreement with Sunrise Financial Group, Inc. do not have fixed settlement provision because their exercise prices may be lowered if the Company issues securities at lower prices in the future. The Company was required to include the reset provisions in order to protect the warrant holders from the potential dilution associated with future financings. Accordingly, the warrants are recognized as a derivative instrument. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not the settlement of the derivative instrument could be transacted within 12 months of the balance sheet date.

Revenue Recognition

Revenue is recognized when all of the following conditions are satisfied:   (1) there is persuasive evidence of an arrangement; (2) the service or product has been provided to the customer; (3) the sale price to be paid by the customer is fixed or determinable; and (4) the collection of the sale price is reasonably assured.  Amounts billed and/or collected prior to satisfying our revenue recognition policy are reflected as customer deposits.

For research and development contracts, we recognize revenue using the proportional effort method based upon the relationship of cost incurred to date to the total estimated cost to complete the contract.  Cost elements include direct labor, materials, overhead, and outside contractor costs.  The excess of amounts billed on a milestone basis versus the amounts recorded as revenue on a proportional effort basis is classified as deferred revenue. We provide for any loss that we expect to incur in the agreements when the loss is probable.

For certain Power on Demand system sales, we bill the customer based upon the cost savings generated for the system.  Because of the terms of these sales transactions, we record the sales on a cost recovery method, whereby equal amounts of revenue and expense are recognized as collections are made, postponing the recognition of profit until all costs have been recovered.

The Company’s top customer accounted for approximately 40% and 54% of the revenues for the three and six months ended June 30, 2013.

Research and Development Costs

All costs related to research and development are expensed when incurred. Research and development costs consist of expenses associated with the development of the Company’s Power on Demand system and the Mobile Renewable Power Station.  Specifically, these costs consist of labor, materials, and consulting.

Warranty Costs

The Company’s standard warranty on each Power on Demand system, wind turbine, and solar system sold protects against defects in design, material, and workmanship under normal use for varying periods, based upon the product sold.  Several warranties have specific additional terms and conditions.  The Company provides for estimated cost of warranties at the time the revenue is recognized.  Factors that affect the warranty reserve are projected cost of repair and/or replacement, component life cycles, manufacturer’s warranty on component parts, and historical data. These estimates are reviewed quarterly and are updated as new information becomes available. The impact of any change in estimates will be taken into account when analyzing future warranty reserve requirements.

ARISTA POWER, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company accounts for stock option awards granted under the Company’s Equity Incentive Plan in accordance with ASC 718. Under ASC 718, compensation expense related to stock-based payments is recorded over the requisite service period based on the grant date fair value of the awards.  Compensation previously recorded for unvested stock options that are forfeited is reversed upon forfeiture.  The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50.  Accordingly, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement, or over the specified vesting period.

Income Taxes

The Company accounts for income taxes using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities.  This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment.  Deferred assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards.  Deferred income tax expense represents the change in net deferred assets and liability balances.

Basic and Diluted Loss Per Share

Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period.  Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued.  In a loss period, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potentially issued common shares would be anti-dilutive.

As of June 30, 2013, there were 656,025 stock options and 4,611,267 warrants outstanding which, upon exercise, could dilute future earnings.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 2 - Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern.  Since its formation, the Company utilized funds generated from private placement offerings and debt to fund its product development and operations and has incurred a cumulative net loss of $25,789,328.  The recurring losses from operations to date raise substantial doubt about the Company’s ability to continue as a going concern.  Continuation of the Company is dependent on achieving sufficiently profitable operations and obtaining additional financing.

In March of 2012, our Board of Directors approved a private placement for the sale of up to 100 units, with each unit costing no less than $15,000 and consisting of 7,500 shares of the Company’s common stock and a warrant to purchase 1,000 shares of the Company’s common stock at $10.00 per share.  In 2012, the Company sold 53 units, which yielded $795,000. On September 4, 2012, the Company entered into a loan agreement with TMK-ENT, Inc., providing for a $500,000 working capital revolving line of credit.  On November 13, 2012, the loan agreement was amended to allow the Company to borrow up to $750,000, and on December 21, 2012 the loan agreement was amended to increase the Company’s revolving line of credit to $1,250,000.  As of June 30, 2013, there was $1,018,500 outstanding on the revolving line of credit.

ARISTA POWER, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

On July 31, 2013, the Company sold pursuant to a Securities Purchase Agreement an aggregate of 4,420,000 shares of its common stock, par value $.002 per share and five-year warrants, which vested in full upon issuance, to purchase a total of 2,210,000 additional shares of Common Stock at a purchase price of $0.30 per share to 12 institutional and private investors for a total of $1,105,000 in gross proceeds from the sales. On August 8, 2013, the Company sold pursuant to a Securities Purchase Agreement an aggregate of 600,000 shares of its common stock, par value $.002 per share and five-year warrants, which vested in full upon issuance, to purchase a total of 300,000 additional shares of common stock at a purchase price of $0.30 per share for a total of $150,000 in gross proceeds.

This working capital may not be sufficient to fund operational growth, and the Company expects to need to raise additional capital.  There can be no assurance that the Company will continue to be able to raise sufficient capital, at terms that are favorable to the Company or at all, to fund operations.

Note 3 – Debt

On September 4, 2012, the Company entered into an unsecured loan agreement with TMK-ENT, Inc. that provided for a $500,000 working capital revolving line of credit.  Advances under the line of credit bear interest at 10% per year, payable annually. On November 13, 2012, the Company amended its loan agreement to increase the revolving line of credit agreement from $500,000 to $750,000, and on December 21, 2012 amended its loan agreement to increase the revolving credit agreement for $750,000 to $1,250,000. On May 24, 2013, the lender amended the credit agreement to extend the maturity date of the loan to December 21, 2014.  No other terms of the agreement were amended. Borrowings under the line of credit amount to $1,018,500 as of June 30, 2013 ($748,500 as of December 31, 2012). In conjunction with the line of credit facility, the Company issued 1,250,000 warrants to purchase the Company’s common stock at varying prices from $1.38 to $1.62 per share. The warrants vest one year from issuance and have a ten year term. The fair market value of the warrants at grant date was determined utilizing the Black Scholes option pricing model and amounted to $1,839,250. The difference between the fair market value of the warrants and draws on the line of credit is $820,750 as of June 30, 2013 ($1,090,750 as of December 31, 2012), which is recorded as deferred debt discount.  The deferred debt discount will be recognized and recorded as debt discount as the Company continues to borrow against the line of credit. Debt discount costs will be recognized as the Company draws down the available line of credit, and will be amortized over the remaining term of the loan. As a result of the amortization of the debt discount, the Company expensed $154,702 and $354,554 for the three months and six months ended June 30, 2013, while there was no such expense for the three and six months ended June 30, 2012.

Annual maturities of debt are as follows:

2013 (7/1/2013- 12/31/2013)	$6,642
2014	$1,030,282
2015	$9,540
2016	$6,629

Note 4 – Stockholders’ Equity

In January 2013, the Company issued 10,000 shares of common stock to an attorney for services rendered, which totaled $10,000.

On February 4, 2013, the Company entered into a lease modification, a purchase agreement and a warrant to purchase common stock with 1999 Mt. RB, LLC, the Company’s landlord at 1999 Mt. Read Boulevard, Rochester, New York. Pursuant to the terms and conditions of the purchase agreement, the Company sold to 1999 Mt. RB 390,394 shares of our common stock in exchange for (1) the satisfaction of amounts due to 1999 Mt. RB pursuant to the original lease and (2) free rent, CAM charges and real estate taxes from February 1, 2013 through November 30, 2013 pursuant to the lease amendment.  Pursuant to the terms and conditions of the warrant agreement, the Company issued to 1999 Mt. RB a warrant to purchase up to 600,000 shares of the Company’s common stock for a purchase price of $1.00 per share.  The warrant vested in full upon issuance, and expires on February 4, 2014.  The warrant and purchase agreement have customary anti-dilution protections. The fair value of the warrants at grant date was determined utilizing the Black Scholes option pricing model, and amounted to $256,800, which will be amortized over the lease term.  Of this amount, $18,343 was expensed in the six months ending June 30, 2013, $33,017 is recorded as a prepaid asset, and $194,434 is recorded as another asset and will be amortized in a period that exceeds one year.

ARISTA POWER, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

In May, 2013, the Company entered into a strategic advisory agreement with Sunrise Financial Group, Inc., who will provide the Company with prospective customer listings and introductions to building owners and managers.  In accordance with the agreement, the Company issued 166,667 shares of common stock for one year of services, which are earned in conjunction with the Company selling Power on Demand systems to customers introduced to the Company by Sunrise Financial Group, Inc., commencing May 21, 2013. The value of these shares is $100,000 and has been recorded as a prepaid asset at June 30, 2013. Additionally, the Company agreed to issue 620,341 warrants at $.73 per share.  The warrants carry a five year term, and have customary anti- dilution clause, and have been valued as a derivate liability. The fair value of the warrants at grant date was determined utilizing the Black Scholes option pricing model, and amounted to $299,044, which will be amortized over the term of the agreement.  Of this amount, $32,772 was expensed in the three months ending June 30, 2013 $266,272 is recorded as a prepaid asset.

On July 31, 2013, the Company sold pursuant to a Securities Purchase Agreement an aggregate of 4,420,000 shares of its common stock, par value $.002 per share and five-year warrants, which vested in full upon issuance, to purchase a total of 2,210,000 additional shares of Common Stock at a purchase price of $0.30 per share to 12 institutional and private investors for a total of $1,105,000 in gross proceeds from the sales.  On August 8, 2013, the Company sold pursuant to a Securities Purchase Agreement an aggregate of 600,000 shares of its common stock, par value $.002 per share and five-year warrants, which vested in full upon issuance, to purchase a total of 300,000 additional shares of common stock at a purchase price of $0.30 per share for a total of $150,000 in gross proceeds.  The Warrant and Securities Purchase Agreement have customary anti-dilution protection and registration rights.

In March, 2012, we issued 119,191 shares of our common stock to strategic vendor-investors in lieu of cash for goods and services totaling $251,854.

On March 7, 2012, our Board of Directors approved a private placement for the sale of up to 100 units, with each unit costing no less than $15,000 and consisting of 7,500 shares of the Company’s common stock and a warrant to purchase 1,000 shares of the Company’s common stock at $10.00 per share.  Each warrant vests two years from the date of purchase of the applicable unit and has a ten-year life.  Each purchaser of the units has agreed not to sell any shares of common stock purchased in the private placement for at least one year.  During 2012 the Company sold 53 units, which yielded $795,000, 16 of which were sold in March, 2012, which yielded $240,000.

Note 5 – Stock Based Compensation

The Company has established the 2008 Equity Incentive Plan, which is a shareholder-approved plan that permits the granting of stock options and restricted stock to employees, directors and consultants.   The 2008 Equity Incentive Plan provides for the issuance of up to 1,550,000 shares of common stock of which 50,000 shares are available for grant as Incentive Stock Options.  The exercise price for options awarded is no less than 100% of the fair market value of the common stock on the day of grant.  The options generally vest either immediately on the date of grant or 1 to 3 years from the date of grant.

ARISTA POWER, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

For the three months and six months ended June 30, 2013, the Company recorded compensation costs for options and warrants of $176,022 and $539,391, respectively as compared to $275,937 and $428,826 for the three months and six months ended June 30, 2012. For the six months ended June 30, 2013, compensation costs relating to the issuance of options and warrants amounted to $463,193 and the Company recorded an expense of $76,198 associated with the repricing of options and warrants held by a consultant of the Company.

Management has valued the options at their date of grant utilizing the Black Scholes option pricing model.  Prior to the fourth quarter of 2009, there was not a public market for the Company shares.  Accordingly, the fair value of the underlying shares was determined based on recent transactions by the Company to sell shares to third parties and other factors determined by management to be relevant to the valuation of such shares.  Beginning in the fourth quarter of 2009, the quoted price for the Company’s shares on the OTCBB was used to value the underlying shares.  Expected volatility is based upon a weighted average historical volatility of peer companies operating in a similar industry.  The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.  The expected life of options used was based on the contractual life of the option granted.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for options granted:

	Six Months Ended	Six Months Ended
	June 30, 2013	June 30, 2012
Expected dividend yield	0%	0%
Expected stock price volatility	108%	96-97%
Risk-free interest rate	2.68-2.82%	2.59-2.70%
Expected life of options	.7-9.9 years	2.0-9.9 years

The following table summarizes the status of the Company’s aggregate stock options granted:

	Number of Shares Remaining Options	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	516,400	$3.25
Options granted during 2013	140,625	$1.20
Options cancelled during 2013	(1,000)	2.22
Outstanding at June 30,2013	656,025	$2.79	6.8 years	$0
Exercisable at June 30,2013	589,925	$2.85	6.6 years	$0

For the three months and six months ended June 30, 2013, the Company recorded compensation costs for options granted under the plan of $9,309 and $170,060, as compared to $275,397 and $428,831 for the three months and six ended June 30, 2012, 2012. Stock option grants amounted to 140,625 for the six months ended June 30, 2012 (175,000 for the six months ended June 30, 2012) while 147,275 options vested during that period (140,400 options vested for the six months ended June 30, 2012). There were 1,000 options cancelled or terminated for the six months ended March 31, 2013, while there were no cancelled or terminated options for the six months ended June 30, 2012. No options were exercised for the six months ended June 30, 2013 or March 31, 2012.

ARISTA POWER, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

The weighted average fair value of options granted during the six months ended June 30, 2013 was $1.11, compared to $2.04 for the six months ended June 30, 2012.

On January 22, 2013 the Board of Directors of the Company approved the repricing of 25,000 outstanding compensatory options to purchase common stock of the Company held by a consultant of the Company, Michael Hughes, an attorney who has provided and continues to provide legal services to the Company, previously granted under the Amended and Restated 2008 Equity Incentive Plan. As a result, the exercise price of the options was lowered to $1.20 per share, an amount equal to the last trade of the Common Stock on the OTC Bulletin Board on January 22, 2013. There was no change in the number of shares subject to each option, vesting or other terms of the options. The Company recorded expenses totaling $13,575 associated with the repricing for the three month period ending March 31, 2013.

On December 13, 2010, the Board of Directors approved a restricted stock grant award to certain employees in lieu of future salary cash payments.  The employees forfeited salary over a twelve-week period to purchase common shares, which were valued at fair market value as of the date of grant.  The Compensation Committee of the Company’s Board of Directors have approved a change in the vesting date for restricted stock held by certain employees from April 1, 2011 to August 20, 2013. A total of 55,969 shares vested on April 1, 2011, and the remaining 169,368 shares are scheduled to vest on August 20, 2013.

The following table summarizes the status of the Company’s restricted share awards:

Restricted Shares	Number of Restricted Shares	Weighted Average Fair Value at Grant Date
Non-vested at June 30, 2013	169,368	$2.80

There was no expense associated with this restricted stock grant for the three months or six months ended June 30, 2013 and 2012.

Note 6 – Warrants

Management has valued warrants at their date of issue utilizing the Black-Scholes option pricing model.  Expected volatility is based upon a weighted average historical volatility of peer companies operating in a similar industry. The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the warrants depending on the date of the issue and their expected life.  The expected life of warrants used was based on the term of the warrant.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for warrants granted:

	Six Months Ended	Six Months Ended
	June 30, 2013	June 30, 2012
Expected dividend yield	0%	0%
Expected stock price volatility	93-108%	97-98%
Risk-free interest rate	.14–2.60%	2.32-3.03%
Expected life of warrants	.6-9.6 years	7.8-9.9 years

ARISTA POWER, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the status of the Company’s warrants granted:

	Number of Shares Remaining Warrants	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	2,954,250	$3.80
Warrants granted during 2013	1,657,017	$.95
Outstanding at June 30,2013	4,611,267	$2.42	7.31 years	$0
Exercisable at June 30,2013	2,150,625	$3.10	5.12 years	$0

The weighted average fair value of warrants issued during six months ended June 30, 2013 and 2012 was $.95 and $2.29, respectively.  During the six months ended June 30, 2013, 658,625 warrants vested (none vested for the six months ended June 30, 2012), and  no warrants were expired or cancelled for the six months ended June 30, 2013 and 2012.

For the three and six months ended June 30, 2013, the Company recorded compensation costs of $166,713 and $293,133 for 416,666 warrants issued to a consultant of the Company.  The warrants have a ten year life, a $1.20 exercise price, and vest from six months to three years from grant date.

On January 22, 2013 the Board of Directors of the Company approved the repricing of 423,125 outstanding warrants to purchase common stock of the Company held by a consultant of the Company, Michael Hughes, an attorney who has provided and continues to provide legal services to the Company. As a result, the exercise price of the options was lowered to $1.20 per share, an amount equal to the last trade of the Common Stock on the OTC Bulletin Board on January 22, 2013. There was no change in the number of shares subject to each warrant, vesting or other terms of the warrants. The Company recorded expenses totaling $62,623 associated with the repricing for the three month period ending March 31, 2013.

Note 7 – Derivative Liabilities

The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses the Black-Scholes option valuation model to value the derivative instruments at inception and on subsequent valuation dates. The warrants issued in conjunction with the Company’s strategic advisory agreement with Sunrise Financial Group, Inc. on May 21, 2013 do not have fixed settlement provision because their exercise prices may be lowered if the Company issues securities at lower prices in the future. The Company was required to include the reset provisions in order to protect the warrant holders from the potential dilution associated with future financings. Accordingly, the warrants are recognized as a derivative instrument. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not the settlement of the derivative instrument could be transacted within 12 months of the balance sheet date.

ARISTA POWER, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

Management has valued warrants at their date of issue utilizing the Black-Scholes option pricing model. Expected volatility is based upon a weighted average historical volatility of peer companies operating in a similar industry. The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the warrants depending on the date of the issue and their expected life.  The expected life of warrants used was based on the term of the warrant.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for warrants granted and subsequent relvaluation:

Six Months Ended
June 30, 2013
Expected dividend yield	0%
Expected stock price volatility	96-97%
Risk-free interest rate	.84–1.41%
Expected life of warrants	4.9-5.0 years
Number of warrants	640,351
Fair value of warrants	$317,614

The fair value of these warrant liabilities was $317,614 at June 30, 2013. The change in fair value during the three month ending June 30, 2013 was $18,570 is reported in our statement of operations as an unrealized loss on the change in fair value of the derivative liabilities. The fair value of the derivative liabilities are re-measured at the end of every reporting period and upon the exercise of the warrant. The change in fair value is reported in the consolidated statement of operations as an unrealized gain or loss on the change in fair value of the derivative liability.

Fair Value Measurement

Valuation Hierarchy
ASC 820, “Fair Value Measurements and Disclosures,” establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table provides the liabilities carried at fair value measured on a recurring basis as of June 30, 2013:

		Fair Value Measurements at June 30, 2013
	Total Carrying Value at June 30, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Derivative liabilities	$317,614	$-	$-	$317,614

The derivative liabilities are measured at fair value using quoted market prices and estimated volatility factors, and are classified within Level 3 of the valuation hierarchy.

ARISTA POWER, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis:

Six Months ended June 30, 2013
Beginning balance	$0
Initial valuation of derivative financial instruments	299,044
Net unrealized (gain) loss on derivative financial instruments	18,570
Ending balance	$317,614

Note 8 – Commitments and Contingencies

Operating Lease

In October 2010, we executed a lease for our Rochester facility at 1999 Mt Read Boulevard (a four building complex).  The lease term was from August 2010 through July 2015.  The first year of the lease term required monthly base rent payments of $5,396, payable in cash or in the Company’s common stock. The base rent increases by 3% on August 1st of the each year of the lease.  The Company also is required to pay its proportionate share of real estate taxes and common area maintenance costs for the Rochester facility.

On February 4, 2013, the Company entered into a lease modification, a purchase agreement and a warrant to purchase common stock with 1999 Mt. RB, LLC, the Company’s landlord at 1999 Mt. Read Boulevard, Rochester, New York.

Pursuant to the terms and conditions of the purchase agreement, the Company sold to 1999 Mt. RB 390,394 shares of our common stock in exchange for (1) the satisfaction of amounts due to 1999 Mt. RB pursuant to the original lease and (2) free rent, common area maintenance charges and real estate taxes from February 1, 2013 through November 30, 2013 pursuant to the lease amendment.  Pursuant to the terms and conditions of the warrant agreement, the Company issued to 1999 Mt. RB a warrant to purchase up to 600,000 shares of the Company’s common stock for a purchase price of $1.00 per share.  The warrant vested in full upon issuance, and expires on February 4, 2014.

The lease amendment amended the original lease between the Company and 1999 Mt. RB, and provides, among other things: (1) the leasing of approximately 20,096 square feet at 1999 Mt. Read Boulevard, Rochester, New York; (2) a lease term that runs from February 1, 2013 through November 30, 2018, (3) two five-year renewal options at the option of Arista Power; (4) the Free Rent Period ( from February 1, 2013 through November 30, 2013); and (5) base rent starting on November 30, 2013 at a price of $3.50 per square foot per year with annual increases of 3%. In addition, the Company must pay all future rent in cash.

Annual cash commitments by year under the Company’s lease agreements are as follows:

Cash rental commitment
2013 (7/1-12/31/2013)	$5,861
2014	$70,512
2015	$72,627
2016	$74,806
2017	$77,050
2018	$72,567

ARISTA POWER, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

Warranty

The Company entered into a number of sales orders for Power on Demand systems, solar installations, and wind turbine units.  Certain of these sales orders required deposits of the agreed-upon portion of the purchase price upon acceptance of the sales order.  The advance payments received as of June 30, 2013 amounted to $94,608 (the December 31, 2012 total was $127,239) and have been included in customer deposits.  We expect to install the systems and units associated with these deposits during the next several quarters, as we obtain permits and zoning approvals from customers’ town officials, obtain New York State Energy Research Development Authority (“NYSERDA”) approvals, complete site assessments, and continue product evaluation. The sales orders included product warranties of varying periods, depending on the product sold, against defects in materials and workmanship. The Company provides for estimated cost of warranties at the time the revenue is recognized and has established a corresponding warranty reserve.  Factors that affect the balance required in the warranty reserve are projected cost of repair and/or replacement, component life cycles, manufacturer’s warranty on parts and components, and limited historical data. These estimates are reviewed quarterly and are updated as new information becomes available. The impact of any change in warranty cost estimates will be taken into account when analyzing future warranty reserve requirements. As of June 30, 2013 and December 31, 2012, the warranty reserve totals $140,074. The following table summarizes the activity in the accrued warranty account:

	June 30, 2013	December 31, 2012
Balance as of beginning of year	$140,074	$135,606
Warranty costs accrued	0	32,816
Settlements made	0	(28,348)
Total accrued warranty costs	$140,074	$140,074

Note 9 –Income Taxes

The Company filed its 2011 New York State corporation income tax return during September, 2012, which generated a tax credit for being a Qualified Emerging Technology Company.   The Company received the refund of $103,971 in April, 2013, which was recorded as an income tax credit. The Company filed its 2010 New York State corporate income tax return during March 2011, which generated a tax credit for being a Qualified Emerging Technology Company. In January of 2012, the Company received payment of $159,395 for this tax credit, which is reflected in results for the three months ended March 31, 2012.

Note 10- Subsequent Events

On July 29, 2013, each of William Schmitz, Chief Executive Officer, Molly Hedges, Chief Financial Officer, Mark Matthews, President, and Adeeb Saba, Vice President of Operations (collectively, the “Executives”), entered into a Termination of Employment Agreement with Arista Power.  Pursuant to such Termination of Employment Agreements, each of the Executives terminated their respective Employment Agreement with Arista Power, effective July 29, 2013.  On July 29, 2013, each of the Executives agreed to become at-will employees of Arista Power with significant reductions in his or her applicable cash compensation, including a portion of back-pay.  On July 31, 2013, William A. Schmitz resigned as the President of Arista Power.  Mr. Schmitz remains the Chief Executive Officer of Arista Power and a member of the Board of Directors of Arista Power and the Board of Directors of Arista Power appointed Mark Matthews as President of Arista Power and elected him as a Director of the Company, effective July 31, 2013.   The Executives were awarded stock options on July 31, 2013, with varying vesting dates.  The options have a ten year life and an exercise price of $.38 per share, which is the closing market price of the Company’s common stock on the OTC Bulletin Board as of the grant date.

ARISTA POWER, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

On July 31, 2013, the Compensation Committee of the Board of Directors of Arista Power approved the repricing of all outstanding stock options to purchase common stock of the Company  held by officers (including the principal executive officer, principal financial officer, and named executive officers of Arista Power), other employees, current and former non-employee directors, employees and independent contractors with exercise prices in excess of $0.75 per share of common stock previously granted under the Amended and Restated 2008 Equity Incentive Plan.  As a result, the exercise price of the Options was lowered to $0.75 per share of common stock. There was no change in the number of shares subject to each option, vesting or other terms of the options.  The Compensation Committee of the Board of Directors effectuated the repricing to realign the value of the outstanding options with their intended purpose, which is to retain and motivate the holders of the options to continue to work in the best interests of Arista Power. Prior to the repricing, many of the options had exercise prices well above the recent market prices of the Company's common stock on the OTC Bulletin Board.

On July 31, 2013, the Company sold pursuant to a Securities Purchase Agreement an aggregate of 4,420,000 shares of its common stock, par value $.002 per share and five-year warrants, which vested in full upon issuance, to purchase a total of 2,210,000 additional shares of Common Stock at a purchase price of $0.30 per share to 12 institutional and private investors for a total of $1,105,000 in gross proceeds from the sales.  On August 8, 2013, the Company sold pursuant to a Securities Purchase Agreement an aggregate of 600,000 shares of its common stock, par value $.002 per share and five-year warrants, which vested in full upon issuance, to purchase a total of 300,000 additional shares of common stock at a purchase price of $0.30 per share for a total of $150,000 in gross proceeds. The Warrant and Securities Purchase Agreement have customary anti-dilution protections and registration rights.  The Company has agreed to register with the Securities and Exchange Commission the Common Stock purchased pursuant to the Securities Purchase Agreement and the shares of Common Stock issuable pursuant to the Warrants on a Form S-3.

On August 8, 2013, the Company entered into an agreement with a customer to sell a 166kW solar PV system for $574,000, which is expected to be installed during the first half of the fourth quarter of 2013.

Note 11- Recent Accounting Pronouncements

The Company has considered recent accounting pronouncements and believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

ARISTA POWER, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Arista Power, Inc.

We have audited the accompanying balance sheets of Arista Power, Inc. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012. Arista Power, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arista Power, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, these conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ EFP Rotenberg, LLP
EFP Rotenberg, LLP
Rochester, New York March 28, 2013

ARISTA POWER, INC.

Balance Sheets

	December 31, 2012	December 31, 2011
ASSETS
Current assets
Cash	$78,253	$371,132
Accounts Receivable (net of allowance for doubtful accounts $25,200 in 2012 and $0 in 2011)	400,419	73,312
Prepaid expenses and other current assets	275,371	346,787
Inventory	669,745	539,124
Deferred debt discount	1,090,750	0
Total current assets	2,514,538	1,330,355

Intangible assets, net	30,713	33,025

Property and equipment, net	121,587	247,858

Total assets	$2,666,838	$1,611,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,268,947	$889,481
Borrowings under line of credit, net of debt discount	166,513	0
Customer deposits	127,239	112,218
Accrued payroll	78,445	51,635
Accrued warranty costs	140,074	135,606
Deferred revenue	126,043	0
Accrued liabilities	418,069	211,986
Current portion of long term debt	11,688	11,072
Total current liabilities	2,337,018	1,411,998
Commitments and Contingencies (Note 9)
Long term liabilities
Long term debt	27,951	39,638
Total long term liabilities	27,951	39,638

Stockholders’ equity

Preferred stock, 5,000,000 shares authorized, $.0001 par value; none issued or outstanding at December 31, 2012 or December 31, 2011	0	0
Common stock, 500,000,000 shares authorized, $0.002 par value; 12,406,633 and 11,854,644 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	24,813	23,709
Additional paid-in capital	24,038,807	20,407,748
Deficit accumulated	(23,761,751)	(20,271,855)
Total stockholders’ equity	301,869	159,602

Total liabilities and stockholders’ equity	$2,666,838	$1,611,238

The accompanying notes are an integral part of the financial statements.

ARISTA POWER, INC.

Statements of Operations

	For the years ended
	December 31,	December 31,
	2012	2011
Sales	$1,998,667	$782,378
Cost of Goods Sold	2,439,759	1,686,254
Gross Loss	(441,092)	(903,876)
Operating Expenses:
Research and development expenses	526,460	1,183,839
Selling, general and administrative expenses	2,495,474	2,910,590
Gain arising from debt extinguishment	0	(1,000,000)

Total expenses	3,021,934	3,094,429

Loss from operations	(3,463,026)	(3,998,305)
Non-operating (revenue)/expense
Interest	185,765	7,527
Net loss before income taxes	(3,648,791)	(4,005,832)
Income taxes	(158,895)	175
Net loss	(3,489,896)	(4,006,007)
Net loss per common share - basic and diluted	(.29)	(.41)
Weighted average number of common shares – basic and diluted	12,229,680	9,862,601

The accompanying notes are an integral part of the financial statements.

 ARISTA POWER, INC.

Statements of Cash Flows

	For the years ended
	December 31, 2012	December 31, 2011
Operating activities
Net loss	$(3,489,896)	$(4,006,007)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation expense	118,059	94,233
Stock based compensation	581,940	1,201,878
Financing fees- issuance of warrants, non-cash	126,958	381,394
Stock issued for services and rent	289,015	173,677
Amortization of debt discount	166,513	0
Impairment of fixed assets	33,302	13,177
Impairment of inventory	27,702	3,720
Bad debt expense	26,942	0
Extinguishment of line of credit debt	0	(1,000,000)
Changes in operating assets and liabilities:
Increase/(decrease) in prepaid expenses and other current assets	71,416	(216,278)
Increase in trade accounts receivable	(354,049)	(60,052)
Increase in inventory	(158,323)	(22,203)
Increase/(decrease) in customer deposits	15,021	(142,520)
Increase in warranty reserve	4,468	84,916
Increase in deferred revenue	126,043	0
Increase in trade accounts payable and accrued liabilities	612,975	187,639

Net cash used in operating activities	(1,801,914)	(3,306,426)

Investing Activities
Acquisition of fixed assets	(22,778)	(131,165)
Net cash used in investing activities	(22,778)	(131,165)

Financing activities
Borrowings on line of credit	748,500	0
(Repayments)/borrowings of long term debt, net	(11,687)	39,638
Proceeds of issuance of common stock	795,000	3,185,000
Net cash provided by financing activities	1,531,813	3,224,638

(Decrease) in cash	(292,879)	(212,953)

Cash – beginning of period	371,132	584,085

Cash – end of period	$78,253	$371,132

Supplemental Information:
(Tax credits received)/income taxes paid	$(158,895)	$175
Interest paid	$3,866	$13,249

The accompanying notes are an integral part of the financial statements.

ARISTA POWER, INC.

Statement of Stockholders’ Equity

	Number of Shares	Par Value	Additional Paid In Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance, December 31, 2010	7,256,294	$14,512	$15,474,996	$(16,265,848)	$(776,340)
Issuance of common stock for cash	4,550,000	9,100	3,175,900		3,185,000
Issuance of common stock under stock award	1,850	4	598,841		598,845
Issuance of common stock for services and rent	46,500	93	173,584		173,677
Stock option expense			603,033		603,033
Issuance of warrants for financing			381,394		381,394
Net loss for 2011				(4,006,007)	(4,006,007)

Balance, December 31, 2011	11,854,644	$23,709	$20,407,748	$(20,271,855)	$159,602

Rounding due to reverse stock split	292
Issuance of common stock for cash	397,500	795	794,205		795,000
Issuance of common stock for rent and services	152,959	306	288,709		289,015
Issuance of common stock under stock award	1,258	3	3,050		3,053
Stock option expense			578,887		578,887
Issuance of warrants for financing			126,958		126,958
Issuance of warrants with revolving line of credit facility			1,839,250		1,839,250
Net loss for 2012				(3,489,896)	(3,489,896)

Balance, December 31, 2012	12,406,653	$24,813	$24,038,807	$(23,761,751)	$301,869

The accompanying notes are an integral part of the financial statements.

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 – Description of the Business and Summary of Significant Accounting Policies

Description of Business

Arista Power, Inc. (the Company) was incorporated on March 30, 2001 in the State of New York as Future Energy Solutions, Inc. and in November 2008 changed its name to WindTamer Corporation. In May 2011, the Company changed its name to Arista Power, Inc. The name change more accurately reflects the broadening of the Company’s focus beyond the WindTamer® brand and entry into areas within the energy storage and power management industries.

The Company is a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, and a supplier and designer of solar energy systems.  The Company’s patent-pending Power on Demand system utilizes inputs from multiple energy sources including solar, wind, fuel cells, generators, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce electricity costs for large energy users.  The Company also sells a Mobile Renewable Power Station that generates energy from solar PV, wind turbines, fuel cells, and generators that is stored in an integrated onboard energy storage device for military and other applications, and a stationary, scalable Renewable Power Station that can be drop-shipped to off-grid locations to be used as a ‘micro-grid.’  The Company also designs, sells and installs residential and commercial solar PV systems.

Method of Accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Arista Power, Inc. maintains its books and prepares its financial statements on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.  The Company maintains its cash and cash equivalents in bank deposit accounts, which at times may exceed federally insured limits.  The Company believes it is not exposed to any significant credit risk as a result of any non-performance by the financial institutions.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value.  Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts, if any. In determining collectability, specific customer issues are reviewed to arrive at appropriate allowances. The allowance for doubtful accounts at December 31, 2012 and 2011 were $25,200 and $0, respectively.

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Inventory

Inventory consists of parts and sub-assemblies for Power on Demand and solar PV systems and parts for solar PV systems, and is stated at the lower of cost or market value.  The Company capitalizes applicable direct and indirect costs incurred in the Company’s production operations to bring its products to a sellable state.  The inventory as of December 31, 2012 consisted of raw materials amounting to $201,605 and work-in-process amounting to $468,140.  Inventory is reviewed quarterly to determine the need for an excess and obsolete inventory reserve.  As of December 31, 2012, no such reserve was required, while as of December 31, 2011, reserve amounted to $47,171. For the year ended December 31, 2012, all remaining turbine inventory was written off and disposed of.

Fixed Assets

Fixed assets are recorded at cost.  Depreciation is on a straight line basis over the shorter of the estimated useful lives or the related lease for leasehold improvements.  Leasehold improvements for space leased on a month-to-month basis are expensed when incurred. Expenditures for renewals and betterments are capitalized.  Expenditures for minor items, repairs and maintenance are charged to operations as incurred.  Any gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Intangible Assets

Intangible assets consist of costs associated with the application and acquisition of the Company’s patents and trademarks. Patent application costs are capitalized and amortized over the estimated useful life of the patent, which generally approximates its legal life.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset, including its ultimate disposition.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets. For the year ended December 31, 2012, the Company impaired assets totaling $33,302, which related primarily to tooling for turbine components, while for the year ending December 31, 2011, assets totaling $13,177 were impaired.

Fair Value of Financial Instruments

The carrying amount of cash, accounts payable and accrued expenses are reasonable estimates of their fair value due to their short maturity.

Revenue Recognition

Revenue is recognized when all of the following conditions are satisfied:  (1) there is persuasive evidence of an arrangement; (2) the service or product has been provided to the customer; (3) the sale price to be paid by the customer is fixed or determinable; and (4) the collection of the sale price is reasonably assured.  Amounts collected prior to satisfying our revenue recognition policy are reflected as customer deposits.

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For research and development contracts, we recognize the revenue using the proportional effort method based upon the relationship if cost incurred to date to the total estimated cost to complete the contract. Cost elements include direct labor, materials, overhead and outside contractor costs.  The excess of amounts billed on a milestone basis versus the amounts recorded as revenue on a proportional effort basis is classified as deferred revenue. We provide for any loss that we expect to incur in the agreements when the loss is probable.

For certain Power on Demand system sales, we bill the customer based upon the cost savings generated from the system.  Because of the terms of these sales transactions, we record the sale on a cost recovery method, whereby equal amounts of revenue and expense are recognized as collections are made, postponing the recognition of profit until all costs have been recovered.

Research and Development Costs

All costs related to research and development are expensed when incurred.  Research and development costs consist of expenses associated with the development of the Company’s Power on Demand system and Mobile Renewable Power Station.  Specifically, these costs consist of labor, materials and consultants.

Warranty Costs

The Company’s standard warranty on each turbine sold protects against defects in design, material and workmanship under normal use for up to a six-year period, however there are several warranties which have different terms and conditions. Warranties on solar PV systems and Power on Demand systems are offered based upon the manufacturer’s product warranty, therefore, no reserve is required for these systems. The Company provides for estimated cost of warranties at the time the revenue is recognized.  Factors that affect the warranty reserve are projected cost of repair and/or replacement, component life cycles, and limited historical data. These estimates are reviewed quarterly and are updated as new information becomes available. The impact of any change in estimates will be taken into account when analyzing future warranty reserve requirements.

Stock-Based Compensation

The Company accounts for stock option awards granted under the Company’s Equity Incentive Plan in accordance with ASC 718. Under ASC 718, compensation expense related to stock-based payments is recorded over the requisite service period based on the grant date fair value of the awards.  Compensation previously recorded for unvested stock options that are forfeited is reversed upon forfeiture.  The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50.  Accordingly, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement, or vesting period, whichever is shorter.

Income Taxes

The Company accounts for income taxes using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities.  This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment.  Deferred assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards.  Deferred income tax expense represents the change in net deferred assets and liability balances.

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Concentrations of Customers and Suppliers

The Company’s largest customer accounted for 54% of 2012 sales, and this customer’s accounts receivable represented 68% of total accounts receivable as of December 31, 2012.  For the year ended December 31, 2011, sales to a single customer did not exceed 10% of total sales.

We purchase a significant portion of our solar PV products from a single supplier, and as such receive certain discounts due to purchase volumes.  Purchases from this vendor totaled 28% of our material cost of goods sold for the year ended December 31, 2012.   There are numerous alternative suppliers that could supply the materials and components used in our solar PV installations, and we believe that utilizing our current supplier will not have an adverse effect on our business.

Basic and Diluted Loss Per Share

Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period.  Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potentially issued common shares would be anti-dilutive.

As of December 31, 2012, there were 516,400 stock options and 2,954,250 warrants outstanding that, upon exercise, could dilute future earnings.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 2 - Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. Since its formation, the Company has generated minimal sales volumes, and has incurred cumulative net loss of $23,761,751.  Our sales volumes to date and recurring losses from operations raise substantial doubt about the Company’s ability to continue as a going concern. Continuation of the Company is dependent on achieving sufficiently profitable operations and obtaining additional financing.

During 2011, the Company raised $3.2 million through several private placement sales of units that included shares of common stock and warrants to purchase common stock. In March of 2012, our Board of Directors approved a private placement for the sale of up to 100 units, with each unit costing no less than $15,000 and consisting of 7,500 shares of the Company’s common stock and a warrant to purchase 1,000 shares of the Company’s common stock at $10.00 per share.  In 2012, the Company sold 53 units, which yielded $795,000. On September 4, 2012, the Company entered into a loan agreement with TMK-ENT, Inc., providing for a $500,000 working capital revolving line of credit.  On November 13, 2012, the loan agreement was amended to allow the Company to borrow up to $750,000, and on December 21, 2012 the loan agreement was amended to increase the Company’s revolving line of credit to $1,250,000.  As of December 31, 2012, there was $748,500 outstanding on the revolving line of credit.   This working capital may not be sufficient to fund operational growth, and the Company expects to need to raise additional capital.  There can be no assurance that the Company will continue to be able to raise sufficient capital, at terms that are favorable to the Company or at all, to fund operations.

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 3 – Long-lived Assets

The following table summarizes the Company’s long-lived assets as of:

	December 31, 2012	December 31, 2011
Property and equipment
Equipment	$253,718	$244,799
Furniture and fixtures	38,950	38,950
Software	71,625	71,625
Product Tooling	0	51,373
Total property and equipment before accumulated depreciation	364,293	406,747

Less accumulated depreciation	(242,706)	(158,889)
Total property and equipment	121,587	247,858

Intangible assets
Patents	34,862	34,862
Trademark	4,525	4,525
Total intangible assets before accumulated amortization	39,387	39,387

Less accumulated amortization	(8,674)	(6,362)
Total intangible assets	$30,713	$33,025

Impairments of assets for the year ended December 31, 2012 totaled $33,302 as compared to $13,177 for the year ended December 31, 2011. The impairment for 2012 related primarily to tooling for the Company’s wind turbine components.

Note 4 – Debt

In April 2010, the Company established a $1,000,000 line of credit with First Niagara Bank to provide the Company with liquidity in light of its limited cash flow.  The facility was secured by the guarantees of two officers of the Company and one shareholder of the Company. The line of credit interest rate was at prime rate, plus 0%.  At no time would the applicable interest rate be less than 3.25%.

The borrowings under the loan agreement were secured by limited guarantees provided by two of our officers, William Schmitz and Molly Hedges, and one of our shareholders, Michael Hughes.  The guarantees were supported by cash collateral accounts maintained by the individuals at First Niagara Bank. Additionally, Gerald Brock, a former director of the Company, granted the guarantors the right to sell his shares in the Company in the event they were required to pay under the guarantees.  Mr. Brock pledged his 1,000,000 shares of the Company’s common stock owned by him as security for his obligations to the guarantors.

In connection with the guarantees, the Company issued to Mr. Brock and the guarantors warrants to purchase an aggregate of 1,450,000 shares of our common stock at $5.00 per share.  The warrants have a term of 10 years, with a six-month incremental vesting schedule in tranches of 25% of the shares under each warrant from the date of issue. The total non-cash expense for this warrant issuance was recorded in 2010 and amounted to $6,235,000.  At December 31, 2012, all of these warrants were vested.

On February 26, 2011, the Company received a notice of potential opportunity to cure default from First Niagara Bank, which called for a demand payment for interest of $10,976 due as of February 23, 2011 under the Company’s loan agreement. The notice provided that if the events of default were not cured by March 4, 2011, the bank, at its sole discretion, may accelerate or demand payment in full of the obligations and take all enforcement actions or otherwise implement remedies under the applicable loan agreements. The default was not cured by the Company by March 4, 2011. Pursuant to the loan agreement, the interest rate under the Line of Credit was increased by 6% to 9.25% as of the date of the notice. On March 12, 2011, the Company received a demand notice from First Niagara Bank, requiring payment of full indebtedness for principal and interest on the outstanding line of credit ($1,012,421) and for indebtedness on the credit card debt ($25,351) by March 17, 2011. On March 17, 2011, the Company received written notification from the guarantors of the loan agreement that the guarantors were required by the lender, and did, on March 17, 2011 repay the $1.0 million principal balance of the Company’s working capital revolving credit line, and accordingly, the Company recorded a $1.0 million gain on the extinguishment of the line of credit debt during the three months ended March 31, 2011.  Other than accrued interest and applicable fees, which have been fully repaid, the Company had no liability under the line of credit.

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In August 2011 the Company purchased equipment for $44,748, financed with a loan from Canandaigua National Bank.  The loan is guaranteed by William Schmitz, CEO of the Company, has a 60-month term, and carries a 4.99% annual interest rate.  Monthly payments are $844. In October 2011 the Company leased office equipment for $9,068 financed with a loan from Canon Financial Services, Inc.  The loan, with monthly payments of $279, has a 6.76% annual interest rate and a 36 month term. The end of term purchase option calls for payment of the equipment’s fair market value.

On September 4, 2012, the Company entered into an unsecured loan agreement with TMK-ENT, Inc. that provided for a $500,000 working capital revolving line of credit.  Advances under the line of credit bear interest at 10% per year, payable annually. On November 13, 2012, the Company amended its loan agreement to increase the revolving line of credit agreement from $500,000 to $750,000, and on December 21, 2012 amended its loan agreement to increase the revolving credit agreement for $750,000 to $1,250,000.  The note matures on December 21, 2013. Borrowings under the line of credit amount to $748,500 as of December 31, 2012. In conjunction with the line of credit facility, the Company issued 1,250,000 warrants to purchase the Company’s common stock at varying prices from $1.38 to $1.62 per share. The warrants vest one year from issuance and have a ten year term. The fair market value of the warrants at grant date was determined utilizing the Black Scholes option pricing model and amounted to $1,839,250. As of December 31, 2012, the Company had drawn $748,500 on the line of credit. The difference between the fair market value of the warrants and draws on the line of credit is $1,090,750 as of December 31, 2012, which is recorded as deferred debt discount.  The deferred debt discount will be recognized and recorded as debt discount as the Company continues to borrow against the line of credit. Debt discount costs will be recognized as the Company draws down the available line of credit, and will be amortized over the remaining term of the loan. As a result of the amortization of the debt discount, the Company expensed $166,513 for the year ended December 31, 2012.

Annual maturities of debt are as follows:

2013	$760,188
2014	$11,782
2015	$9,540
2016	$6,629

Note 5 – Stockholders’ Equity

For the year ended December 31, 2012, the Company issued 152,959 to strategic vendors and consultants for goods and services totaling $289,015. During 2012, the Company raised capital through the private placement sales of “units” consisting 7,500 shares of common stock and a warrant to purchase 1,000 shares of common stock for $10 per share. The warrants vest fully two years from the date of unit purchase and have a ten year term. The Company sold 53 units which yielded $795,000.

On October 18, 2011, the Company’s Board of Directors approved, authorized and recommended to the Company’s shareholders to file a Restated Certificate of Incorporation to effect a one-for-twenty reverse stock split. As of November 17, 2011, the holders of approximately 74% of the aggregate voting power of Common Stock delivered the Company written consents approving the adoption of the Restated Certificate.  On December 21, 2011, the Company filed its Restated Certificate of Incorporation with the Secretary of the State of New York, and on December 27, 2011, the one-for-twenty reverse stock split became effective.  All stock-related disclosures, including number of shares of common stock, stock options, warrants, and loss per share calculations, have been restated to reflect the one-for-twenty reverse stock split for all periods presented.

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2011, 46,500 shares of our common stock were issued to several vendors in exchange for services totaling approximately $174,000, which included approximately 19,400 shares of our common stock issued to the Company’s landlord of its Rochester, New York  headquarters for base rent payments.

During 2011, the Company raised $3.2 million in multiple private placement sales of “units.”  Each unit cost $17,500 and consisted of 25,000 shares of common stock and a warrant to purchase 875 shares of common stock at $10 per share. The warrants fully vest two years from the date of the unit purchase, and have a ten-year term.

For the year ended December 31, 2012 and 2011, total stock option expense amounted to $578,887 and $603,033, respectively. In 2012, 178,000 stock options were granted, while in 2011 89,150 stock options were granted under the 2008 Equity Incentive Plan.

On December 13, 2010, the Board of Directors approved a plan whereby certain employees were issued restricted shares of common stock in lieu of future salary cash payments. The employees forfeited salary over a twelve week period to purchase the common shares, which were valued at fair market value as of the date of grant.  On March 30, 2011, the Compensation Committee of the Company’s Board of Directors approved a change in the vesting date for restricted shares held by certain employees from April 1, 2011 to August 1, 2011. On July 29, 2011, the Compensation Committee of the Company’s Board of Directors approved an amendment to change the vesting date of these restricted shares to March 1, 2012. On February 28, 2012, the Compensation Committee of the Company’s Board of Directors approved an amendment to change the vesting date of these restricted shares to November 15, 2012, and on November 8, 2012, the Compensation Committee of the Company’s Board approved and amendment to change the vesting date of these restricted shares to August 20, 2013.  On April 1, 2011, 55,969 shares vested, and the remaining 169,368 shares will vest fully on August 20, 2013. For the year ended December 31, 2011 expenses totaling $594,498 were recorded in conjunction with this award. There were no expenses relative to this award in 2012.

Note 6 – Stock-Based Compensation

The Company has established the “2008 Equity Incentive Plan,” which is a shareholder approved plan that permits the granting of stock options and restricted stock to employees, directors and consultants.  The 2008 Equity Incentive Plan originally provided for the issuance of up to 400,000 shares of common stock of which 50,000 shares are available for grant as Incentive Stock Options.  The exercise price for options awarded is no less than 100% of the fair market value of the common stock on the day of grant.  The options generally vest either immediately on the date of grant or 1 to 3 years from the date of grant.  On December 30, 2009, the Board of Directors approved an amendment to increase the number of shares available for award under the plan from 400,000 to 800,000, and this amendment was approved by the Company’s shareholders at its Annual Meeting on April 28, 2010. In March of 2012, the Board of Directors approved an amendment to increase the number of shares available for award under the plan to 1,550,000.  This amendment was approved by shareholders at the Annual Meeting of Shareholders on May 9, 2012.

For the year ended December 31, 2012, the Company recorded compensation costs for options and shares granted under the plan amounting to $543,267 as compared to $1,201,878 for the year ended December 30, 2011.  This expense increased basic and diluted net loss per share by $.04 for the year ended December 31, 2011 (an increase of $.12 net loss per share for the year ended December 31, 2011).

On November 8, 2012, the Board of Directors of the Company approved the repricing of 85,000 outstanding compensatory options to purchase common stock of the Company (“Common Stock”) held by executive officers of the Company (including the principal executive officer, principal financial officer, and principal executive officer) previously granted under the Amended and Restated 2008 Equity Incentive Plan (the “Options”).   As a result, the exercise price of the Options was lowered to $1.67 per share, an amount equal to the last trade of the Common Stock on the OTC Bulletin Board on November 8, 2012. There was no change in the number of shares subject to each Option, vesting or other terms of the Options.  The Company repriced 75,000 and 10,000 Options held by William A. Schmitz, the Company’s Chief Executive Officer and President, and Molly Hedges, the Company’s Acting Chief Financial Officer and Vice President of Finance, respectively. For the year ended December 31, 2012, the Company recorded expenses totaling $14,350 associated with the repricing.

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Management has valued the options at their date of grant utilizing the Black-Scholes Option Pricing Model.  Expected volatility is based upon a weighted average historical volatility of the Company’s common stock, and that of peer companies operating in a similar industry.   The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.  The expected life of options was based on its term.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for options granted:

Year ended
	December 31, 2012	December 31, 2011
Expected dividend yield	0%	0%
Expected stock price volatility	109-112%	95-98%
Risk-free interest rate	2.32-2.70%	2.58-4.20%
Expected life of options	1.5-9.5 Years	2.5- 9.9 Years

The following table summarizes the status of the Company’s aggregate stock options granted:

	Number of Shares Remaining Options	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at January 1, 2012	364,400	$5.20
Options granted during 2012	178,000	$2.05
Options expired/cancelled during 2012	26,000	$5.68

Outstanding at December 31, 2012	516,400	$3.25	7.8	$0
Exercisable at December 31, 2012	442,650	$3.43	7.7	$0

The weighted average fair value of options granted during twelve months ended December 31, 2012 was approximately $2.05 ($3.54 for the twelve months ended December 31, 2011.)  During the twelve months ended December 31, 2012, 178,000 options were granted, 26,000 options expired or were cancelled, and no options were exercised. During the twelve months ended December 31, 2011, 89,150 options were granted, 20,250 expired or were cancelled, and no options were exercised.

On December 13, 2010, the Board of Directors approved a restricted stock award to certain employees in lieu of future salary cash payments. The employees forfeited salary over a twelve-week period to purchase common shares, which were valued at fair market value as of the date of grant. On March 30, 2011 the Compensation Committee if the Company’s Board of Directors approved a change to the vesting date for restricted stock held by certain employees from April 1, 2011 to August 1, 2011.  On July 29, 2011, the Compensation Committee of the Board of Directors approved a change to the vesting date of these restricted shares to March 1, 2012. On February 28, 2012, the Compensation Committee of the Board of Directors approved a change to the vesting date for the restricted stock held by certain employees from March 1, 2012 to November 15, 2012. The Compensation Committee of the Board of Directors approved a change in vesting date from November 15, 2011 until August 20, 2013 on November 8, 2012. A total of 55,969 shares vested on April 1, 2011, and the remaining 169,368 shares will vest on August 20, 2013.

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The table below summarizes the status of the Company’s restricted stock awards:

Restricted Shares	Number of Restricted Shares	Weighted Average Fair Value at Grant Date
Non-vested at December 31, 2011	169,368	$2.80
Vested – 2012	0	$0
Non-vested at December 31, 2012	169,368	$2.80

Expense of $594,498 was recognized for the year ended December 31, 2011, while no such expense was recorded for the year ended December 31, 2012.

Note 7 – Warrants

Management has valued warrants at their date of issue utilizing the Black-Scholes Option Pricing Model.  The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the warrants depending on the date of the issue and their expected life.  The expected life of warrants used was based on the term of the warrant.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for warrants granted:

	Year ended	Year ended
	December 31, 2012	December 31, 2011
Expected dividend yield	0%	0%
Expected stock price volatility	105-113%	95-98%
Risk-free interest rate	2.06-3.03%	2.34-4.24%
Expected life of warrants	7.3-9.8 Years	8.3-9.9 Years

The following table summarizes the status of the Company’s warrants granted:

	Number of Shares Remaining Warrants	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2012	1,651,250	$5.61	8.3
Warrants granted during 2012	1,303,000	1.94	9.5
Warrants expired/cancelled during 2012	0

Outstanding at December 31, 2012	2,954,250	$3.80	8.5	$0
Exercisable at December 31, 2012	1,492,000	$4.76	7.3	$0

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The weighted average fair value of warrants issued during twelve months ended December 31, 2012 was $1.94 ($10.00 for the year ended December 31, 2011).  During the year ended December 31, 2012, 404,500 warrants vested, none expired or were cancelled, and no warrants were exercised. For the year ended December 31, 2011, 725,000 warrants vested, none expired or were cancelled, and no warrants were exercised.

On November 8, 2012, the Board of Directors of the Company approved the repricing of 172,500 outstanding warrants to purchase common stock of the Company (“Common Stock”) held by executive officers of the Company (including the principal executive officer, principal financial officer, and principal executive officer) previously granted under the Amended and Restated 2008 Equity Incentive Plan (the “Options”).    As a result, the exercise price of the Warrants was lowered to $1.67 per share, an amount equal to the last trade of the Common Stock on the OTC Bulletin Board on November 8, 2012. There was no change in the number of shares subject to each Option, vesting or other terms of the Options.  The Company repriced 115,000 and 57,500 Warrants held by William A. Schmitz, the Company’s Chief Executive Officer and President, and Molly Hedges, the Company’s Acting Chief Financial Officer and Vice President of Finance, respectively. For the year ended December 31, 2012, the Company recorded expenses totaling $24,323 associated with the repricing.

Note 8 – Consulting Agreement

In 2010, we entered into consulting agreements with two individuals to provide technical assistance to allow the Company to enhance its ducted wind turbine. Payment for services was to be on an hourly basis at an agreed upon rate for services performed. In conjunction with these agreements, these individuals received stock options vesting over a one to three year period.  Stock option expense associated with these awards amounted to $20,826 for the year ended December 31, 2011.  No such expense was recorded for 2012.

Note 9 – Commitments and Contingencies

Employment Agreements

As of December 31, 2012, the Company has employment agreements in place with four members of senior management.  The remaining terms of the agreements are for one year, commencing at the anniversary of the initial agreement and expire at varying times from November 14, 2013 until March 1, 2014.  Annual compensation required under the agreements includes base salary aggregating $752,000 as well as annual bonuses based upon achieving certain performance milestones.  All of these agreements contain severance provisions in the event of termination of the employee without cause that requires the continued payment of the annual salary through the term of the agreement, but for a minimum of two years.

Operating Lease

In October 2010, a lease was executed for the Company’s Rochester, New York facility.  The lease term is from August 2010 through July 2015.  The first year of the lease term required monthly base rent payments of $5,396, payable in cash or in the Company’s common stock. The base rent increases by 3% on August 1st of the each year of the lease.  The Company also is required to pay their proportionate share of real estate taxes and common area maintenance costs for the Rochester facility. Our landlord entered into an agreement with a third party to occupy a portion of our leased space.  On February 4, 2013, we entered into a new agreement to lease approximately 20,000 feet of space in our current complex. The lease term is from February 1, 2013 through November 20, 2018, with monthly rent of $5,861, which increases annually by 3%. We are also responsible for certain taxes and common area maintenance costs on a proportionate share basis.

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Annual cash commitments by year under the Company’s lease agreement is as follows:

Cash Rental Commitment

2013	$5,861
2014	$70,512
2015	$72,627
2016	$74,806
2017	$77,050

Warranty

During the years ended December 31, 2012 and 2011, the Company entered into a number of sales orders for Power on Demand systems, solar PV installations and wind turbine installations.  These sales orders required certain deposits of the agreed-upon purchase price upon acceptance of the sales order.  The advance payments received as of December 31, 2012 amounted to $127,239 ($112,218 as of December 31, 2011) and have been included in customer deposits.  We expect to install the units associated with these deposits during the next two quarters, as we obtain permits and zoning approvals from customer’s town officials, obtain NYSERDA approvals, complete site assessments, and continue product evaluation.  The sales orders included product warranties of varying periods, depending on the product sold, against defects in materials and workmanship.  The Company provides for estimated cost of warranties at the time the revenue is recognized and has established a corresponding warranty reserve.  Factors that affect the balance required in the warranty reserve are projected cost of repair and/or replacement, component life cycles, manufacturer’s warranty on parts and components, and limited historical data.  These estimates are reviewed quarterly and are updated as new information becomes available.  The impact of any change in warranty cost estimates will be taken into account when analyzing future warranty reserve requirements.  As of December 31, 2012 and 2011, a warranty reserve totaling $140,074 and $135,606, respectively, is included in the accrued liabilities section of the balance sheet. The following table summarizes the activity in the accrued warranty account:

	December 31, 2012	December 31, 2010

Balance as of beginning of year	$135,606	$50,690
Warranty costs accrued	32,816	118,935
Settlements made	(28,348)	(34,019)

Balance as of end of year	$140,074	135,606

Note 10 - Income Taxes

Following is a summary of the components giving rise to the income tax provision (benefit) for the periods ended December 31:

	Year ended
	2012	2011
Current	$(158,895)	$–
Deferred	(1,386,246)	(1,398,479)
Less increase in allowance	1,386,246	1,398,479
Net deferred	–	–
Total income tax provisions (benefit)	$(158,895)	$–

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Individual components of the deferred tax asset are as follows as of December 31:

	Year ended
	2012	2011
Net operating loss carryforwards	$4,107,084	$3,075,986
Stock based compensation	3,848,988	3,600,874
Depreciation and amortization	289,345	289,345
Tax credit carryforward	107,854	820
Total	8,353,271	6,967,025
Less valuation allowance	(8,353,271)	(6,967,025)
Net deferred tax assets	$–	$–

The Company has approximately $11,848,000 of net operating loss carryforwards (“NOLs”) available to reduce future taxable income.  These NOLs expire at various dates through 2032. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOLs before they expire, the Company has recorded a valuation allowance to offset the deferred tax assets.

Internal Revenue Code Section 382 (“Section 382”) imposes limitations on the availability of a company’s net operating losses and other corporate tax attributes as ownership changes occur.  As a result of the transactions discussed in Notes 5 and 6, a Section 382 ownership change is expected and a study will be required to determine the date of the ownership change. The amount of the Company’s net operating losses and other tax attributes incurred prior to the ownership change may be limited based on the value of ownership change. A full valuation allowance has been established for the gross deferred tax asset related to the net operating losses and other corporate tax attributes available. Accordingly, any limitation resulting from Section 382 application is not expected to have a material effect on the balance sheet or statements of operations of the Company.

The differences between the United States statutory federal income tax rate and the effective income tax rate in the accompanying consolidated statements of operations are as follows:

	Year ended
	2012	2011
Tax benefit at statutory United States federal rate	$(1,186,565)	$(1,362,096)
State income tax credit net of federal benefit	(187,427)	(36,383)
Tax credits	(107,034)
Adjustments from prior year	(64,115)
Change in valuation reserves	1,386,246	1,398,479
Current tax (expense) income	(158,895)	0
Effective tax rate (%)	4%	0%

Actual cash payments for taxes in 2012 were $500 ($175 in 2011). In December 2011, the Company approved a Consent to Desk Audit Adjustment providing the Company with a New York State Qualified Emerging Technology Company tax credit of $159,395 for the year ended December 31, 2010.  The cash refund was received by and recorded as income by the Company in January 2012.

In July 2006, the FASB released Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109” (“FIN48”), now ASC 740.  Effective for fiscal years beginning after December 15, 2006, FIN48 provides guidance on the financial statement recognition and measurement for income tax positions that we have taken or expect to take in our income tax returns.  It also provides related guidance on underecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted the provisions of FIN48 on January 1, 2007.  The adoption did not have a material impact on the Company’s consolidated results of operations and financial position, and therefore, the Company did not have any adjustment to the January 1, 2007 beginning balance of retained earnings.  In addition, the Company did not have any material unrecognized tax benefits at December 31, 2012 or 2011.

ARISTA POWER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company recognizes interest and penalties related to unrecognized tax benefits in general and administrative expense. During the years ended December 31, 2012 and 2011, the Company recognized no material interest and penalties.

The Company files income tax returns in the U.S. federal jurisdiction and applicable states. The tax years 2007 through 2012 remain open to examination by major taxing jurisdictions to which the Company is subject.

Note 11 – Subsequent Events

On February 4, 2013, the Company entered into a lease modification, a purchase agreement and a warrant to purchase common stock with 1999 Mt. RB, LLC, the Company’s landlord at 1999 Mt. Read Boulevard, Rochester, New York.

Pursuant to the terms and conditions of the purchase agreement, the Company sold to 1999 Mt. RB 390,394 shares of our common stock in exchange for (1) the satisfaction of amounts due to 1999 Mt. RB pursuant to the original lease  and (2) free rent, CAM charges and real estate taxes from February 1, 2013 through November 30, 2013 pursuant to the lease amendment.  Pursuant to the terms and conditions of the warrant agreement, the Company issued to 1999 Mt. RB a warrant to purchase up to 600,000 shares of the Company’s common stock for a purchase price of $1.00 per share.  The warrant vested in full upon issuance, and expires on February 4, 2014.  The warrant and purchase agreement have customary anti-dilution protections.

The lease amendment amended the lease, dated June 9, 2010, between the Company and 1999 Mt. RB, and provides, among other things: (1) the leasing of approximately 20,096 square feet at 1999 Mt. Read Boulevard, Rochester, New York; (2) a lease term that runs from February 1, 2013 through November 30, 2018, (3) two five-year renewal options at the option of Arista Power; (4) the Free Rent Period; and (5) base rent starting on November 30, 2013 at a price of $3.50 per square foot per year with annual increases of 3%.

In January 2012, the Company issued 10,000 shares of common stock to a corporate attorney for services rendered, which totaled $10,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by the Registrant in connection with the issuance and distribution of the common stock being registered, other than underwriting discounts and commissions. All amounts are estimated except for the SEC registration fee.

Securities and Exchange Commission Registration Fee	$551.07
Legal Fees and Expenses*	$2,500
Accounting Fees and Expenses*	$2,500
Printing Fees*	$1,000
Miscellaneous*	$1,000
Total*	$7,551.07

* Indicates estimate for the purpose of this filing.

Indemnification of Directors and Officers

Our Amended and Restated Bylaws, provide that we will, to the fullest extent permitted by the New York Business Corporation Law, – hereinafter referred to as the “NYBCL” – indemnify all persons whom we have the power to indemnify from and against all expenses, liabilities, or other matters.

Paragraph 9 of the Company’s Certificate of Incorporation, as amended, provides in part as follows:

“A director of the Corporation shall not be liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except for: (i) liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director’s acts violated BCL Section 719; or (ii) liability for any act or omission prior to the adoption of this provision.”

Section 719 of the NYBCL provides that a director may be liable for voting or concurring in the following corporate actions; (a) an illegal dividend; (b) a repurchase of stock not authorized by New York law; (c) the distribution of assets to shareholders in a dissolution without adequately providing for known liabilities of the corporation; and (d) a loan to any director unless the loan is authorized by a vote of shareholders.

Section 721 of the NYBCL  provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The Registrant maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Recent Sales of Unregistered Securities During the Last 3 Years

From June 2010 through October 2010, we conducted a private placement of 1,500,000 shares of common stock (after giving effect to our 1-for-20 reverse stock split effective on December 27, 2011) to 12 investors that yielded $1,500,000.

From November 2010 through May 2011, we conducted a private placement of 115 “units” to 28 investors that yielded $2.0 million. Each “unit” consisted of 25,000 shares of common stock (after giving effect to our 1-for-20 reverse stock split effective on December 27, 2011), and a warrant to purchase 875 shares of common stock (after giving effect to our 1-for-20 reverse stock split effective on December 27, 2011) at $10.00 per share (after giving effect to our 1-for-20 reverse stock split effective on December 27, 2011).  The warrants fully vest two years from the date of the stock purchase and have a ten-year term.

From July 2011 through November 2011, we conducted a private placement of 115 “units” to 24 investors that yielded $2.0 million. Each “unit” consisted of 25,000 shares of common stock (after giving effect to our 1-for-20 reverse stock split effective on December 27, 2011), and a warrant to purchase 875 shares of common stock (after giving effect to our 1-for-20 reverse stock split effective on December 27, 2011) at $10.00 per share (after giving effect to our 1-for-20 reverse stock split effective on December 27, 2011).  The warrants fully vest two years from the date of the stock purchase and have a ten-year term.

From March 2012 through May 2012, we conducted a private placement of 53 “units” to 11 investors that yielded $0.8 million. Each “unit” consisted of 7,500 shares of common stock and a warrant to purchase 1,000 shares of common stock at $10.00 per share.  The warrants fully vest two years from the date of the stock purchase and have a ten-year term.

On July 31, 2013, we sold pursuant to a Securities Purchase Agreement an aggregate of 4,420,000 shares of common stock and five-year warrants, which vested in full upon issuance, to purchase a total of 2,210,000 additional shares of Common Stock at a purchase price of $0.30 per share to 12 institutional and private investors for a total of $1.1 million in gross proceeds from the sales. On August 8, 2013, we sold pursuant to a Securities Purchase Agreement an aggregate of 600,000 shares of common stock and five-year warrants, which vested in full upon issuance, to purchase a total of 300,000 additional shares of common stock at a purchase price of $0.30 per share to two private investors for a total of $150,000 in gross proceeds.

On January 27, 2011, we issued 1,500 shares of common stock (after giving effect to our 1-for-20 reverse stock split effective on December 27, 2011) in exchange for a release from a former landlord (Court Street Complex, LLC) for past rents allegedly due under a lease agreement.

From August 2010 through December 2011, we issued 29,955 shares of common stock (after giving effect to our 1-for-20 reverse stock split effective on December 27, 2011) in lieu of rental payments to our current landlord (1999 Mt. RB, LLC).

On February 17, 2011, we issued 11,675 shares of common stock (after giving effect to our 1-for-20 reverse stock split effective on December 27, 2011) to two of our vendors who had performed services for the Company.

In March of 2012, we issued 119,191 shares of our common stock to vendors in lieu of cash for goods and services totaling $251,854, and in August of 2012 an additional 3,768 shares of our common stock were issued to one of these vendors for services totaling $7,160.

In each of November of 2012 and January of 2013, we issued 10,000 shares (20,000 shares total) of our common stock to one of our outside attorneys (Irving Pheterson, Esq.) for legal services rendered in satisfaction of a $10,000 ($20,000 total) account payable to such attorney.

On February 4, 2013, we issued 390,394 shares of our common stock to our landlord (1999 Mt. RB, LLC) in lieu of past rents due totaling $157,502 and for future rents due for the period of February 1, 2013 until November 30, 2013 of $90,889.  Concurrently with the issuance of our common stock in exchange for the satisfaction of the above-described past and future rents due, we issued our landlord a one-year warrant to purchase 600,000 shares of common stock at $1.00 per share. The warrants vested immediately, and have a one-year term.

On May 21, 2013, we issued 166,667 shares of the Company’s common stock for a strategic advisory agreement with Sunrise Financial Group, Inc.  Additionally, as part of this agreement we issued a warrant to purchase 640,351 shares of common stock at $0.73 per share, with a five-year term.

All of the securities referenced above were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), and/or Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act, based upon the following: (a) each of the persons to whom the securities were issued (each such person, an “Investor”) confirmed to the Company that it or he is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and has such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities, (b) there was no public offering or general solicitation with respect to the offering of such units, (c) each Investor was provided with certain disclosure materials and all other information requested with respect to the Company, (d) each Investor acknowledged that all securities being acquired were being acquired for investment intent and were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act and (e) a legend has been, or will be when issued, placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.  No commission or other remuneration was paid in connection with such transactions, and no underwriter participated.

On January 22, 2013, the Company issued 10-year warrants, which vested in full on the six-month anniversary of such issuance, to purchase a total of 250,000 shares of common stock at a purchase price of $1.20 per share to Michael Hughes as payment for business consulting and legal services provided by Mr. Hughes.  To the extent these warrants constituted a sale of securities, the transactions were exempt from registration under Sections 4(2) and 4(6) of the Securities Act.  The warrants were granted in transactions not involving a public offering and only to an accredited investor.  The consultant is an accredited investor under the Securities Act, was knowledgeable about the Company’s operations and financial condition and had access to such information. The transaction did not involve any form of general solicitation. The warrants were restricted from resale and was acquired for investment purposes only.  A copy of the form of this warrant agreement is attached hereto as Exhibit 10.22.

On January 22, 2013, the Company issued 10-year warrants, which vested in full on the one-year anniversary of such issuance, to purchase a total of 166,666 shares of common stock at a purchase price of $1.20 per share to Michael Hughes as payment for business consulting and legal services to be provided by Mr. Hughes.  To the extent these warrants constituted a sale of securities, the transactions were exempt from registration under Sections 4(2) and 4(6) of the Securities Act.  The warrants were granted in transactions not involving a public offering and only to an accredited investor.  The consultant is an accredited investor under the Securities Act, was knowledgeable about the Company’s operations and financial condition and had access to such information. The transaction did not involve any form of general solicitation. The warrants were restricted from resale and was acquired for investment purposes only.  A copy of the form of this warrant agreement is attached hereto as Exhibit 10.22.

On July 31, 2013, the Company issued five-year warrants, which vested in full upon issuance, to purchase a total of 350,000 shares of common stock at a purchase price of $0.30 per share to Baylow Advisors, LLC for consultant advisory services to be rendered to the Company.  Such consulting services shall include, without limitation, legal advisory services and the selling of Arista Power’s products in the New York City market, including, without limitation, introductions directly or indirectly to commercial building owners and management companies for commercial buildings.  Robert Wilon is the sole owner of Baylow Advisors, LLC.  To the extent these warrants constituted a sale of securities, the transactions were exempt from registration under Sections 4(2) and 4(6) of the Securities Act.  The warrants were granted in transactions not involving a public offering and only to an accredited investor.  The consultant is an accredited investor under the Securities Act, was knowledgeable about the Company’s operations and financial condition and had access to such information. The transaction did not involve any form of general solicitation. The warrants were restricted from resale and was acquired for investment purposes only.  A copy of the form of this warrant agreement is attached hereto as Exhibit 10.2.

On July 31, 2013, the Company issued five-year warrants, which vested in full upon issuance, to purchase a total of 200,000 shares of common stock at a purchase price of $0.30 per share to Charles LaLoggia for consultant services to be rendered to the Company.  Such consulting services shall include, without limitation, assistance with the Company’s the investor relations and public relations including, without limitation, the drafting of press releases and assistance with the drafting of investor presentations.  To the extent these warrants constituted a sale of securities, the transactions were exempt from registration under Sections 4(2) and 4(6) of the Securities Act.  The warrants were granted in transactions not involving a public offering and only to an accredited investor.  The consultant is an accredited investor under the Securities Act, was knowledgeable about the Company’s operations and financial condition and had access to such information. The transaction did not involve any form of general solicitation. The warrants were restricted from resale and was acquired for investment purposes only.  A copy of the form of this warrant agreement is attached hereto as Exhibit 10.2.

Exhibits and Financial Statements

The following documents are filed as part of this report:

(a) The following financial statements beginning at page F-1:

1.	Reports of Independent Registered Public Accounting Firm — EFP Rotenberg LLP
2.	Balance Sheets
3.	Statements of Operations
4.	Statements of Shareholders’ Equity
5.	Statements of Cash Flows
6.	Notes to Financial Statements

(c)          Exhibits. Upon written or oral request, we shall provide, at no cost, each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the reports or documents that are herein incorporated by reference, that are contained in the registration statement but not delivered herewith. Such a request shall be made to Arista Power, Inc., 1999 Mt. Read Boulevard, Rochester, New York 14614, Attention: Corporate Secretary.

Exhibit Number	Description of Document

3.1	Restated Certificate of Incorporation of Arista Power, Inc. (incorporated herein by reference to Exhibit 3.1 to Form 8-K filed on December 23, 2011).

3.2	Amended and Restated By-Laws of Arista Power, Inc. (incorporated herein by reference to Exhibit 3.2 to Form 8-K filed on May 20, 2011).

4.1	Specimen Stock Certificate (incorporated by reference herein to Exhibit 4.1 to the Registration Statement on Form S-1 of Arista Power, Inc. dated August 30, 2013).

5.1
Opinion of Schwell Wimpfheimer and Associates LLP regarding legality of securities being registered (incorporated by reference herein to Exhibit 5.1 to the Registration Statement on Form S-1 of Arista Power, Inc. dated August 30, 2013).

10.1	Securities Purchase Agreement, dated as of July 31, 2013 (incorporated by reference herein to Exhibit 10.1 to the Form 8-K/A filed on August 6, 2013).

10.2	Form of Warrant, dated as of July 31, 2013 (incorporated by reference herein to Exhibit 10.2 to the Form 8-K/A filed on August 6, 2013).

10.3	Arista Power, Inc. Amended and Restated 2008 Equity Incentive Plan (incorporated herein by reference to Schedule 14A, filed on April 5, 2013.

10.4	Form of Stock Option Agreement with Non-Employee Directors under 2008 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Form 10 filed on November 26, 2008).

10.5	Form of Stock Option Award Agreement with Employees/Consultants under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.15 to the Form S-1 filed on July 16, 2009).

10.6	Form of Stock Award Agreement under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.2 to the Form 8-K filed on December 17, 2009).

10.7
Employment Agreement between WindTamer Corporation (n/k/a Arista Power, Inc.) and William Schmitz, dated as of November 15, 2009 (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on November 16, 2009).

10.8
Termination of Employment Agreement between Arista Power, Inc. and William Schmitz, dated as of July 29, 2013 (incorporated by reference herein to Exhibit 10.36 to the Form 10-Q filed on August 13, 2013).

10.9
Employment Agreement between WindTamer Corporation (n/k/a Arista Power, Inc.) and Mark Matthews, dated as of December 17, 2009 (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on December 17, 2009).

10.10
Termination of Employment Agreement between Arista Power, Inc. and Mark Matthews, dated as of July 29, 2013 (incorporated by reference herein to Exhibit 10.34 to the Form 10-Q filed on August 13, 2013).

10.11
Employment Agreement between WindTamer Corporation (n/k/a Arista Power, Inc.) and Adeeb Saba, dated as of December 28, 2009 (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on December 29, 2009).

10.12	Termination of Employment Agreement between Arista Power, Inc. and Adeeb Saba, dated as of July 29, 2013 (incorporated by reference herein to Exhibit 10.35 to the Form 10-Q filed on August 13, 2013).

10.13
Employment Agreement between WindTamer Corporation (n/k/a Arista Power, Inc.) and Molly Hedges, dated as of March 1, 2010 (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on March 2, 2010).

10.14
Amendment No. 1 to Employment Agreement between WindTamer Corporation (n/k/a Arista Power, Inc.) and Molly Hedges, dated as of May 17, 2010 (incorporated by reference herein to Exhibit 10.14 to the Registration Statement on Form S-1 of Arista Power, Inc. dated August 30, 2013).

10.15
Amendment No. 2 to Employment Agreement between WindTamer Corporation (n/k/a Arista Power, Inc.) and Molly Hedges, dated as of May 22, 2013 (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on May 28, 2013).

10.16
Termination of Employment Agreement between Arista Power, Inc. and Molly Hedges, dated as of July 29, 2013 (incorporated by reference herein to Exhibit 10.33 to the Form 10-Q filed on August 13, 2013).

10.17
Loan Agreement, dated as of April 26, 2010, between WindTamer Corporation (n/k/a Arista Power, Inc.)  and First Niagara Bank , N.A. (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on April 27, 2010).

10.18
$1,000,000 Revolving Credit Note, dated as of April 26, 2010, among WindTamer Corporation (n/k/a Arista Power, Inc.) and First Niagara Bank, N.A.(incorporated by reference herein to Exhibit 10.2 to the Form 8-K on April 27, 2010).

10.19
Warrant Purchase Agreement, dated as of April 26, 2010, between WindTamer Corporation (n/k/a Arista Power, Inc.) and certain investors identified on Schedule 1 thereto (incorporated by reference herein to Exhibit 10.3 to the Form 8-K filed on April 27, 2010).

10.20
Assignment of Shares by Gerald E. Brock to WindTamer Corporation (n/k/a Arista Power, Inc.) , dated as of April 26, 2010 (incorporated by reference herein to Exhibit 10.4 to the Form 8-K filed on April 26, 2010).

10.21	Form of Subscription Agreement (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on December 30, 2010).

10.22	Form of Warrant Agreement (incorporated by reference herein to Exhibit 10.2 to the Form 8-K filed on December 30, 2010).

10.23	Form of Subscription Agreement (incorporated by reference herein to Exhibit 10.1 to the Form 10-Q filed on August 12, 2011).

10.24	Form of Warrant Agreement (incorporated by reference herein to Exhibit 10.2 to the Form 10-Q filed on August 12, 2011).

10.25	Form of Lock-Up Agreement (incorporated by reference herein to Exhibit 10.3 to the Form 10-Q filed on August 12, 2011).

10.26	Form of Subscription Agreement between Arista Power, Inc. and certain subscribers of units (incorporated by reference herein to Exhibit 10.20 to the Form 10-K filed on March 15, 2012).

10.27	Form of Warrant Agreement between Arista Power, Inc. and certain holders of warrants (incorporated by reference herein to Exhibit 10.21 to the Form 10-K filed on March 15, 2012).

10.28	Form of Lock-Up Agreement between Arista Power, Inc. and certain subscribers of units (incorporated by reference herein to Exhibit 10.22 to the Form 10-K filed on March 15, 2012).

10.29
Business Cooperation Agreement between Arista Power, Incorporated and GEMx Technologies, LLC (a/k/a GE Energy Storage) (incorporated by reference herein to Exhibit 10.23 to the Form 10-Q filed on May 7, 2012)

10.30
Loan Agreement, dated as of September 4, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.24 to the Form 10-Q filed on November 13, 2012).

10.31
Revolving Credit Note, dated as of September 4, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.24 to the Form 10-Q filed on November 13, 2012)

10.32
Warrant Purchase Agreement, dated as of September 4, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.24 to the Form 10-Q filed on November 13, 2012).

10.33
Loan Agreement, dated as of November 13, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.27 to the Form 10-K filed on March 28, 2013).

10.34
Revolving Credit Note, dated as of November 13, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.28 to the Form 10-K filed on March 28, 2013).

10.35
Warrant Purchase Agreement, dated as of November 13, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.29 to the Form 10-K filed on March 28, 2013).

10.36
Loan Agreement, dated as of December 21, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.30 to the Form 10-K filed on March 28, 2013).

10.37
Revolving Credit Note, dated as of December 21, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.31 to the Form 10-K filed on March 28, 2013).

10.38
Warrant Purchase Agreement, dated as of December 21, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.32 to the Form 10-K filed on March 28, 2013).

10.39	Contract for Services for 166kW Solar PV System (incorporated by reference herein to Exhibit 10.37 to the Form 10-Q filed on August 13, 2013)

10.40
Loan Agreement, dated as of May 29, 2013 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.40 to the Registration Statement on Form S-1 of Arista Power, Inc. dated August 30, 2013)

21*	Subsidiaries of the Registrant

23.1*	Consent of EFP Rotenberg, LLP.

23.2	Consent of Schwell Wimpfheimer and Associates LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference herein to Exhibit 24.1 to the Registration Statement on Form S-1 of Arista Power, Inc. dated August 30, 2013).

* Filed herewith

Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relation to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on October 3, 2013.

ARISTA POWER, INC.

By:	/s/ William A. Schmitz
William A. Schmitz
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-1 Registration Statement has been signed by the following persons in the capacities indicated as of October 3, 2013.

	Signature	Title

	/s/ William A. Schmitz	Chief Executive Officer and Director
	William A. Schmitz	(Principal Executive Officer)

	*	Chief Financial Officer, Vice President of Finance and Treasurer
	Molly Hedges	(Principal Financial Officer and Principal Accounting Officer)

	*	Chairman of the Board and Director
Dov Schwell

	*	Director
Mark Matthews

	*	Director
Steven DiNunzio

	*	Director
Ira. A. Greenstein

	*	Director
George Naselaris

By:	/s/ William A. Schmitz
William A. Schmitz, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Restated Certificate of Incorporation of Arista Power, Inc. (incorporated herein by reference to Exhibit 3.1 to Form 8-K filed on December 23, 2011).

3.2	Amended and Restated By-Laws of Arista Power, Inc. (incorporated herein by reference to Exhibit 3.2 to Form 8-K filed on May 20, 2011).

4.1	Specimen Stock Certificate (incorporated by reference herein to Exhibit 4.1 to the Registration Statement on Form S-1 of Arista Power, Inc. dated August 30, 2013).

5.1
Opinion of Schwell Wimpfheimer and Associates LLP regarding legality of securities being registered (incorporated by reference herein to Exhibit 5.1 to the Registration Statement on Form S-1 of Arista Power, Inc. dated August 30, 2013).

10.1	Securities Purchase Agreement, dated as of July 31, 2013 (incorporated by reference herein to Exhibit 10.1 to the Form 8-K/A filed on August 6, 2013).

10.2	Form of Warrant, dated as of July 31, 2013 (incorporated by reference herein to Exhibit 10.2 to the Form 8-K/A filed on August 6, 2013).

10.3	Arista Power, Inc. Amended and Restated 2008 Equity Incentive Plan (incorporated herein by reference to Schedule 14A, filed on April 5, 2013.

10.4	Form of Stock Option Agreement with Non-Employee Directors under 2008 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Form 10 filed on November 26, 2008).

10.5	Form of Stock Option Award Agreement with Employees/Consultants under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.15 to the Form S-1 filed on July 16, 2009).

10.6	Form of Stock Award Agreement under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.2 to the Form 8-K filed on December 17, 2009).

10.7
Employment Agreement between WindTamer Corporation (n/k/a Arista Power, Inc.) and William Schmitz, dated as of November 15, 2009 (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on November 16, 2009).

10.8
Termination of Employment Agreement between Arista Power, Inc. and William Schmitz, dated as of July 29, 2013 (incorporated by reference herein to Exhibit 10.36 to the Form 10-Q filed on August 13, 2013).

10.9
Employment Agreement between WindTamer Corporation (n/k/a Arista Power, Inc.) and Mark Matthews, dated as of December 17, 2009 (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on December 17, 2009).

10.10
Termination of Employment Agreement between Arista Power, Inc. and Mark Matthews, dated as of July 29, 2013 (incorporated by reference herein to Exhibit 10.34 to the Form 10-Q filed on August 13, 2013).

10.11
Employment Agreement between WindTamer Corporation (n/k/a Arista Power, Inc.) and Adeeb Saba, dated as of December 28, 2009 (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on December 29, 2009).

10.12	Termination of Employment Agreement between Arista Power, Inc. and Adeeb Saba, dated as of July 29, 2013 (incorporated by reference herein to Exhibit 10.35 to the Form 10-Q filed on August 13, 2013).

10.13
Employment Agreement between WindTamer Corporation (n/k/a Arista Power, Inc.) and Molly Hedges, dated as of March 1, 2010 (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on March 2, 2010).

10.14
Amendment No. 1 to Employment Agreement between WindTamer Corporation (n/k/a Arista Power, Inc.) and Molly Hedges, dated as of May 17, 2010 (incorporated by reference herein to Exhibit 10.14 to the Registration Statement on Form S-1 of Arista Power, Inc. dated August 30, 2013).

10.15
Amendment No. 2 to Employment Agreement between WindTamer Corporation (n/k/a Arista Power, Inc.) and Molly Hedges, dated as of May 22, 2013 (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on May 28, 2013).

10.16
Termination of Employment Agreement between Arista Power, Inc. and Molly Hedges, dated as of July 29, 2013 (incorporated by reference herein to Exhibit 10.33 to the Form 10-Q filed on August 13, 2013).

10.17
Loan Agreement, dated as of April 26, 2010, between WindTamer Corporation (n/k/a Arista Power, Inc.)  and First Niagara Bank , N.A. (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on April 27, 2010).

10.18
$1,000,000 Revolving Credit Note, dated as of April 26, 2010, among WindTamer Corporation (n/k/a Arista Power, Inc.) and First Niagara Bank, N.A.(incorporated by reference herein to Exhibit 10.2 to the Form 8-K on April 27, 2010).

10.19
Warrant Purchase Agreement, dated as of April 26, 2010, between WindTamer Corporation (n/k/a Arista Power, Inc.) and certain investors identified on Schedule 1 thereto (incorporated by reference herein to Exhibit 10.3 to the Form 8-K filed on April 27, 2010).

10.20
Assignment of Shares by Gerald E. Brock to WindTamer Corporation (n/k/a Arista Power, Inc.) , dated as of April 26, 2010 (incorporated by reference herein to Exhibit 10.4 to the Form 8-K filed on April 26, 2010).

10.21	Form of Subscription Agreement (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed on December 30, 2010).

10.22	Form of Warrant Agreement (incorporated by reference herein to Exhibit 10.2 to the Form 8-K filed on December 30, 2010).

10.23	Form of Subscription Agreement (incorporated by reference herein to Exhibit 10.1 to the Form 10-Q filed on August 12, 2011).

10.24	Form of Warrant Agreement (incorporated by reference herein to Exhibit 10.2 to the Form 10-Q filed on August 12, 2011).

10.25	Form of Lock-Up Agreement (incorporated by reference herein to Exhibit 10.3 to the Form 10-Q filed on August 12, 2011).

10.26	Form of Subscription Agreement between Arista Power, Inc. and certain subscribers of units (incorporated by reference herein to Exhibit 10.20 to the Form 10-K filed on March 15, 2012).

10.27	Form of Warrant Agreement between Arista Power, Inc. and certain holders of warrants (incorporated by reference herein to Exhibit 10.21 to the Form 10-K filed on March 15, 2012).

10.28	Form of Lock-Up Agreement between Arista Power, Inc. and certain subscribers of units (incorporated by reference herein to Exhibit 10.22 to the Form 10-K filed on March 15, 2012).

10.29
Business Cooperation Agreement between Arista Power, Incorporated and GEMx Technologies, LLC (a/k/a GE Energy Storage) (incorporated by reference herein to Exhibit 10.23 to the Form 10-Q filed on May 7, 2012)

10.30
Loan Agreement, dated as of September 4, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.24 to the Form 10-Q filed on November 13, 2012).

10.31
Revolving Credit Note, dated as of September 4, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.24 to the Form 10-Q filed on November 13, 2012)

10.32
Warrant Purchase Agreement, dated as of September 4, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.24 to the Form 10-Q filed on November 13, 2012).

10.33
Loan Agreement, dated as of November 13, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.27 to the Form 10-K filed on March 28, 2013).

10.34
Revolving Credit Note, dated as of November 13, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.28 to the Form 10-K filed on March 28, 2013).

10.35
Warrant Purchase Agreement, dated as of November 13, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.29 to the Form 10-K filed on March 28, 2013).

10.36
Loan Agreement, dated as of December 21, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.30 to the Form 10-K filed on March 28, 2013).

10.37
Revolving Credit Note, dated as of December 21, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.31 to the Form 10-K filed on March 28, 2013).

10.38
Warrant Purchase Agreement, dated as of December 21, 2012 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.32 to the Form 10-K filed on March 28, 2013).

10.39	Contract for Services for 166kW Solar PV System (incorporated by reference herein to Exhibit 10.37 to the Form 10-Q filed on August 13, 2013)

10.40
Loan Agreement, dated as of May 29, 2013 by and between Arista Power, Incorporated and TMK-ENT, Incorporated (incorporated by reference herein to Exhibit 10.40 to the Registration Statement on Form S-1 of Arista Power, Inc. dated August 30, 2013).

21*	Subsidiaries of the Registrant

23.1*	Consent of EFP Rotenberg, LLP.

23.2	Consent of Schwell Wimpfheimer and Associates LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference herein to Exhibit 24.1 to the Registration Statement on Form S-1 of Arista Power, Inc. dated August 30, 2013).